As filed with the U.S. Securities and Exchange Commission on September 26, 2024.

Registration No. 377-07446

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM F-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

BloomZ Inc.
(Exact name of registrant as specified in its charter)

Cayman Islands	7819	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Toyo Recording 1F, 4-5-19 Akasaka
Minato-ku, Tokyo 107-0052
Japan
+81 050-3138-4984
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Cogency Global Inc.
122 East 42nd Street, 18th Floor
New York, NY 10168
Telephone: (800) 221-0102

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Ying Li, Esq.
Lisa Forcht, Esq.

Hunter Taubman Fischer & Li LLC

950 Third Avenue, 19th Floor

New York, NY 10022

212-530-2206

Approximate date of commencement of proposed sale to the public: Promptly after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the United States Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION	PRELIMINARY PROSPECTUS DATED SEPTEMBER 26, 2024

8,244,800 Ordinary Shares

This prospectus relates to the offer and resale by the selling shareholders identified in this prospectus (each, a “Selling Shareholder” and, collectively, the “Selling Shareholders”) of an aggregate of 8,244,800 ordinary shares of BloomZ Inc. (the “Company,” “we,” “us” or “our”), par value $0.00000002 (the “Resale Shares”).

The Resale Shares will be resold from time to time by the Selling Shareholders listed in the section titled “Selling Shareholders” beginning on page 32.

The Selling Shareholders, or their respective transferees, pledgees, donees or other successors-in-interest, may sell the Resale Shares through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. The Selling Shareholders may sell any, all or none of the securities offered by this prospectus, and we do not know when or in what amount the Selling Shareholders may sell their Resale Shares hereunder following the effective date of this registration statement. We provide more information about how a Selling Shareholders may sell their Resale Shares in the section titled “Plan of Distribution” on page 93.

We are registering the Resale Shares on behalf of the Selling Shareholders, to be offered and sold by them from time to time. We will not receive any proceeds from the sale of the Resale Shares by the Selling Shareholders in the offering described in this prospectus. We have agreed to bear all of the expenses incurred in connection with the registration of the Resale Shares. The Selling Shareholders will pay or assume the obligation to pay any discounts, commissions, fees of underwriters, selling brokers or dealer managers and similar expenses, if any, incurred for the sale of the Resale Shares.

Our ordinary shares, par value $0.00000002 per share (the “Ordinary Shares”), are currently listed on the Nasdaq Capital Market under the symbol “BLMZ.”

We are an “emerging growth company” as defined under applicable U.S. securities laws and are eligible for reduced public company reporting requirements. Please read the disclosures beginning on page 7 of this prospectus for more information.

Investing in our Ordinary Shares, including the Resale Shares, involves a high degree of risk, including the risk of losing your entire investment. See “Risk Factors” beginning on page 10 to read about factors you should consider before buying the Resale Shares.

Neither the U.S. Securities and Exchange Commission nor any state securities commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is             , 2024

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About this Prospectus

This prospectus describes the general manner in which the Selling Shareholders may offer from time to time 8,244,800 Ordinary Shares that comprise the Resale Shares. You should rely only on the information contained in this prospectus and the related exhibits, any prospectus supplement or amendment thereto and the documents incorporated by reference, or to which we have referred you, before making your investment decision. Neither we nor the Selling Shareholders have authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus, any prospectus supplement or amendments thereto do not constitute an offer to sell, or a solicitation of an offer to purchase, the Resale Shares offered by this prospectus, any prospectus supplement or amendments thereto in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer or solicitation of an offer in such jurisdiction. You should not assume that the information contained in this prospectus, any prospectus supplement or amendments thereto, as well as information we have previously filed with the U.S. Securities and Exchange Commission (the “SEC”), is accurate as of any date other than the date on the front cover of the applicable document. For the avoidance of doubt, no offer or invitation to subscribe for Ordinary Shares is made to the public in the Cayman Islands. The information contained in this prospectus is current only as of the date on the front cover of the prospectus. Our business, financial condition, results of operations, and prospects may have changed since that date.

If necessary, the specific manner in which the Resale Shares may be offered and sold will be described in a supplement to this prospectus, which supplement may also add, update or change any of the information contained in this prospectus. To the extent there is a conflict between the information contained in this prospectus and any prospectus supplement, you should rely on the information in such prospectus supplement, provided that if any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference in this prospectus or any prospectus supplement—the statement in the document having the later date modifies or supersedes the earlier statement.

Neither the delivery of this prospectus nor any distribution of Resale Shares pursuant to this prospectus shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated by reference into this prospectus or in our affairs since the date of this prospectus. Our business, financial condition, results of operations and prospects may have changed since such date.

Our functional currency and reporting currency are the Japanese yen (“JPY” or “¥”), the legal currency of Japan. The terms “dollar” or “$” refer to U.S. dollars, the legal currency of the United States. Convenience translations included in this prospectus of Japanese yen into U.S. dollars have been made at the exchange rates of ¥151.22=$1.00, which was the foreign exchange rate on March 29, 2024, as reported by the Board of Governors of the Federal Reserve System (the “U.S. Federal Reserve”) in its weekly release on April 1, 2024. Historical and current exchange rate information may be found at https://www.federalreserve.gov/releases/h10/.

Conventions that Apply to this Prospectus

Unless otherwise indicated or the context requires otherwise, references in this prospectus to:

●	“BloomZ Cayman” are to BloomZ Inc., an exempted company limited by shares incorporated under the laws of the Cayman Islands;

●	“BloomZ Japan” are to Kabushiki Kaisha BloomZ, a limited liability company organized under the laws of Japan and a wholly owned subsidiary of BloomZ Cayman;

●	“IPO” are to the Company’s initial public offering of 1,250,000 Ordinary Shares completed on July 25, 2024;

●	“Nasdaq” are to the Nasdaq Stock Market LLC;

●	“Ordinary Shares” are to ordinary shares of BloomZ Cayman, par value $0.00000002 per share;

●	“Production committee” are to a committee responsible for the production of the animation/video game, formed by an animation/video game-producing company, BloomZ Japan, and other investors;

●	“SEC” are to the U.S. Securities and Exchange Commission; and

●	“we,” “us,” “our,” “our Company,” or the “Company” are to one or more of BloomZ Cayman and its operating subsidiary, BloomZ Japan, as the case may be.

On December 11, 2023, the Company’s shareholders approved a sub-division of the Company’s authorized and issued Ordinary Shares at a ratio of 1:5,000, which became effective on December 11, 2023. As a result of the sub-division, the authorized share capital of the Company became US$50,000 divided into 2,500,000,000,000 shares of a par value of US$0.00000002 each, of which 11,185,000 Ordinary Shares were issued and outstanding after the sub-division. Unless otherwise indicated, all share amounts and per share amounts in this prospectus have been presented to give effect to the 1-for-5,000 sub-division of our Ordinary Shares.

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PROSPECTUS SUMMARY

The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements included elsewhere in this prospectus. In addition to this summary, we urge you to read the entire prospectus carefully, especially the risks of investing in our Ordinary Shares, discussed under “Risk Factors,” before deciding whether to buy our Ordinary Shares.

Overview

We conduct all of our operations through our subsidiary in Japan, BloomZ Japan. BloomZ Japan is an audio producing and voice actor managing company, which aims to promote voice acting to the world stage, as an essential component of animation and an aspect of Japanese culture. Since our inception in 2017, we have been devoting ourselves to providing audio production services as well as voice acting educational services to Japanese youth who wish to become professional voice actors.

We are currently engaged in three lines of business: (i) the audio production business; (ii) the VTuber management business; and (iii) the voice actor workshop business.

Audio Production Business

Since our inception in 2017, we have provided comprehensive audio production services for animation and video games. The procedure of comprehensive audio production begins once the animation/video game-producing company initially completes the visual works of the animation/video game and generally consists of dubbing, background music (“BGM”) producing, and mixing.

We have developed certain cooperating models with animation/video game-producing companies, under which we receive the audio production fees from the production committee/video game-producing companies for our comprehensive audio production services. In particular, we can choose to invest in the whole animation-producing project under the cooperating model for animation production and would be entitled to share the profit based on our investment ratio after the animations are sold.

The fees paid by the production committee/video game-producing companies for our comprehensive audio production services are the primary income of our audio production business, and they amounted to approximately JPY54,650 thousand, JPY63,835 thousand and JPY120,121 thousand during the six months ended March 31, 2024 and the fiscal years ended September 30, 2023 and 2022, which accounted for approximately 44.7%, 49.8% and 83.2% of our total revenue for those periods, respectively.

VTuber Management Business

We commenced our VTuber management business in December 2021. A “VTuber” is a virtual character (animated character) we create by utilizing motion-capture technology for our streamers to provide their voice to stream real-time videos featuring human facial expressions and gestures, which can also communicate and interact with audiences through the chat function by embedding in live-streaming platforms.

“Hoshimeguri Gakuen” is a VTuber group consisting of 16 of the affiliated VTubers, as of the date of this prospectus, we have managed and operated since its debut in December 2021. Our affiliated VTubers mainly focus on real-time live streaming on online platforms such as YouTube, a video distribution platform operated by Google LLC; FANBOX, a sharing platform that allows creators to present their photos, music, films and other forms of artwork operated by Pixiv Inc.; and BOOTH, an online marketplace for creators sell their artwork operated by Pixiv Inc., such as chatting, singing, and game live streaming. Besides interactive real-time live streaming, we also sell goods and digital merchandise featuring the virtual characters of our affiliated VTubers on FANBOX and BOOTH. In addition, our affiliated VTubers also participate and perform in online live streaming events held by other companies, such as VirtualThruLens, a VTuber online live streaming event held by Avex Entertainment Inc.

Most of the revenue of the VTuber management business was from the profits distributed by the online platforms and the performing fees distributed by the host companies of live streaming events. For the six months ended March 31, 2024 and the fiscal years ended September 30, 2023 and 2022, the revenue generated from the VTuber management business was JPY59,083 thousand, JPY57,442 thousand and JPY18,630 thousand, which accounted for approximately 48.3%, 44.8% and 12.8% of our total revenue for those periods, respectively. Among the sources of revenue generated from the VTuber management business during the six months ended March 31, 2024, 24.6%, 51.0%, 1.4%, and 23.0% came from YouTube, BOOTH, FANBOX, and others, respectively. During the fiscal year ended September 30, 2023, 29.0%, 42.5%, 2.1%, and 26.3% came from YouTube, BOOTH, FANBOX, and others, respectively. During the fiscal year ended September 30, 2022, 54.0%, 26.4%, 6.6%, and 13% came from YouTube, BOOTH, FANBOX, and others, respectively.

Voice Actor Workshop Business

We have provided professional and practical voice acting educational services through our voice actor workshops since our inception in 2017. In cooperation with active professional voice actors, we regularly host physical voice actor workshops four times a month in the studios leased by CyberStep, Inc., one of our principal shareholders (“CyberStep”), in Tokyo, Japan. CyberStep permits such use at no charge.

To cultivate young voice actors and their abilities to work as a professional, we provide our members basic vocalization-related lessons and combine actual animation and video game scripts into the training sections to equip them with practical skills and mannerisms in dubbing and audio production. As of March 31, 2024, we had a total of 70 registered members who had participated in our workshops.

We generally charge every registered member a membership fee of JPY22 thousand monthly for four lessons in one month. Membership fees from the registered members provide the primary income of our voice actor workshop business, and they amounted to JPY2,040 thousand, JPY5,054 thousand and JPY5,805 thousand during the six months ended March 31, 2024 and the fiscal years ended September 30, 2023 and 2022, which accounted for approximately 1.7%, 3.9% and 4.0% of our total revenue for those periods, respectively.

Competitive Strengths

We believe that the following competitive strengths have contributed to our success and differentiated us from our competitors:

●	visionary and experienced management team with strong technical and operational expertise;

●	innovative vision and operating philosophy;

●	close connections with a large variety of talented voice actors and VTubers; and

●	strong support from a large video game-producing company.

Growth Strategies

We intend to develop our business and strengthen brand loyalty by implementing the following strategies:

●	continue to focus on maintaining and improving the quality and quantity of our audio production services;

●	maintain and further develop business relationships with our existing and potential clients in the animation and video game industries;

●	continue to invest in securing talented and competent voice actors and VTubers;

●	expand into the fields of planning and producing our own animation and TV programs; and

●	invest in animation production committees to acquire rights outside of comprehensive audio production.

Summary of Risk Factors

Investing in our Ordinary Shares, including the Resale Shares, involves significant risks. You should carefully consider all of the information in this prospectus before making an investment in our Ordinary Shares. Below please find a summary of the principal risks we face, organized under relevant headings. These risks are discussed more fully in the section titled “Risk Factors.”

Risks Related to Our Business and Industry

Risks and uncertainties related to our business include, but are not limited to, the following:

●	we have had significant accumulated deficits as of March 31, 2024, September 30, 2023 and 2022, which raises substantial doubt about our ability to continue as a going concern. Our ability to continue as a going concern depends on our being able to attract and retain revenue generating customers, acquire new customer contracts, and secure additional financing (see page 10 of this prospectus);

●	we operate in highly competitive markets and our failure to compete effectively could adversely affect our results of operations (see page 10 of this prospectus);

●	if we are unable to retain the existing clients for our audio production and voice actor workshop businesses, our results of operations will be materially and adversely affected (see page 11 of this prospectus);

●	if we fail to retain our existing fans or further grow our fan base, the operation, profitability, and prospects of our VTuber management business may be materially and adversely affected (see page 11 of this prospectus);

●	we may fail to cultivate, attract, and retain talented and competent voice actors and VTubers, which may materially and negatively affect our audio production and VTuber management businesses and operations (see page 12 of this prospectus);

●	contractual disputes with our collaborating voice actors and affiliated VTubers may harm our reputation and subject us to contractual liabilities, and may be costly or time-consuming to resolve (see page 12 of this prospectus);

●	if we are no longer able to benefit from CyberStep’s support, our business may be adversely affected (see page 12 of this prospectus);

●	our limited operating history in rapidly evolving industries makes it difficult to accurately forecast our future operating results and evaluate our business prospects (see page 13 of this prospectus);

●	our financial condition, results of operations, and cash flows have been adversely affected by the COVID-19 pandemic (see page 13 of this prospectus);

●	our businesses are all operated in Japan, and our current business and future growth could be materially and adversely affected if we experience a decline in clients in Japan (see page 14 of this prospectus);

●	a downturn in the economy of the markets in which our audio production services, VTuber live streaming services and voice acting educational services are provided may affect clients’ and fans’ willingness to spend on extracurricular education and entertainment services, which could delay our growth strategy and directly or indirectly have a material adverse effect on our business, financial condition, profitability, and cash flows (see page 14 of this prospectus);

●	our management has a limited history managing rapid expansion. If we cannot effectively and efficiently manage our growth strategy, our results of operations or profitability could be materially and adversely affected (see page 15 of this prospectus);

●	any negative publicity about us, our business, shareholders, affiliates, directors, officers, and other employees may materially and adversely affect our reputation and business (see page 15 of this prospectus);

●	if we are unable to provide a high-quality customer experience, our business, reputation, financial condition, and results of operations may be materially and adversely affected (see page 16 of this prospectus);

●	our business depends on the continued success of our brand, and if we fail to maintain and enhance the recognition of our brand, we may face difficulty increasing our network of clients, fans, members, and collaborating voice actors and affiliated VTubers, and our reputation and operating results may be harmed (see page 16 of this prospectus);

●	unauthorized use of our intellectual property by third parties and expenses incurred in protecting our intellectual property rights may adversely affect our business, reputation, and competitive edge (see page 17 of this prospectus);

●	third parties may claim that we infringe on their proprietary intellectual property rights, which could cause us to incur significant legal expenses and prevent us from promoting our services (see page 17 of this prospectus);

●	our current insurance policies may not provide adequate levels of coverage against all claims and we may incur losses that are not covered by our insurance (see page 18 of this prospectus);

●	data security breaches and attempts thereof could negatively affect our reputation, credibility, and business (see page 18 of this prospectus);

●	our ability to operate our VTuber management business depends on the development and maintenance of live streaming platforms and the Internet infrastructure operated by third parties (see page 18 of this prospectus);

●	we may need additional capital in the future to pursue our business objectives (see page 18 of this prospectus);

●	if we fail to attract, recruit, or retain our key personnel, including our executive officers, senior management, and key employees, our ongoing operations and growth could be affected (see page 19 of this prospectus); and

●	we may from time to time be subject to claims, controversies, lawsuits, and legal proceedings, which could adversely affect our business, prospects, results of operations, and financial condition (see page 19 of this prospectus).

Risks Relating to this Offering and the Trading Market

In addition to the risks described above, we are subject to general risks and uncertainties relating to this offering and the trading market, including, but not limited to, the following:

●	the market price of our Ordinary Shares may be volatile or may decline, regardless of our operating performance, and you may not be able to resell your shares at or above the initial public offering price (see page 19 of this prospectus);

●	we may experience extreme stock price volatility unrelated to our actual or expected operating performance, financial condition, or prospects, making it difficult for prospective investors to assess the rapidly changing value of our Ordinary Shares (see page 20 of this prospectus);

●	if we fail to implement and maintain an effective system of internal controls or fail to remediate the material weaknesses in our internal control over financial reporting that have been identified, we may fail to meet our reporting obligations or be unable to accurately report our results of operations or prevent fraud, and investor confidence and the market price of our Ordinary Shares may be materially and adversely affected (see page 21 of this prospectus);

●	as a public company, we incur substantially increased costs as compared to when we were a private company (see page 21 of this prospectus);

●	the sale or availability for sale of substantial amounts of our Ordinary Shares could adversely affect their market price (see page 22 of this prospectus);

●	we do not intend to pay dividends for the foreseeable future (see page 22 of this prospectus);

●	if securities or industry analysts do not publish research or reports about our business, or if they publish a negative report regarding our Ordinary Shares, the price of our Ordinary Shares and trading volume could decline (see page 23 of this prospectus);

●	if we cease to qualify as a foreign private issuer, we would be required to comply fully with the reporting requirements of the Exchange Act applicable to U.S. domestic issuers, and we would incur significant additional legal, accounting and other expenses that we would not incur as a foreign private issuer (see page 23 of this prospectus);

●	because we are a foreign private issuer and are exempt from certain Nasdaq corporate governance standards applicable to U.S. issuers, you will have less protection than you would have if we were a domestic issuer (see page 23 of this prospectus);

●	if we cannot continue to satisfy the listing requirements and other rules of the Nasdaq Capital Market, our securities may be delisted, which could negatively impact the price of our securities and your ability to sell them (see page 24 of this prospectus);

●	anti-takeover provisions in our articles of association may discourage, delay, or prevent a change in control (see page 24 of this prospectus);

●	our board of directors may decline to register transfers of Ordinary Shares in certain circumstances (see page 24 of this prospectus);

●	we are an “emerging growth company” within the meaning of the Securities Act, and if we take advantage of certain exemptions from disclosure requirements available to emerging growth companies, this will make it more difficult to compare our performance with other public companies (see page 25 of this prospectus);

●	because we are an “emerging growth company,” we may not be subject to requirements that other public companies are subject to, which could affect investor confidence in us and our Ordinary Shares (see page 25 of this prospectus);

●	you may have difficulty enforcing judgments against us (see page 25 of this prospectus);

●	the laws of the Cayman Islands may not provide our shareholders with benefits comparable to those provided to shareholders of corporations incorporated in the United States (see page 26 of this prospectus);

●	you may be unable to present proposals before annual general meetings or extraordinary general meetings not called by shareholders (see page 26 of this prospectus);

●	if we are classified as a passive foreign investment company, United States taxpayers who own our Ordinary Shares may have adverse United States federal income tax consequences (see page 26 of this prospectus); and

●	our shareholders may be held liable for claims by third parties against us to the extent of distributions received by them upon redemption of their shares (see page 26 of this prospectus).

Corporate Information

Our principal executive offices are located at Toyo Recording 1F, 4-5-19 Akasaka, Minato-ku, Tokyo 107-0052, Japan, and our phone number is +81 050-3138-4984. Our registered office in the Cayman Islands is located at the offices of Conyers Trust Company (Cayman) Limited, whose physical address is Cricket Square, Hutchins Drive, P.O. Box 2681 Grand Cayman, KY1-1111, Cayman Islands. We maintain a corporate website at https://www.bloomz-inc.com. The information contained in, or accessible from, our website or any other website does not constitute a part of this prospectus. Our agent for service of process in the United States is Cogency Global Inc., located at 122 East 42nd Street, 18th Floor, New York, NY 10168.

Corporate Structure

We are a Cayman Islands exempted company limited by shares incorporated on April 14, 2023. Exempted companies are Cayman Island companies conducting business mainly outside the Cayman Islands and, as such, are exempted from complying with certain provisions of the Companies Act (as amended) of the Cayman Islands (the “Cayman Companies Act”).

The following diagram illustrates our corporate structure as of the date of this prospectus. For more details on our corporate history, please refer to “Corporate History and Structure.”

Impact of the COVID-19 Pandemic on Our Operations and Financial Performance

While our business was not materially affected by the COVID-19 pandemic during the six months ended March 31, 2024 and the fiscal year ended September 30, 2023, it was substantially and adversely affected during the fiscal years ended September 30, 2022 and 2021. The global outbreak of COVID-19 adversely impacted Japan between the beginning of 2020 and the first half of 2023. During such period, the Japanese government issued several Declarations of Emergency, requesting the closing of non-essential activities and businesses across the country as a preemptive safeguard against the spread of COVID-19. This situation adversely impacted businesses across the country, particularly in the education and entertainment fields in which we operate.

Audio Production

During the fiscal years ended September 30, 2022 and 2021, many of the orders for audio production services we had received were postponed, due to the cessation of the entirety of animation production projects in compliance with the government COVID-19 policies. In addition, the progress of a few audio productions was delayed, as some of our collaborating voice actors were infected with COVID-19. Our audio production business was not materially affected by the COVID-19 pandemic during the six months ended March 31, 2024 and the fiscal year ended September 30, 2023, because fewer orders for audio production services were postponed, as fewer animation production projects were deferred or canceled, as compared to the fiscal years ended September 30, 2022 and 2021. However, the revenue generated from the audio production business during the fiscal year ended September 30, 2023 nevertheless decreased by 46.9% compared to the fiscal year ended September 30, 2022, due to a reason unrelated to the COVID-19 pandemic. The decrease was mainly because we were devoting ourselves to several large projects that are expected to take a few years to complete during the fiscal year ended September 30, 2023, and thus, fewer revenue-generating projects were completed during such period compared to the fiscal year ended September 30, 2022. The revenue generated from the audio production business during the six months ended March 31, 2024 increased compared to the same period in the prior year.

VTuber Management

COVID-19 significantly affected the streaming schedule due to infections afflicting our affiliated VTubers during fiscal year 2022. In addition, offline events featuring our affiliated VTubers we planned to hold and expected to significantly contribute to the revenue were canceled in fiscal year 2022, either in compliance with the government’s COVID-19 policies or due to the infection of our affiliated VTubers. Since fewer of our affiliated VTubers were infected with COVID-19 and most of our infected affiliated VTubers had recovered from COVID-19, the streaming schedule during the six months ended March 31, 2024 and the fiscal year 2023 was not as significantly affected as it was during the fiscal year 2022. Consequently, during the six months ended March 31, 2024 and the fiscal year ended September 30, 2023, the number of VTubers available for live streaming increased, which led to higher advertisement revenue, and thus, the revenue generated from the VTuber management business significantly increased.

Voice Actor Workshops

Our physical voice actor workshops were frequently canceled, in compliance with the government policies during the fiscal years ended September 30, 2022 and 2021, due to the COVID-19 pandemic. While our voice actor workshop business was not materially affected by the COVID-19 pandemic during the six months ended March 31, 2024 and the fiscal year ended September 30, 2023, as no physical voice actor workshops were canceled during these periods, the revenue generated from the voice actor workshop business decreased compared to the same period in the prior year. The decrease is primarily because the Company focused on the operation of the VTuber management business rather than the recruitment of members for the voice actor workshops during the six months ended March 31, 2024 and the fiscal year ended September 30, 2023.

The extent of any future impact of the COVID-19 pandemic on our business is still highly uncertain and cannot be predicted as of the date of this prospectus. Any potential impact to our operating results will depend, to a large extent, on future developments and new information that may emerge regarding the duration and severity of the COVID-19 pandemic and the actions taken by government authorities to contain the spread of the COVID-19 pandemic, almost all of which are beyond our control.

See “Risk Factors — Risks Related to Our Business and Industry — Our financial condition, results of operations, and cash flows have been adversely affected by the COVID-19 pandemic” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations — COVID-19 Pandemic Affecting Our Results of Operations.”

Implications of Our Being an “Emerging Growth Company”

As a company with less than $1.235 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the “JOBS Act.” An “emerging growth company” may take advantage of reduced reporting requirements that are otherwise applicable to larger public companies. In particular, as an emerging growth company, we:

●	may present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations;

●	are not required to provide a detailed narrative disclosure discussing our compensation principles, objectives and elements and analyzing how those elements fit with our principles and objectives, which is commonly referred to as “compensation discussion and analysis”;

●	are not required to obtain an attestation and report from our auditors on our management’s assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;

●	are not required to obtain a non-binding advisory vote from our shareholders on executive compensation or golden parachute arrangements (commonly referred to as the “say-on-pay,” “say-on frequency,” and “say-on-golden-parachute” votes);

●	are exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and chief executive officer pay ratio disclosure;

●	are eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act; and

●	will not be required to conduct an evaluation of our internal control over financial reporting until our second annual report on Form 20-F following the effectiveness of our initial public offering.

We intend to take advantage of all of these reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act. Our election to use the phase-in periods may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the phase-in periods under §107 of the JOBS Act.

Under the JOBS Act, we may take advantage of the above-described reduced reporting requirements and exemptions until we no longer meet the definition of an emerging growth company. The JOBS Act provides that we would cease to be an “emerging growth company” at the end of the fiscal year in which the fifth anniversary of our initial sale of common equity pursuant to a registration statement declared effective under the Securities Act of 1933, as amended (the “Securities Act”) occurred, if we have more than $1.235 billion in annual revenue, have more than $700 million in market value of our Ordinary Shares held by non-affiliates, or issue more than $1 billion in principal amount of non-convertible debt over a three-year period.

Foreign Private Issuer Status

We are a “foreign private issuer” under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Nasdaq listing rules include certain accommodations in the corporate governance requirements that allow foreign private issuers, such as us, to follow “home country” corporate governance practices in lieu of the otherwise applicable corporate governance standards of Nasdaq. The application of such exceptions requires that we disclose each Nasdaq corporate governance standard that we do not follow and describe the Cayman Islands corporate governance practices we do follow in lieu of the relevant Nasdaq corporate governance standard. We follow Cayman Islands corporate governance practices in lieu of the corporate governance requirements of Nasdaq in respect of the following:

●	the majority independent director requirement under Section 5605(b)(1) of the Nasdaq listing rules;

●	the requirement under Section 5605(b)(2) of Nasdaq listing rules that the independent directors have regularly scheduled meetings at which only the independent directors are present;

●	the requirement under Section 5605(d) of Nasdaq listing rules that a compensation committee comprised solely of independent directors governed by a compensation committee charter oversee executive compensation;

●	the requirement under Section 5605(e) of Nasdaq listing rules that director nominees be selected or recommended for selection by either a majority of the independent directors or a nominations committee comprised solely of independent directors;

●	the requirement under Section 5610 of the Nasdaq Listing Rules that a company adopt one or more codes of conduct applicable to all directors, officers, and employees, and that such codes are publicly available; and

●	the requirement under Section 5635(d) of Nasdaq listing rules that a listed issuer obtain stockholder approval prior to issuing or selling securities (or securities convertible into or exercisable for common stock) that equal 20% or more of the issuer’s outstanding common stock or voting power prior to such issuance or sale.

Cayman Islands law does not impose a requirement that our board of directors consist of a majority of independent directors or that such independent directors meet regularly without other members present. Nor does Cayman Islands law require that we obtain shareholder approval prior to issuing or selling securities that equal 20% or more of our outstanding Ordinary Shares or voting power. Nor does Cayman Islands law impose specific requirements on the establishment of a compensation committee or nominating committee or nominating process.

The Company avails itself of these exemptions. More specifically, the Company does not have a compensation committee or a nominating and corporate governance committee. Therefore, for as long as the Company remains a “foreign private issuer,” the Company does not have the same protections afforded to shareholders of companies that are subject to all of these corporate governance requirements.

THE OFFERING

This prospectus relates to the offer and resale by the Selling Shareholders of 8,244,800 Ordinary Shares that constitute the Resale Shares. All of the Resale Shares, if and when sold, will be sold by the Selling Shareholders. The Selling Shareholders may sell the Resale Shares, from time to time at prevailing market prices or at privately negotiated prices.

Securities offered by the Selling Shareholders	8,244,800 Ordinary Shares

Ordinary Shares issued and outstanding prior to completion of this Offering	13,429,800 Ordinary Shares

Ordinary Shares issued and outstanding immediately after this Offering	13,429,800 Ordinary Shares

Use of proceeds	The Company will not receive any of the proceeds from the sale of the Resale Shares.

Risk Factors

Investing in our Ordinary Shares is highly speculative and involves a high degree of risk. As an investor you should be able to bear a complete loss of your investment. You should carefully consider the information set forth in the “Risk Factors” section beginning on page 10 of this prospectus.

Nasdaq symbol:	BLMZ

RISK FACTORS

An investment in our Ordinary Shares involves a high degree of risk. Before deciding whether to invest in our Ordinary Shares, you should consider carefully the risks described below, together with all of the other information set forth in this prospectus, including the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes. If any of these risks actually occurs, our business, financial condition, results of operations, or cash flow could be materially and adversely affected, which could cause the trading price of our Ordinary Shares to decline, resulting in a loss of all or part of your investment. The risks described below and discussed in other parts of this prospectus are not the only ones that we face. Additional risks not presently known to us or that we currently deem immaterial may also affect our business. You should only consider investing in our Ordinary Shares if you can bear the risk of loss of your entire investment.

Risks Related to Our Business and Industry

We have had significant accumulated deficits as of March 31, 2024, September 30, 2023 and 2022, which raises substantial doubt about our ability to continue as a going concern. Our ability to continue as a going concern depends on our being able to attract and retain revenue generating customers, acquire new customer contracts, and secure additional financing.

We had operating losses of ¥18,416 thousand, ¥15,796 thousand and a profit of ¥241 thousand for the six months ended March 31, 2024 and the fiscal years ended September 30, 2023 and 2022, respectively. Such operating losses resulted in accumulated deficits of ¥34,905 thousand, ¥16,489 thousand and ¥693 thousand as of March 31, 2024, September 30, 2023 and 2022, respectively. Given the preceding conditions, our auditor, TAAD LLP, has raised substantial doubt about our ability to continue as a going concern. Our ability to continue as a going concern depends upon our ability to attract and retain revenue generating customers, acquire new customer contracts, and secure additional financing.

While our management’s plan is to acquire new revenue generating customer contracts and obtain additional financing through the issuance of the Company’s Ordinary Shares, other equity or debt financings, or other means, there is no assurance that we will be successful.

If we are unable to acquire new revenue generating customer contracts and obtain additional financing in the future, there may remain substantial doubt about our ability to continue as a going concern, and, investors or other financing sources may be unwilling to provide funding to us on commercially reasonable terms or at all.

Further, if we are unable to continue as a going concern, we may have to discontinue operations and liquidate our assets and may be compelled to receive less than the value at which those assets are carried on our audited financial statements, which would cause the shareholders to lose all or a part of their investment.

We operate in highly competitive markets and our failure to compete effectively could adversely affect our results of operations.

The audio production and VTuber management industries in Japan are both highly competitive and fragmented. As a relatively new and small-scale company in both industries, we face competition directly from the large-scale companies with more resources and those with a more extended operating history and more connections to these industries. In addition, we indirectly face competition from other large video streaming platforms, social media platforms, and other platforms offering movies, concerts, sports games, and other recreational activities in terms of our VTuber management business. See “Business — Competition.” Our current or future competitors may have longer operating histories, greater brand recognition, or greater financial, technical, or marketing resources than we do. Competitors may leverage their brand recognition, experience, and resources to compete with us in a variety of ways, including investing more heavily in developing diverse types and innovative content in their audio production business and VTuber live streaming projects. In addition, new and enhanced technologies may increase the competition in the audio production and VTuber live streaming markets. Increased competition may reduce our profitability, market share, customer base, and brand recognition. There can be no assurance that we will be able to compete successfully against current or future competitors, and such competitive pressures could have a material adverse effect on our business, financial condition, and results of operations.

If we are unable to retain the existing clients for our audio production and voice actor workshop businesses, our results of operations will be materially and adversely affected.

The fees paid by the production committee for our comprehensive audio production services and the profit distributed based on our investment ratio after the animations/video games sold are the primary source of income of our audio production business. In the event our existing clients no longer place orders for our audio production services or invite us to invest and be involved in animation/video game production projects, and we do not acquire sufficient replacement orders to compensate, the revenue from our audio production business may be impacted, and our results of operations may be materially and adversely affected.

Membership fees we collect from the registered members under our workshop business provide the primary source of income of our voice actor workshop business. Since we do not enter into any long-term contracts with our registered members, we may not be able to predict whether the registered members will continue to participate in our workshops accurately, and the participating rates may decline or fluctuate due to factors such as the level of satisfaction with our services and our fees and charges, as well as factors beyond our control, such as the outbreak of a pandemic, Japan’s overall economic situation, and the rising competition from our competitors. If our existing members decide to no longer participate in our voice actor workshops and we do not acquire replacement members in comparable numbers or otherwise grow our member base, the revenue from our voice actor workshop business may be impacted, and our results of operations may be materially and adversely affected.

If we fail to retain our existing fans or further grow our fan base, the operation, profitability, and prospects of our VTuber management business may be materially and adversely affected.

The size of the fan base and the level of fan engagement are critical to the success of our VTuber management business. Since a large portion of the revenue generated from the VTuber management business was from the profits distributed by the online platforms, which directly hinge upon the number of the viewers of our affiliated VTubers’ live streaming videos and how many services, such as Super Chats/Stickers/Thanks, our fans purchase, the amount of the revenue generated by our VTuber management business significantly depends on our ability to maintain and increase the size of our fan base and fan engagement level. If our fan base becomes smaller or our fans become less active, it is probable that our fans would spend less on services like Super Chats/Stickers/Thanks or access the platforms less, in general. As a result, our financial condition would suffer from the consequential decline in revenue, and our business and operating results will be materially and adversely impacted.

As of March 31, 2024, we had approximately 470,000 subscribers on our affiliated VTubers’ YouTube channels.

Our revenue generated from the VTuber management business is highly dependent on the level of fan engagement. For example, during the six months ended March 31, 2024 and the fiscal years ended September 30, 2023 and 2022, 24.6%, 29.0% and 54.0%, respectively, of the revenue generated from the VTuber management business came from YouTube, and among the revenue sources we generated from YouTube during the six months ended March 31, 2024 and the fiscal years ended September 30, 2023 and 2022, 52.2%, 68.3% and 81.5% was from Super Chats/Stickers/Thanks, respectively. This indicates our high level of fan engagement as it reflects the high level of activeness and willingness of our fans to purchase services like Super Chats/Stickers/Thanks to interact and engage with our affiliated VTubers during their live streaming sessions.

Maintaining and improving the current size of our fan base and the level of our fan engagement is critical to our continued success. To maintain and improve this already large size of our fan base and high level of fan engagement, however, we would have to ensure that we adequately and timely respond to changes in fan preferences, cultivate, attract, and retain enough popular VTubers, and offer new features and content that may attract new fans. There is no guarantee that we can meet all of these goals. A number of factors could negatively affect our fan retention, growth, and engagement, including if:

●	technical or other problems prevent our affiliated VTubers from streaming in a rapid and reliable manner or otherwise adversely affect the fan experience;

●	our affiliated VTubers fail to provide popular and innovative content that keeps their fans interested and eager to spend on services like Super Chats/Stickers/Thanks on a regular basis;

●	our affiliated VTubers fail to keep their fans engaged over a long period of time;

●	we suffer from negative publicity or fail to maintain our brand, or if our reputation is damaged; and/or

●	we fail to address fan concerns related to privacy and communication, safety, security, or other factors.

We may fail to cultivate, attract, and retain talented and competent voice actors and VTubers, which may materially and negatively affect our audio production and VTuber management businesses and operations.

As of the date of this prospectus, we have 59 collaborating voice actors and 16 affiliated VTubers, which increased by approximately 145.8% and 128.6% from the numbers as of September 30, 2021, respectively. Our collaborating voice actors play a key role in the audio production, since their voice acting provides the personality of their casting characters. Affiliated VTubers are the core of the live streaming ecosystem, as they are the primary source of captivating content to attract a dynamic and highly interactive community of fans. The charisma of our collaborating voice actors and affiliated VTubers, together with their voice acting skills, are primary contributors to secure the retention of our clients and fans. While we enter into one-year exclusive management agreements with our collaborating voice actors and affiliated VTubers that prohibit them from voice acting or live streaming for third parties’ projects without our prior consent, they may choose not to renew the agreements when the term ends. Moreover, the exclusive management agreements do not prohibit departing voice actors and VTubers from immediately working with our competitors. The departure of high-quality voice actors and VTubers may cause a quick corresponding decline in our client and fan base. To retain high-quality voice actors and VTubers, we may have to expend more resources to provide incentives, such as compensation schemes and comprehensive training and support to help them improve their incentives and build publicity and brand awareness. Although we strive to improve and stabilize our operations in these respects, there is no assurance that our collaborating voice actors and affiliated VTubers will not leave, despite our best efforts to retain them.

Contractual disputes with our collaborating voice actors and affiliated VTubers may harm our reputation and subject us to contractual liabilities, and may be costly or time-consuming to resolve.

We have entered into a one-year exclusive management agreement with every collaborating voice actor and affiliated VTuber. The fixed terms of the exclusive management agreement are generally non-negotiable, and such agreements will be automatically renewed if no party terminates one month prior to the end of the term. From time to time, there may be contractual disputes between us and our collaborating voice actors or affiliated VTubers. Any such disputes may be costly and time-consuming to resolve and detrimental to the quality of our audio production or the content produced by our affiliated VTubers, causing our existing clients to end the business relationship, decrease our fan base and the level of engagement, or could otherwise adversely affect our business, financial condition, and results of operations.

If we are no longer able to benefit from CyberStep’s support, our business may be adversely affected.

CyberStep, one of our principal shareholders and one of the Selling Shareholders, is a large video game-producing company. Our business has benefited from CyberStep’s permission to access its resources and assets, including granting us the use of the studios it leases to host physical voice actor workshops and providing access to its existing sales channels to sell and deliver merchandise featuring our collaborating voice actors and affiliated VTubers. In addition, we also have benefited from other types of CyberStep’s support, including designing and producing novel video games suitable for our collaborating voice actors and affiliated VTubers, to provide work opportunities for our audio production services, and assisting us by engaging with, and securing opportunities to work for, its subsidiaries or strategic alliance counterpart in relevant industries.

However, since we do not enter into agreements with CyberStep for the foregoing support and have been dependent on oral arrangements and non-obligatory support from the management of CyberStep, CyberStep may, at its own discretion, cease granting such permission or providing such support.

We cannot assure you that we will continue to benefit from our cooperation with CyberStep and its subsidiaries in the future. To the extent we cannot maintain our cooperative relationships with CyberStep on terms favorable to us or at all, we may need to expend resources to locate other business alliances to provide similar resources, services and assets, and we may lose work opportunities, which would have a material and adverse effect on our business, prospects and results of operations.

Our limited operating history in rapidly evolving industries makes it difficult to accurately forecast our future operating results and evaluate our business prospects.

We only have a limited operating history, as we launched our audio production and voice actor workshop business in October 2017 and our VTuber management business in December 2021. Members of our management team have been working together for a short period of time and our operations are still in an early stage. They may still be in the process of exploring approaches to running our Company and reaching a consensus among themselves, which may affect the efficiency and results of our operation. Due to our limited operating history, our historical growth rate may not be indicative of our future performance. Our future performance may be more susceptible to certain risks than a company with a longer operating history in a different industry. Many factors could adversely affect our business and prospects and future performance, including:

●	our ability to maintain, expand, and further develop our relationships with clients to meet their increasing demands;

●	our ability to maintain and improve the quality and quantity of our audio production service;

●	the continued growth and development of the animation/video game industry and the VTuber management industry;

●	our ability to keep up with the technological developments or new business models of the rapidly evolving animation/video game industry and the VTuber management industry;

●	our ability to cultivate, attract, and retain talented and competent voice actors and VTubers;

●	our ability to effectively manage our growth; and

●	our ability to compete effectively with our competitors in the audio production industry and VTuber management industry.

We may not be successful in addressing the risks and uncertainties listed above, among others, which may materially and adversely affect our business, results of operations, financial condition, and future prospects.

Our financial condition, results of operations, and cash flows have been adversely affected by the COVID-19 pandemic.

The COVID-19 pandemic has spread throughout the world and resulted in the implementation of significant governmental measures, including lockdowns, closures, quarantines, and travel bans, intended to control the spread of the virus during calendar years 2020, 2021, and 2022. Companies also took precautions, such as requiring employees to work remotely, imposing travel restrictions, and temporarily closing their businesses.

While our business was not materially affected by the COVID-19 pandemic during the six months ended March 31, 2024 and the fiscal year ended September 30, 2023, it was substantially and adversely affected during the fiscal years ended September 30, 2022 and 2021. The global outbreak of COVID-19 adversely impacted Japan between the beginning of 2020 and the first half of 2023. During such period, the Japanese government issued several Declarations of Emergency, requesting the closing of non-essential activities and businesses across the country as a preemptive safeguard against the spread of COVID-19. This situation adversely impacted businesses across the country, particularly in the education and entertainment fields in which we operate.

Audio Production

During the fiscal years ended September 30, 2022 and 2021, many of the orders for audio production services we had received were postponed, due to the cessation of the entirety of animation production projects in compliance with the government COVID-19 policies. In addition, the progress of a few audio productions was delayed, as some of our collaborating voice actors were infected with COVID-19. Our audio production business was not materially affected by the COVID-19 pandemic during the six months ended March 31, 2024 and the fiscal year ended September 30, 2023, because fewer orders for audio production services were postponed, as fewer animation production projects were deferred or canceled compared to the fiscal years ended September 30, 2022 and 2021. However, the revenue generated from the audio production business during the fiscal year ended September 30, 2023 nevertheless decreased by 46.9% compared to the fiscal year ended September 30, 2022, due to a reason unrelated to the COVID-19 pandemic. The decrease was mainly because we were devoting ourselves to several large projects that are expected to take a few years to complete during the fiscal year ended September 30, 2023, and thus, fewer revenue-generating projects were completed during such period compared to the fiscal year ended September 30, 2022. The revenue generated from the audio production business during the six months ended March 31, 2024 increased compared to the same period in the prior year.

VTuber Management

COVID-19 significantly affected the streaming schedule due to infections afflicting our affiliated VTubers during fiscal year 2022. In addition, offline events featuring our affiliated VTubers we planned to hold and expected to significantly contribute to the revenue were canceled in fiscal year 2022, either in compliance with the government’s COVID-19 policies or due to the infection of our affiliated VTubers. Since fewer of our affiliated VTubers were infected with COVID-19 and most of our infected affiliated VTubers had recovered from COVID-19, the streaming schedule during the six months ended March 31, 2024 and the fiscal year 2023 was not as significantly affected as it was during the fiscal year 2022. Consequently, during the six months ended March 31, 2024 and the fiscal year ended September 30, 2023, the number of VTubers available for live streaming increased, which led to higher advertisement revenue, and thus, the revenue generated from the VTuber management business significantly increased.

Voice Actor Workshops

Our physical voice actor workshops were frequently canceled, in compliance with the government policies during the fiscal years ended September 30, 2022 and 2021, due to the COVID-19 pandemic. While our voice actor workshop business was not materially affected by the COVID-19 pandemic during the six months ended March 31, 2024 and the fiscal year ended September 30, 2023, as no physical voice actor workshops were canceled during these periods, the revenue generated from the voice actor workshop business decreased compared to the same period in the prior year. The decrease is primarily because the Company focused on the operation of the VTuber management business rather than the recruitment of members for the voice actor workshops during the six months ended March 31, 2024 and the fiscal year ended September 30, 2023.

For additional information, see section captioned “Management’s Discussion and Analysis of Financial Condition and Results of Operations — COVID-19 Affecting Our Results of Operations” in this prospectus.

Our business has not been materially affected by the COVID-19 pandemic since October 1, 2022. We continue to assess the COVID-19 pandemic, however, at this time, we cannot estimate the full impact of the COVID-19 pandemic on our financial condition and future results of operations. The ultimate impacts of the COVID-19 pandemic and related mitigation efforts will depend on future developments, including the duration of the COVID-19 pandemic, the acceptance and effectiveness of vaccines, the impact of COVID-19 and related containment and mitigation measures on our clients, members, collaborating voice actors, affiliated VTubers, and employees, workforce availability, and the timing and extent to which normal economic and operating conditions resume. To the extent that the COVID-19 pandemic adversely impacts our business, results of operations, liquidity, or financial condition, it may also have the effect of increasing many of the other risks described in this “Risk Factors” section.

Our businesses are all operated in Japan, and our current business and future growth could be materially and adversely affected if we experience a decline in clients in Japan.

Since our audio production business, VTuber management business, and voice actor business are all operated in Japan, our current business and future growth could be materially and adversely affected if we experience a decline in clients and fan engagement in Japan.

Due to the importance of the Japanese market to our business, we are also subject to macroeconomic risks specific to Japan. See “— A downturn in the economy of the markets in which our audio production services, VTuber live streaming services, and voice acting educational services are provided may affect clients’ and fans’ willingness to spend on extracurricular education and entertainment services, which could directly or indirectly delay our growth strategy and have a material adverse effect on our business, financial condition, profitability, and cash flows” in this section.

A downturn in the economy of the markets in which our audio production services, VTuber live streaming services, and voice acting educational services are provided may affect clients’ and fans’ willingness to spend on extracurricular education and entertainment services, which could delay our growth strategy and directly or indirectly have a material adverse effect on our business, financial condition, profitability, and cash flows.

A downturn in the economy of the markets in which our audio production services, VTuber live streaming services, and voice acting educational services are provided could adversely impact clients’ and fans’ willingness to spend on extracurricular education and entertainment services. Factors that could affect such willingness include general business conditions, employment levels, interest rates and tax rates, the availability of consumer credit, and consumer confidence in future economic conditions. In the event of an economic downturn, consumer spending habits could be adversely affected and we could experience lower than expected net profits, which could force us to delay or slow our growth strategy and directly or indirectly have a material adverse effect on our business, financial condition, profitability, and cash flows.

In recent years, the economic indicators in Japan have also shown mixed signs, and future growth of the Japanese economy is subject to many factors beyond our control. The current administration of Prime Minster Fumio Kishida and the former administration of Prime Minister Yoshihide Suga and Prime Minister Shinzo Abe have introduced policies to combat deflation and promote economic growth. In addition, the Bank of Japan introduced a plan for quantitative and qualitative monetary easing in April 2013 and announced a negative interest rate policy in January 2016. In April 2020, the Bank of Japan decided to further intensify monetary easing in response to the economic downturn caused by the COVID-19 pandemic. However, the long-term impact of these policy initiatives on Japan’s economy remains uncertain. In addition, the occurrence of pandemics, such as the COVID-19 pandemic, the occurrence of large-scale natural disasters, such as earthquakes and typhoons, as well as an increase in the consumption tax rate, which took place in April 2014, with a further increase in October 2019, may also adversely impact the Japanese economy, potentially impacting spending on extracurricular education and entertainment services. Any future deterioration of the Japanese or global economy may result in a decline in consumption that would have a negative impact on demand for our services and the prices we are able to charge for them.

Our management has a limited history managing rapid expansion. If we cannot effectively and efficiently manage our growth strategy, our results of operations or profitability could be materially and adversely affected.

We have been growing rapidly in recent years (other than the fiscal year ended September 30, 2021, in which our results of operations were negatively affected by the COVID-19 pandemic), and we intend to continue to expand our business by undertaking audio production for more animation and video game projects, planning and producing our own animation and TV programs, securing more talented and competent voice actors and VTubers, improving and increasing the content of our affiliated VTubers’ live streaming performances, holding offline events featuring our collaborating voice actors and affiliated VTubers, and broadening the scale of our voice actor workshops. Since this rapid expansion is a new strategy for us and our management has a limited history managing such an expansion, we may not be able to adapt quickly to such major business changes, compete successfully in new markets, build our brand in new areas, or generate sufficient net income from our newly expanded business. As a result, it is difficult for us to predict our results of operations with respect to our newly expanded business and you should not rely on our historical results of operations as an indication of our future financial performance.

This growth strategy has placed, and will continue to place, substantial demands on our managerial, operational, technological, and other resources. Our growth strategy will also place significant demands on us to maintain the quality of our services to ensure that our brand does not suffer as a result of any deviations, whether actual or perceived, in the quality of our services. To accommodate our growth, we anticipate that we will need to implement a variety of new and upgraded operational and financial systems, procedures, and controls, including the improvement of our accounting and other internal management systems. We will also need to continue to expand, train, manage, and motivate our workforce and manage our relationships with members, clients, and collaborating service providers. All of these endeavors involve risks, and will require substantial management effort and significant additional expenditures. We cannot assure you that we will be able to effectively manage our growth or execute our strategies effectively, and any failure to do so may have a material adverse effect on our results of operations and profitability.

Any negative publicity about us, our business, shareholders, affiliates, directors, officers, and other employees may materially and adversely affect our reputation and business.

We may, from time to time, receive negative publicity about us, our management, or our business. Any such negative publicity may be the result of malicious harassment or unfair competition acts by third parties. We may also be subject to government or regulatory investigations as a result of such third-party conduct and may be required to spend significant time and incur substantial costs to defend ourselves against such third-party conduct, and we may not be able to conclusively refute any such allegations within a reasonable period of time, or at all. Our reputation may be materially and adversely affected as a result of any negative publicity, which in turn may cause us to lose market share, clients, fans, and business partnerships and could, consequently, have a material adverse effect on our business, reputation, financial condition, and results of operations.

Negative publicity, regardless of merit, could be related to a wide variety of matters, including, but not limited to:

●	alleged misconduct or other improper activities committed by our directors, officers, and other employees, including misrepresentations made by our employees to potential partners, clients, and fans during sales and marketing activities, and other fraudulent activities to artificially inflate the popularity of our service offerings;

●	false or malicious allegations or rumors about us or our directors, shareholders, affiliates, officers, and other employees;

●	complaints by clients, fans, members, and our collaborating voice actors and affiliated VTubers about our performances, workshops, services, sales, and/or marketing activities;

●	security breaches of confidential client, fan, member, collaborating voice actor and affiliated VTuber, or employee information;

●	employment-related claims relating to alleged employment discrimination, wage, and hour violations; or

●	governmental and regulatory investigations or penalties resulting from our failure to comply with applicable laws and regulations.

If we are unable to provide a high-quality customer experience, our business, reputation, financial condition, and results of operations may be materially and adversely affected.

The success of our business largely depends on our ability to provide a high-quality customer experience for our audio production services, VTuber live streaming services, and voice acting educational services, which in turn depends on a variety of factors. These factors include our ability to (i) continue to offer high-quality audio production services, VTuber live streaming services, and voice acting educational services at competitive prices, (ii) maintain reliable relationships with our clients, members, and collaborating voice actors and affiliated VTubers and retain the permission to use the physical studios leased by CyberStep and keep them clean and safe for the voice actor workshops, and (iii) provide timely and satisfying customer service. If our customers are not satisfied with our service experience, or the prices at which we offer the audio production services and voice acting educational services are severely interrupted or otherwise fail to meet our customers’ expectations, our reputation and customer loyalty could be adversely affected. As a result, if we are unable to continue to provide, or maintain, a high-quality customer service, we may not be able to retain existing customers or attract new customers, which could have a material adverse effect on our business, reputation, financial condition, and results of operations.

Our business depends on the continued success of our brand, and if we fail to maintain and enhance the recognition of our brand, we may face difficulty increasing our network of clients, fans, members, and collaborating voice actors and affiliated VTubers, and our reputation and operating results may be harmed.

We believe that market awareness of our brand, “BloomZ,” has contributed significantly to the success of our business. Maintaining and enhancing our brand is critical to our efforts to increase our network of clients, fans, members, and collaborating voice actors and affiliated VTubers.

Our ability to attract new clients, fans, members, and collaborating voice actors and affiliated VTubers depends on investment in our brand, our marketing efforts, and the success of our services, and on the perceived value of our services as may be compared to competing alternatives available to our client, fan, and member bases.

In order to increase the market awareness of our brand, we have been striving to cultivate, attract, and retain talented and competent voice actors and VTubers so as to improve our capacity for participating in more animation/video game production projects and producing more live streaming videos and hosting online live streaming events. As of the date of this prospectus, the number of our collaborating voice actors has increased to 59 from seven in 2017, and the number of affiliated VTubers has increased to 16 since the commencement of our VTuber management business in December 2021. In addition, the aggregate number of views of our VTubers’ YouTube channels affiliated with Hoshimeguri Gakuen, increased significantly from 2,346,418 in the fiscal year 2022 to 9,476,466 in the fiscal year 2023.

In addition, a failure by our clients, fans, and members to distinguish between our brand and the different services provided by our competitors may result in a reduction in revenue, profit, and margins, should the services of our competitors be selected rather than ours. If our marketing initiatives are not successful or become less effective, if we are unable to further enhance our brand recognition, or if we incur excessive marketing and promotion expenses, we may not be able to attract new clients, fans, members, and collaborating voice actors and affiliated VTubers successfully or efficiently, and our business and results of operations may be materially and adversely affected.

In addition, negative publicity about our business, shareholders, affiliates, directors, officers, and other employees can harm the recognition of our brand. Please see “— Any negative publicity about us, our business, shareholders, affiliates, directors, officers, and other employees may materially and adversely affect our reputation and business.”

In addition to traditional media, there has been an increasing use of social media platforms and similar devices in Japan, including instant messaging applications, social media websites, and other forms of internet-based communications that provide individuals with access to a broad audience of consumers and other interested persons. The availability of information on instant messaging applications and social media platforms is virtually immediate, as is its impact, which affords us little or no opportunity for redress or correction. The opportunity for dissemination of information, including inaccurate information, is readily available. Information concerning our Company, shareholders, affiliates, directors, officers, and other employees, may be posted on such platforms at any time. The risks associated with any such negative publicity or incorrect information cannot be completely eliminated by our strategies to maintain our brand integrity and may materially harm the recognition of our brand, our reputation, business, financial condition, and results of operations.

Unauthorized use of our intellectual property by third parties and expenses incurred in protecting our intellectual property rights may adversely affect our business, reputation, and competitive edge.

We regard our company logo, domain names, copyrights, and other similar intellectual property, especially with respect to our collaborating voice actors and affiliated VTubers’ virtual characters, and use of rights of publicity (being the licensable right to control the commercial use and make use of the commercial value of individual’s names, signatures, images, portraits, and likenesses) of our collaborating voice actors, pursuant to the exclusive management agreements, as important to our success, and we rely on a combination of intellectual property laws and contractual arrangements, including confidentiality and non-disclosure agreements to protect our rights. For details, please see “Business — Intellectual Property.”

Despite these measures, any of our intellectual property rights could be challenged, invalidated, circumvented, or misappropriated, or such intellectual property may not be sufficient to provide us with competitive advantages. It may be difficult to maintain and enforce intellectual property rights. Statutory laws and regulations are subject to judicial interpretation and enforcement and may not be applied consistently. Confidentiality, invention assignment and non-compete agreements may be breached by counterparties, and there may not be adequate remedies available to us for any such breach. Accordingly, we may not be able to effectively protect our intellectual property rights or to enforce our contractual rights in all jurisdictions.

Policing unauthorized use of our proprietary technology and other intellectual property is difficult and expensive, and litigation may be necessary in the future to enforce our intellectual property rights. Future litigation could result in substantial costs and diversion of our resources and could disrupt our business, as well as materially adversely affect our financial condition and results of operations. Further, despite the potentially substantial costs, we cannot assure you that we will prevail in any such litigation.

Third parties may claim that we infringe on their proprietary intellectual property rights, which could cause us to incur significant legal expenses and prevent us from promoting our services.

Our success depends, in part, on our ability to operate without infringing on the intellectual property rights of others. Third parties may, in the future, claim our current or future copyrights, trademarks, technologies, business methods, processes, or use of rights of publicity of our collaborating voice actors infringe on their intellectual property rights or may challenge the validity of our intellectual property rights. We may be subject to intellectual property infringement claims that would be costly to defend and could limit our ability to use certain critical copyrights, trademarks, business methods, or rights of publicity of our collaborating voice actors.

The defense and prosecution, if necessary, of intellectual property suits, interference proceedings, and related legal and administrative proceedings can become very costly and may divert our management personnel from their normal responsibilities. We may not prevail in any of these suits or proceedings. An adverse determination of any litigation or defense proceedings could require us to pay substantial compensatory and punitive damages, could restrain us from using critical copyrights, trademarks, business methods, processes, or rights of publicity of our collaborating voice actors, and could result in us losing or not gaining valuable intellectual property rights.

Furthermore, due to the voluminous amount of discovery frequently conducted in connection with intellectual property litigation, some of our confidential information could be disclosed to competitors during this type of litigation. In addition, public announcements of the results of hearings, motions, or other interim proceedings or developments in the litigation could be perceived negatively by investors and thus have an adverse effect on the trading price of our Ordinary Shares.

Our current insurance policies may not provide adequate levels of coverage against all claims and we may incur losses that are not covered by our insurance.

We believe we maintain insurance coverage that is customary for businesses of our size and type. However, we may be unable to insure against certain types of losses or claims, or the cost of such insurance may be prohibitive. Uninsured losses or claims, if they occur, could have a material adverse effect on our reputation, business, results of operations, financial condition, or prospects.

Data security breaches and attempts thereof could negatively affect our reputation, credibility, and business.

Our operation of businesses collects and stores personal information relating to our customers (registered members), including their personally identifiable information. Customers are increasingly concerned with the security of personal information transmitted over the Internet (or through other mechanisms), consumer identity theft, and user privacy. Any perceived, attempted, or actual unauthorized disclosure of personally identifiable information regarding our members, collaborating voice actors, and affiliated VTubers could harm our reputation and credibility, reduce the revenue of our businesses, impair and reduce our ability to attract and retain members, collaborating voice actors, and affiliated VTubers, and could result in litigation against us or the imposition of significant fines or penalties. We cannot assure you that any of our third-party service providers with access to such personally identifiable information will maintain policies and practices regarding data privacy and security in compliance with all applicable laws, or that they will not experience data security breaches or attempts thereof which could have a corresponding adverse effect on our business.

Recently, data security breaches suffered by well-known companies and institutions have attracted a substantial amount of media attention, prompting new foreign, national, provincial or state, and local laws and legislative proposals addressing data privacy and security, as well as increased data protection obligations imposed on merchants by credit card issuers. As a result, we may become subject to more extensive requirements to protect the customer information that we process in connection with the purchase of our services, resulting in increased compliance costs.

Our ability to operate our VTuber management business depends on the development and maintenance of live streaming platforms and the Internet infrastructure operated by third parties.

Since we operate our VTuber management business on live streaming platforms operated by third parties, such as YouTube, FANBOX, and BOOTH, if our contractual relationship with these third parties is terminated due to our violation of their terms of service, we may no longer be able operate our VTuber management business on their live streaming platforms. In such event, the value of these live streaming platforms with video distribution media would decline due to a decrease in the number of users and our VTuber management business would be adversely affected.

In addition, the Internet’s infrastructure is comprised of many different networks and services that are highly fragmented and distributed by design. This infrastructure is run by a series of independent third-party organizations that work together to provide the infrastructure and supporting services of the Internet under the governance of the Internet Corporation for Assigned Numbers and Names (“ICANN”) and the Internet Assigned Numbers Authority, now under the stewardship of ICANN. The Internet has experienced various outages and other delays due to damage to portions of its infrastructure, denial-of-service attacks, or related cyber incidents, and it could face outages and delays in the future. These outages and delays could reduce the level of Internet usage or result in fragmentation of the Internet, resulting in multiple separate Internets. These scenarios are not under our control and could reduce the availability of the Internet to our affiliated VTubers for delivery of their live streaming services. Any interruptions in our VTuber live streaming services or the ability of our fans to access our VTuber live streaming services could result in a loss of potential or existing fans and harm our VTuber management business.

We may need additional capital in the future to pursue our business objectives.

We may need to raise additional capital to respond to business challenges or opportunities, accelerate our growth, develop new business offerings, or enhance our technological capacities. Due to the unpredictable nature of the capital markets and our industries, we cannot assure you that we will be able to raise additional capital on terms favorable to us, or at all, if and when required, especially if we experience disappointing results of operations. If adequate capital is not available to us as required, our ability to fund operations, take advantage of unanticipated opportunities, develop or enhance our infrastructure, or respond to competitive pressures could be significantly limited. If we do raise additional funds through the issuance of equity or convertible debt securities, the ownership interests of holders of our Ordinary Shares could be significantly diluted. These newly issued securities may have rights, preferences, or privileges senior to those of existing holders or our securities.

If we fail to attract, recruit, or retain our key personnel, including our executive officers, senior management, and key employees, our ongoing operations and growth could be affected.

Our success also depends, to a large extent, on the efforts of our key personnel, including our chief executive officer, Ms. Kazusa Aranami, director, Mr. Yuhi Mimura, and other key employees who have valuable experience, knowledge, and connection in the animation production industry and the audio production industry. There is no assurance that these key personnel will not voluntarily terminate their employment with us. We do not carry, and do not intend to procure, key person insurance on any of our senior management team. The loss of any of our key personnel could be detrimental to our ongoing operations. Our success will also depend on our ability to attract and retain qualified personnel to manage our existing operations as well as our future growth. We may not be able to successfully attract, recruit, or retain key personnel, and this could adversely impact our growth. Moreover, we rely on our sales and marketing team to source new clients for our business growth. We have four sales and marketing personnel in total, as of the date of this prospectus, who are responsible for pitching and soliciting upstream animation/video game-producing companies to purchase our audio production services. If we are unable to attract, retain, and motivate our sales and marketing personnel, our business may be adversely affected.

We may from time to time be subject to claims, controversies, lawsuits, and legal proceedings, which could adversely affect our business, prospects, results of operations, and financial condition.

We may from time to time become subject to or involved in various claims, controversies, lawsuits, and legal proceedings. However, claims and threats of lawsuits are subject to inherent uncertainties, and we are uncertain whether any of these claims would develop into a lawsuit. Lawsuits, or any type of legal proceeding, may cause us to incur defense costs, utilize a significant portion of our resources, and divert management’s attention from our day-to-day operations, any of which could harm our business. Any settlements or judgments against us could have a material adverse impact on our financial condition, results of operations, and cash flows. In addition, negative publicity regarding claims or judgments made against us may damage our reputation and may result in a material adverse impact on us.

Risks Relating to this Offering and the Trading Market

The market price of our Ordinary Shares may be volatile or may decline, regardless of our operating performance, and you may not be able to resell your shares at or above the initial public offering price.

The market price of our Ordinary Shares may fluctuate significantly in response to numerous factors, many of which are beyond our control, including:

●	actual or anticipated fluctuations in our revenue and other operating results;

●	the financial projections we may provide to the public, any changes in these projections or our failure to meet these projections;

●	actions of securities analysts who initiate or maintain coverage of us, changes in financial estimates by any securities analysts who follow our Company, or our failure to meet these estimates or the expectations of investors;

●	announcements by us or our competitors of significant services or features, technical innovations, acquisitions, strategic partnerships, joint ventures, or capital commitments;

●	price and volume fluctuations in the overall stock market, including as a result of trends in the economy as a whole;

●	lawsuits threatened or filed against us; and

●	other events or factors, including those resulting from war or incidents of terrorism, or responses to these events.

In addition, the stock markets have experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. Stock prices of many companies have fluctuated in a manner unrelated or disproportionate to the operating performance of those companies. In the past, stockholders have filed securities class action litigation following periods of market volatility. If we were to become involved in securities litigation, it could subject us to substantial costs, divert resources and the attention of management from our business, and adversely affect our business.

We may experience extreme stock price volatility unrelated to our actual or expected operating performance, financial condition, or prospects, making it difficult for prospective investors to assess the rapidly changing value of our Ordinary Shares.

Recently, there have been instances of extreme stock price run-ups followed by rapid price declines and strong stock price volatility with a number of recent initial public offerings, especially among companies with relatively smaller public floats. As a relatively small-capitalization company with relatively small public float, we may experience greater stock price volatility, extreme price run-ups, lower trading volume, and less liquidity than large-capitalization companies. In particular, our Ordinary Shares may be subject to rapid and substantial price volatility, low volumes of trades, and large spreads in bid and ask prices. Such volatility, including any stock run-up, may be unrelated to our actual or expected operating performance, financial condition, or prospects, making it difficult for prospective investors to assess the rapidly changing value of our Ordinary Shares.

In addition, if the trading volumes of our Ordinary Shares are low, persons buying or selling in relatively small quantities may easily influence prices of our Ordinary Shares. This low volume of trades could also cause the price of our Ordinary Shares to fluctuate greatly, with large percentage changes in price occurring in any trading day session. Holders of our Ordinary Shares may also not be able to readily liquidate their investment or may be forced to sell at depressed prices due to low volume trading. Broad market fluctuations and general economic and political conditions may also adversely affect the market price of our Ordinary Shares. As a result of this volatility, investors may experience losses on their investment in our Ordinary Shares. A decline in the market price of our Ordinary Shares also could adversely affect our ability to issue additional Ordinary Shares or other securities and our ability to obtain additional financing in the future. No assurance can be given that an active market in our Ordinary Shares will develop or be sustained. If an active market does not develop, holders of our Ordinary Shares may be unable to readily sell the shares they hold or may not be able to sell their shares at all.

If we fail to implement and maintain an effective system of internal controls or fail to remediate the material weaknesses in our internal control over financial reporting that have been identified, we may fail to meet our reporting obligations or be unable to accurately report our results of operations or prevent fraud, and investor confidence and the market price of our Ordinary Shares may be materially and adversely affected.

In preparing our consolidated financial statements as of and for the six months ended March 31, 2024 and the fiscal years ended September 30, 2023 and 2022, we and our independent registered public accounting firm have identified material weaknesses in our internal control over financial reporting, as defined in the standards established by the Public Company Accounting Oversight Board, and other control deficiencies. The material weaknesses identified included (i) certain audit adjustments proposed by the auditor and recorded by the Company into the financial statements; and (ii) a lack of independent directors and an audit committee. Following the identification of the material weaknesses and control deficiencies, we plan to continue to take remedial measures including (i) implementing regular and continuous accounting principles generally accepted in the United States of America (“U.S. GAAP”) accounting and financial reporting training programs for our accounting and financial reporting personnel; (ii) engaging an external consulting firm to assist us with assessment of Sarbanes-Oxley compliance requirements and improvement of overall internal control; and (iii) appointing independent directors, establishing an audit committee, and strengthening corporate governance. However, the implementation of these measures may not fully address the material weaknesses in our internal control over financial reporting. If we fail to implement and maintain an effective system of internal control to remediate any material weakness over financial reporting, we may be unable to accurately report our results of operations, meet our reporting obligations or prevent fraud. If we fail to achieve and maintain an effective internal control environment on an ongoing basis, we could suffer material misstatements in our financial statements and fail to meet our reporting obligations, which would likely cause investors to lose confidence in our reported financial information. This could in turn limit our access to capital markets, harm our results of operations, and lead to a decline in the trading price of our Ordinary Shares. Additionally, ineffective internal control over financial reporting could expose us to an increased risk of fraud or misuse of corporate assets and subject us to potential delisting from the stock exchange on which we list, regulatory investigations and civil or criminal sanctions. We may also be required to restate our financial statements for prior periods. As a result, our business, financial condition, results of operations and prospects, and the trading price of our Ordinary Shares, may be materially and adversely affected. Moreover, ineffective internal control over financial reporting significantly hinders our ability to prevent fraud.

We are a public company in the United States subject to the Sarbanes-Oxley Act of 2002. Section 404 of the Sarbanes-Oxley Act of 2002 requires that we include a report of management on our internal control over financial reporting in our annual report on Form 20-F beginning with our annual report for the fiscal year ending September 30, 2024. In addition, once we cease to be an “emerging growth company,” as such term is defined in the JOBS Act, our independent registered public accounting firm must attest to and report on the effectiveness of our internal control over financial reporting. Our management may conclude that our internal control over financial reporting is not effective. Moreover, even if our management concludes that our internal control over financial reporting is effective, our independent registered public accounting firm, after conducting its own independent testing, may issue a report that is qualified, if it is not satisfied with our internal controls or the level at which our controls are documented, designed, operated, or reviewed, or if it interprets the relevant requirements differently from us. In addition, after we become a public company, our reporting obligations may place a significant strain on our management, operational, and financial resources and systems for the foreseeable future. We may be unable to complete our evaluation testing and any required remediation in a timely manner.

As a public company, we incur substantially increased costs as compared to when we were a private company.

We incur significant legal, accounting, and other expenses as a public company that we did not incur as a private company. The Sarbanes-Oxley Act of 2002, as well as rules subsequently implemented by the SEC and Nasdaq, impose various requirements on the corporate governance practices of public companies.

Compliance with these rules and regulations increases our legal and financial compliance costs and makes some corporate activities more time-consuming and costlier. We have incurred additional costs in obtaining director and officer liability insurance. In addition, we incur additional costs associated with our public company reporting requirements. It may also be more difficult for us to find qualified persons to serve on our board of directors or as executive officers.

We are an “emerging growth company,” as defined in the JOBS Act and will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of our initial public offering, (b) in which we have total annual gross revenue of at least $1.235 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our Ordinary Shares that is held by non-affiliates exceeds $700 million as of the prior September 30, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period. An emerging growth company may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 in the assessment of the emerging growth company’s internal control over financial reporting and permission to delay adopting new or revised accounting standards until such time as those standards apply to private companies.

After we are no longer an “emerging growth company,” or until five years following the completion of our initial public offering, whichever is earlier, we expect to incur significant additional expenses and devote substantial management effort toward ensuring compliance with the requirements of Section 404 and the other rules and regulations of the SEC. For example, as a public company, we have been required to increase the number of independent directors and adopt policies regarding internal controls and disclosure controls and procedures.

As we have only recently become a public company, we are continuing to evaluate and monitor developments with respect to these rules and regulations, and, as of the date of this prospectus, we cannot predict or estimate with any degree of certainty the amount of additional costs we may incur or the timing of such costs.

The sale or availability for sale of substantial amounts of our Ordinary Shares could adversely affect their market price.

Sales of substantial amounts of our Ordinary Shares in the public market after the completion of this offering, or the perception that these sales could occur, could adversely affect the market price of our Ordinary Shares and could materially impair our ability to raise capital through equity offerings in the future. The sales or subsequent resales of the Resale Shares in the public market by the Selling Shareholders may cause the market price of our Ordinary Shares to decline. All of the Resale Shares will be freely tradable without restriction or further registration under the Securities Act, and certain Ordinary Shares held by our existing shareholders may also be sold in the public market in the future, subject to the restrictions in Rule 144 and Rule 701 under the Securities Act and the applicable lock-up agreements. As of the date of this prospectus, an aggregate of 13,429,800 Ordinary Shares are issued and outstanding. Sales of these Ordinary Shares into the market could cause the market price of our Ordinary Shares to decline.

We do not intend to pay dividends for the foreseeable future.

We currently intend to retain any future earnings to finance the operation and expansion of our business, and we do not expect to declare or pay any dividends in the foreseeable future. As a result, you may only receive a return on your investment in our Ordinary Shares if the market price of our Ordinary Shares increases.

If securities or industry analysts do not publish research or reports about our business, or if they publish a negative report regarding our Ordinary Shares, the price of our Ordinary Shares and trading volume could decline.

Any trading market for our Ordinary Shares may depend in part on the research and reports that industry or securities analysts publish about us or our business. We do not have any control over these analysts. If one or more of the analysts who cover us downgrade us, the price of our Ordinary Shares would likely decline. If one or more of these analysts cease coverage of our Company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which could cause the price of our Ordinary Shares and the trading volume to decline.

If we cease to qualify as a foreign private issuer, we would be required to comply fully with the reporting requirements of the Exchange Act applicable to U.S. domestic issuers, and we would incur significant additional legal, accounting and other expenses that we would not incur as a foreign private issuer.

We are qualified as a foreign private issuer. As a foreign private issuer, we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as United States domestic issuers, and we are not required to disclose in our periodic reports all of the information that United States domestic issuers are required to disclose. While we currently are qualified as a foreign private issuer, we may cease to qualify as a foreign private issuer in the future, in which case we would incur significant additional expenses that could have a material adverse effect on our results of operations.

Because we are a foreign private issuer and are exempt from certain Nasdaq corporate governance standards applicable to U.S. issuers, you will have less protection than you would have if we were a domestic issuer.

Nasdaq listing rules require listed companies to have, among other things, a majority of its board members be independent, and such independent directors have regularly scheduled meetings at which only they are present. As a foreign private issuer, however, we are permitted to, and we have chosen to follow home country practice in lieu of the above requirements. The corporate governance practice in our home country, the Cayman Islands, does not impose a requirement that our board of directors consist of a majority of independent directors or that such independent directors meet regularly without other members present. Thus, although a director must act in the best interests of the Company, it is possible that fewer board members will be exercising independent judgment, and the level of board oversight on the management of our Company may decrease as a result. In addition, Nasdaq listing rules require U.S. domestic issuers to have a compensation committee composed entirely of independent directors and that director nominees be selected or recommended for selection by either a majority of the independent directors or a nominating and corporate governance committee comprised solely of independent directors. We, as a foreign private issuer, are not subject to these requirements and have chosen to follow home country practice instead. Our home country practice does not impose specific requirements on the establishment of a compensation committee or nominating committee or nominating process. Therefore, we do not have a compensation committee or a nominating and corporate governance committee, nor are our director nominees selected or recommended for selection by a majority of the independent directors. Nasdaq listing rules also require listed companies to obtain shareholder approval prior to issuing or selling securities (or securities convertible into or exercisable for common stock) that equal 20% or more of the companies’ outstanding common stock or voting power prior to such issuance or sale. We, as a foreign private issuer, are permitted to and have chosen to follow home country practice in lieu of this requirement, which allows us to issue and sell securities that equal 20% or more of our outstanding Ordinary Shares or voting power without obtaining shareholder approval.

Therefore, for as long as we remain a “foreign private issuer,” we will not have the same protections afforded to our shareholders that are subject to all of the above corporate governance requirements, and you will have less protection than you would have if we were a domestic issuer.

If we cannot continue to satisfy the listing requirements and other rules of the Nasdaq Capital Market, our securities may be delisted, which could negatively impact the price of our securities and your ability to sell them.

We have listed our Ordinary Shares on the Nasdaq Capital Market under the symbol “BLMZ.”

In order to maintain our listing on the Nasdaq Capital Market, we are required to comply with certain rules of the Nasdaq Capital Market, including those regarding minimum stockholders’ equity, minimum share price, minimum market value of publicly held shares, and various additional requirements. Even if we meet the listing requirements and other applicable rules of the Nasdaq Capital Market, we may not be able to continue to satisfy these requirements and applicable rules. If we are unable to satisfy the Nasdaq Capital Market criteria for maintaining our listing, our securities could be subject to delisting.

On September 12, 2024, we received a written notification (the “Notification Letter”) from Nasdaq advising us that, based on the market value of our Ordinary Shares from July 29, 2024 to September 11, 2024, we did not meet the minimum market value of listed securities requirement stipulated in Nasdaq Listing Rule 5550(b)(2) (the “Minimum Market Value of Listed Securities Requirement”). Nasdaq Listing Rule 5550(b)(2) requires listed companies to maintain a minimum market value of listed securities of $35 million, and Nasdaq Listing Rule 5810(c)(3)(C) provides that a failure to meet the Minimum Market Value of Listed Securities Requirement exists if the deficiency continues for a period of 30 consecutive business days.

The Notification Letter does not impact our listing on the Nasdaq. In accordance with Nasdaq Listing Rule 5810(c)(3)(C), we have been provided 180 calendar days, or until March 11, 2025 (the “Compliance Period”), to regain compliance with Nasdaq Listing Rule 5550(b)(2), which will be satisfied if, at any time during the Compliance Period, the market value of our Ordinary Shares closes at $35 million or more for a minimum of ten consecutive business days. During the Compliance Period, we expect that our Ordinary Shares will continue to be listed and traded on the Nasdaq. We intend to monitor the market value of our Ordinary Shares between now and March 11, 2025, and our management is looking into various options available to regain compliance and maintain our continued listing. In the event we do not regain compliance by March 11, 2025, we will be subject to delisting, yet we may appeal the delisting determination to the Nasdaq’s hearings panel.

If the Nasdaq Capital Market subsequently delists our securities from trading, we could face significant consequences, including:

●	a limited availability for market quotations for our securities;

●	reduced liquidity with respect to our securities;

●	a determination that our Ordinary Shares are a “penny stock,” which will require brokers trading in our Ordinary Shares to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our Ordinary Shares;

●	limited amount of news and analyst coverage; and

●	a decreased ability to issue additional securities or obtain additional financing in the future.

Anti-takeover provisions in our articles of association may discourage, delay, or prevent a change in control.

Some provisions of our articles of association may discourage, delay or prevent a change in control of our Company or management that shareholders may consider favorable, including provisions that authorize our board of directors to issue shares with preferred, deferred, or other special rights or restrictions without any further vote or action by our shareholders.

Our board of directors may decline to register transfers of Ordinary Shares in certain circumstances.

Our board of directors may, in its sole discretion, decline to register any transfer of any Ordinary Share which is not fully paid up or on which we have a lien. Our directors may also decline to register any transfer of any Ordinary Share unless (i) the instrument of transfer is lodged with us, accompanied by the certificate for the shares to which it relates and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer; (ii) the instrument of transfer is in respect of only one class of shares; (iii) the instrument of transfer is properly stamped, if required; (iv) in the case of a transfer to joint holders, the number of joint holders to whom the share is to be transferred does not exceed four; (v) the shares transferred are free of any lien in favor of us; or (vi) a fee of such maximum sum as the Nasdaq Capital Market may determine to be payable, or such lesser sum as our board of directors may from time to time require, is paid to us in respect thereof.

If our directors refuse to register a transfer they shall, within three months after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal. The registration of transfers may, on 14 days’ notice being given by advertisement in one or more newspapers or by electronic means, be suspended and the register closed at such times and for such periods as our board of directors may from time to time determine, provided, however, that the registration of transfers shall not be suspended nor the register closed for more than 30 days in any year.

This, however, is unlikely to affect market transactions of the Ordinary Shares purchased by investors in a public offering. The legal title to such Ordinary Shares and the registration details of those Ordinary Shares in the Company’s register of members remain with the Depository Trust Company. All market transactions with respect to those Ordinary Shares are carried out without the need for any kind of registration by the directors, as the market transactions will all be conducted through the Depository Trust Company systems.

We are an “emerging growth company” within the meaning of the Securities Act, and if we take advantage of certain exemptions from disclosure requirements available to emerging growth companies, this will make it more difficult to compare our performance with other public companies.

We are an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act. Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This will make comparison of our financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Because we are an “emerging growth company,” we may not be subject to requirements that other public companies are subject to, which could affect investor confidence in us and our Ordinary Shares.

For as long as we remain an “emerging growth company,” as defined in the JOBS Act, we will elect to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies,” including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of shareholder approval of any golden parachute payments not previously approved. Because of these lessened regulatory requirements, our shareholders would be left without information or rights available to shareholders of more mature companies. If some investors find our Ordinary Shares less attractive as a result, there may be a less active trading market for our Ordinary Shares and our share price may be more volatile. See “Implications of Our Being an ‘Emerging Growth Company.’”

You may have difficulty enforcing judgments against us.

We are incorporated under the laws of the Cayman Islands as an exempted company limited by shares. Currently, all of our operations are conducted in Japan, and all or a substantial portion of our assets are and will be located outside of the United States and located in Japan. In addition, all of our officers and directors are nationals and residents of a country other than the United States, and almost all of their assets are located outside the United States. As a result, it may be difficult or impossible for you to bring an action against us or against these individuals in the United States in the event that you believe we have violated your rights, either under United States federal or state securities laws or otherwise, or if you have a claim against us. Even if you are successful in bringing an action of this kind, the laws of the Cayman Islands and of Japan may not allow you to enforce a judgment against our assets or the assets of our directors and officers. See “Enforceability of Civil Liabilities.”

The laws of the Cayman Islands may not provide our shareholders with benefits comparable to those provided to shareholders of corporations incorporated in the United States.

Our corporate affairs are governed by our memorandum and articles of association, by the Cayman Companies Act and by the common law of the Cayman Islands. The rights of shareholders to take action against our directors, actions by minority shareholders, and the fiduciary responsibilities of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law in the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands and from English common law. Decisions of the Privy Council (which is the final Court of Appeal for British overseas territories such as the Cayman Islands) are binding on a court in the Cayman Islands. Decisions of the English courts, and particularly the Supreme Court and the Court of Appeal are generally of persuasive authority but are not binding in the courts of the Cayman Islands. Decisions of courts in other Commonwealth jurisdictions are similarly of persuasive but not binding authority. The rights of our shareholders and the fiduciary responsibilities of our directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedents in the United States. In particular, the Cayman Islands has a less developed body of securities laws relative to the United States. Therefore, our public shareholders may have more difficulty protecting their interests in the face of actions by our management, directors, or controlling shareholders than would shareholders of a corporation incorporated in a jurisdiction in the United States.

You may be unable to present proposals before annual general meetings or extraordinary general meetings not called by shareholders.

Cayman Islands law provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. These rights, however, may be provided in a company’s articles of association. Our articles of association allow our shareholders holding shares which carry in aggregate not less than one-tenth of all votes attaching to all of our issued and outstanding shares, to requisition an extraordinary general meeting of our shareholders, in which case our board of directors is obliged to call such meeting. Advance notice of at least five calendar days is required for the convening of any general meeting of our shareholders. A quorum required for a meeting of shareholders consists of at least two shareholders, present in person or by proxy, holding shares which carry in aggregate in excess of 50% of all votes attaching to all of our shares in issue and entitled to vote at such meeting.

If we are classified as a passive foreign investment company, United States taxpayers who own our Ordinary Shares may have adverse United States federal income tax consequences.

A non-U.S. corporation such as ourselves will be classified as a passive foreign investment company, which is known as a PFIC, for any taxable year if, for such year, either:

●	at least 75% of our gross income for the year is passive income; or

●	the average percentage of our assets (determined at the end of each quarter) during the taxable year which produce passive income or which are held for the production of passive income is at least 50%.

Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business), and gains from the disposition of passive assets.

If we are determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. taxpayer who holds our Ordinary Shares, the U.S. taxpayer may be subject to increased U.S. federal income tax liability and may be subject to additional reporting requirements.

Depending on the amount of cash we raise in this offering, together with any other assets held for the production of passive income, it is possible that, for our 2023 taxable year or for any subsequent year, more than 50% of our assets may be assets which produce passive income, in which case we would be deemed a PFIC, which could have adverse U.S. federal income tax consequences for U.S. taxpayers who are shareholders. We will make this determination following the end of any particular tax year.

For purposes of the PFIC analysis, in general, a non-U.S. corporation is deemed to own its pro rata share of the gross income and assets of any entity in which it is considered to own at least 25% of the equity by value.

For a more detailed discussion of the application of the PFIC rules to us and the consequences to U.S. taxpayers if we were or are determined to be a PFIC, see “Material Income Tax Consideration — United States Federal Income Taxation — PFIC.”

Our shareholders may be held liable for claims by third parties against us to the extent of distributions received by them upon redemption of their shares.

If we are forced to enter into an insolvency liquidation, any distributions received by shareholders could be viewed as an unlawful payment if it was proved that immediately following the date on which the distribution was made, we were unable to pay our debts as they fall due in the ordinary course of business. As a result, a liquidator could seek to recover some or all amounts received by our shareholders. Furthermore, our directors may be viewed as having breached their fiduciary duties to us or our creditors and/or may have acted in bad faith, thereby exposing themselves and our Company to claims, by paying public shareholders from the trust account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons. We and our directors and officers who knowingly and willfully authorized or permitted any distribution to be paid out of our share premium account while we were unable to pay our debts as they fall due in the ordinary course of business would be guilty of an offence and may be liable for a fine of 15,000 Cayman Islands Dollars and to imprisonment for five years in the Cayman Islands.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that reflect our current expectations and views of future events, all of which are subject to risks and uncertainties. Forward-looking statements give our current expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. You can find many (but not all) of these statements by the use of words such as “approximates,” “believes,” “hopes,” “expects,” “anticipates,” “estimates,” “projects,” “intends,” “plans,” “will,” “would,” “should,” “could,” “may,” or other similar expressions in this prospectus. These statements are likely to address our growth strategy, financial results, and product and development programs. You must carefully consider any such statements and should understand that many factors could cause actual results to differ from our forward-looking statements. These factors may include inaccurate assumptions and a broad variety of other risks and uncertainties, including some that are known and some that are not. No forward-looking statement can be guaranteed and actual future results may vary materially. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to:

●	assumptions about our future financial and operating results, including revenue, income, expenditures, cash balances, and other financial items;

●	our ability to execute our growth, and expansion, including our ability to meet our goals;

●	current and future economic and political conditions;

●	our capital requirements and our ability to raise any additional financing which we may require;

●	our ability to attract clients and further enhance our brand recognition;

●	our ability to hire and retain qualified management personnel and key employees in order to enable us to develop our business;

●	the COVID-19 pandemic; and

●	other assumptions described in this prospectus underlying or relating to any forward-looking statements.

We describe certain material risks, uncertainties, and assumptions that could affect our business, including our financial condition and results of operations, under “Risk Factors.” We base our forward-looking statements on our management’s beliefs and assumptions based on information available to our management at the time the statements are made. We caution you that actual outcomes and results may, and are likely to, differ materially from what is expressed, implied or forecast by our forward-looking statements. Accordingly, you should be careful about relying on any forward-looking statements. Except as required under the federal securities laws, we do not have any intention or obligation to update publicly any forward-looking statements after the distribution of this prospectus, whether as a result of new information, future events, changes in assumptions, or otherwise.

Industry Data and Forecasts

This prospectus contains market data and industry forecasts and projections, which were obtained or derived from publicly available information, reports of governmental agencies, market research reports, and industry publications and surveys. These sources generally state that the information contained therein has been obtained from sources believed to be reliable, but that the accuracy and completeness of that information is not guaranteed. Although we believe such information to be accurate, we have not independently verified the data from these sources. However, we acknowledge our responsibility for all disclosures in this prospectus. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and additional uncertainties and risks regarding the other forward- looking statements in this prospectus due to a variety of factors, including those described in this section, the section entitled “Risk Factors,” and elsewhere in this prospectus. These and other factors could cause results to differ materially from those expressed in the forecasts and estimates.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the Cayman Islands as an exempted company limited by shares. We are incorporated under the laws of the Cayman Islands because of certain benefits associated with being a Cayman Islands company, such as political and economic stability, an effective judicial system, a favorable tax system, the absence of foreign exchange control or currency restrictions, and the availability of professional and support services. The Cayman Islands, however, has a less developed body of securities laws as compared to the United States and provides significantly less protection for investors than the United States. Additionally, Cayman Islands companies may not have standing to sue in the Federal courts of the United States.

Substantially all of our assets are located in Japan. In addition, all of our directors and officers are nationals or residents of Japan and all or a substantial portion of their assets are located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon us or these persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

We have appointed Cogency Global Inc. as our agent to receive service of process with respect to any action brought against us in the United States District Court for the Southern District of New York under the federal securities laws of the United States or of any state in the United States or any action brought against us in the Supreme Court of the State of New York in the County of New York under the securities laws of the State of New York.

Conyers Dill & Pearman (“Conyers”), our counsel with respect to the laws of the Cayman Islands, and COACH Legal Professional Corporation (“COACH”), our counsel with respect to Japanese law, have advised us that there is uncertainty as to whether the courts of the Cayman Islands or Japan would (i) recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States or (ii) entertain original actions brought in the Cayman Islands or Japan against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

We have been advised by Conyers that, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the federal or state courts of the United States (and the Cayman Islands are not a party to any treaties for the reciprocal enforcement or recognition of such judgments with the United States), the courts of the Cayman Islands may recognize as a valid judgment, a final and conclusive judgment in personam obtained in the federal or state courts of the United States against the Company under which a sum of money is payable (other than a sum of money payable in respect of multiple damages, taxes or other charges of a like nature or in respect of a fine or other penalty) or, in certain circumstances, an in personam judgment for non-monetary relief, and may give a judgment based thereon, provided that (a) such courts had proper jurisdiction over the parties subject to such judgment; (b) such courts did not contravene the rules of natural justice of the Cayman Islands; (c) such judgment was not obtained by fraud; (d) the enforcement of the judgment would not be contrary to the public policy of the Cayman Islands; (e) no new admissible evidence relevant to the action is submitted prior to the rendering of the judgment by the courts of the Cayman Islands; and (f) there is due compliance with the correct procedures under the laws of the Cayman Islands. However, the Cayman Islands courts are unlikely to enforce a judgment obtained from United States courts under civil liability provisions of the U.S. federal securities law if such judgment is determined by the courts of the Cayman Islands to give rise to obligations to make payments that are penal or punitive in nature. Because such a determination has not yet been made by a court of the Cayman Islands, it is uncertain whether such civil liability judgments from U.S. courts would be enforceable in the Cayman Islands. A Cayman Islands court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

In addition, COACH has advised the Company that it is uncertain whether the Japanese courts will (i) recognize or enforce judgments of United States courts obtained against the Company or any of its directors or officers under the civil liability provisions of the securities laws of the United States or any state of the United States or (ii) accept the original action brought in Japan against the Company or any of its directors or officers under the securities laws of the United States. Japan’s Civil Execution Act (Act No. 4 of 1979, as amended) and Code of Civil Procedure (Act No. 109 of 1996, as amended) require Japanese courts to deny requests for the enforcement of judgments of foreign courts where foreign judgments does not meet the requirements set forth in the Civil Execution Act and the Code of Civil Procedure, including the following:

●	the jurisdiction of the foreign court shall be recognized under laws, regulations, treaties, or conventions;

●	the defeated defendant has been served (excluding service by publication or other similar service) with the summons or order for the commencement of litigation, or that he/she did not receive such summons or order, but did respond to the summons or order;

●	the content of the judgment and the litigation proceedings are not contrary to public policy or good morals in Japan; and

●	there exists a guarantee of reciprocity as to the recognition by a court of the relevant foreign jurisdiction of a final judgment of a Japanese court.

Reciprocity is defined as the recognition in a foreign country of the validity of a judgment of a Japanese court of the same kind as that of a foreign court in that country under conditions not different in material respects from those in Japan, just as Japan recognizes the judgment of a foreign court, and the Japanese courts will determine the existence of reciprocity on a case-by-case basis for each judgment rendered by a foreign court

For example, Japanese courts recognize reciprocity for judgments of courts in the states of Hawaii, New York, California, and Nevada (mainly for monetary claims), but there is no guarantee that reciprocity will be recognized for judgments in other states or for different types of U.S. judgments. Therefore, U.S. court judgments for civil liability premised on U.S. federal and state securities laws may not be enforceable in Japan.

USE OF PROCEEDS

The Company will not receive any of the proceeds from the sale of the Resale Shares. The Selling Shareholders will receive all of the net proceeds from the sales of the Resale Shares under this prospectus. The Company has agreed to bear the expenses relating to the registration of the Resale Shares for the Selling Shareholders.

DIVIDEND POLICY

Since our inception, we have not declared or paid cash dividends on our Ordinary Shares. Any decision to pay dividends in the future will be subject to a number of factors, including our financial condition, results of operations, the level of our retained earnings, capital demands, general business conditions, and other factors our board of directors may deem relevant. We currently intend to retain most, if not all, of our available funds and any future earnings after this offering to fund the operation, development, and growth of our business, and, as a result, we do not expect to pay any dividends in the foreseeable future. Consequently, we cannot give any assurance that any dividends may be declared and paid in the future.

Under Cayman Islands law, a Cayman Islands company may pay a dividend on its shares out of either profit or share premium, provided that in no circumstances may a dividend be paid if this would result in the company being unable to pay its debts due in the ordinary course of business.

If we determine to pay dividends on any of our Ordinary Shares in the future, as a holding company, we will be dependent on receipt of funds from our subsidiary, BloomZ Japan. Under the Japanese Companies Act (Act No. 86 of 2005, as amended), dividends must be paid from retained earnings and no dividend shall be paid out if the payment would cause the company to be insolvent (more precisely, if the amount of net assets after dividends falls below a certain amount as stipulated by the Companies Act). As a result, in the event that BloomZ Japan incurs debt on its own behalf in the future, its ability to pay dividends or other distributions to us may be limited.

Cash dividends, if any, on our Ordinary Shares will be paid in U.S. dollars.

SELLING SHAREHOLDERS

The following table sets forth the names of the Selling Shareholders, the number of the Ordinary Shares that the Selling Shareholders beneficially owned prior to the offering, and the maximum number of the Resale Shares that may be offered for resale for the account of the Selling Shareholders under this prospectus. The table also provides information regarding the number and percentage of the Ordinary Shares beneficially owned by the Selling Shareholders after the offering of the shares as adjusted to reflect the assumed sale of all of the Resale Shares offered under this prospectus.

None of the Selling Shareholders is a broker-dealer or an affiliate of a broker-dealer. For the Resale Shares to be offered by the Selling Shareholders, and they do not have any agreement or understanding to distribute any of the Resale Shares being registered. Each Selling Shareholder may offer for sale from time to time any or all of the Resale Shares. The table below assumes that the Selling Shareholders will sell all of the Resale Shares offered for sale by this prospectus.

Beneficial ownership is determined in accordance with the rules of the SEC and generally requires that such person have voting or investment power with respect to securities. In computing the number of Ordinary Shares beneficially owned by a person listed below and the percentage ownership of such person, Ordinary Shares underlying options, warrants, or convertible securities held by each such person that are exercisable or convertible within 60 days of the date of this prospectus are deemed outstanding, but are not deemed outstanding for computing the percentage ownership of any other person.

The Company may require the Selling Shareholders to suspend the sales of the Resale Shares offered by this prospectus upon the occurrence of any event that makes any statement in this prospectus or the related registration statement untrue in any material respect or that requires the changing of statements in these documents in order to make statements in those documents not misleading.

Name of the Selling Shareholders	Ordinary Shares Beneficially Owned Prior to Offering(1)	Percentage Ownership Prior to Offering(2)	Maximum Number of Resale Shares to be Sold(3)	Number of Ordinary Shares Owned After Offering	Percentage Ownership After Offering
CyberStep, Inc.(4)	4,500,000	33.5%	4,500,000	0	0%
Lode Runner, Inc.(5)	1,400,000	10.4%	1,400,000	0	0%
Kazusa Aranami(6)	750,000	5.6%	750,000	0	0%
Junichi Ogata(7)	150,000	1.12%	150,000	0	0%
Kosuke Inoue(8)	125,000	0.9%	125,000	0	0%
Rui Sato(9)	100,000	0.7%	100,000	0	0%
Yuhi Mimura(10)	75,000	0.6%	75,000	0	0%
Hiromi Kashiwabushi(11)	50,000	0.4%	50,000	0	0%
Minoru Muranaga(12)	50,000	0.4%	50,000	0	0%
Yuichi Ishii(13)	50,000	0.4%	50,000	0	0%
HeartCore Enterprises, Inc.(14)	497,400	3.7%	497,400	0	0%
Spirit Advisors, LLC(15)	497,400	3.7%	497,400	0	0%

(1)	For the purpose of this table only, the offering refers to the resale of the Resale Shares by the Selling Shareholders listed above.
(2)	Based on 13,429,800 Ordinary Shares issued and outstanding as of the date of this prospectus.
(3)	This number represents all of the Resale Shares that the Selling Shareholders may resell, as applicable, all of which the Company agreed to register.

(4)	The number of Ordinary Shares beneficially owned prior to this offering represents 4,500,000 Ordinary Shares held by CyberStep, Inc., a widely held public company with securities listed on the Tokyo Stock Exchange. Based on the most recent annual securities report filed by CyberStep, Inc., no shareholder beneficially owns more than 10% of its outstanding common stock. As a result, voting and investment discretion with regard to these Ordinary Shares is ultimately controlled by the five-member board of directors of CyberStep, Inc., which presently consists of Rui Sato, Junichi Ogata, Kousuke Inoue, Tsuyoshi Suzuki, and Jiro Saito. The address for CyberStep, Inc. is Asahi Seimei Daitabashi Building 4F, 1-22-19 Izumi, Suginami-ku, 168-0063, Tokyo, Japan.
(5)	Rui Sato, exercises voting and/or dispositive power over 1,400,000 Ordinary Shares held by Lode Runner, Inc. Rui Sato is the representative director of CyberStep. The principal address of Lode Runner, Inc. is: 2-2-39 Jingumae, Shibuya-ku, 150-0001, Tokyo, Japan.
(6)	Kazusa Aranami, our director, chief executive officer, and chairperson, holds voting and/or dispositive power over 750,000 Ordinary Shares. The principal address of Kazusa Aranami is: 2-1-307 Haraikatamachi, Shinjuku-ku, Tokyo 162-0841, Japan.
(7)	Junichi Ogata, a director of CyberStep, holds voting and/or dispositive power over 150,000 Ordinary Shares. The principal address of Junichi Ogata is: 2-877-2 Amanumacho, Omiya-ku, Saitama-shi, Saitama-ken 330-0834 Japan.
(8)	Kosuke Inoue, a director of CyberStep, holds voting and/or dispositive power over 125,000 Ordinary Shares. The principal address of Kosuke Inoue is: 4-8-1609 Yotsuya, Shinjuku-ku, Tokyo 160-0004, Japan.
(9)	Rui Sato, the representative director of CyberStep, holds voting and/or dispositive power over 100,000 Ordinary Shares. The principal address of Rui Sato is: 2-10-5 Jingu-mae, Shibuya-ku, Tokyo 150-0001, Japan.
(10)	Yuhi Mimura, our director, holds voting and/or dispositive power over 75,000 Ordinary Shares. The principal address of Yuhi Mimura is: Room 102 Gibbon House, 4-20-14 Chuo, Nakano-ku, Tokyo 164-0011, Japan.
(11)	Hiromi Kashiwabushi, holds voting and/or dispositive power over 50,000 Ordinary Shares. The principal address of Hiromi Kashiwabushi is: 29-17 Honcho, Wako-shi, Saitama-ken 351-0114 Japan.
(12)	Minoru Muranaga, our chief financial officer, holds voting and/or dispositive power over 50,000 Ordinary Shares. The principal address of Minoru Muranaga is: 5-1-1-902 Nishigotanda, Shinagawa-ku, Tokyo 141-0031, Japan.
(13)	Yuichi Ishii, a former director of CyberStep, holds voting and/or dispositive power over 50,000 Ordinary Shares. The principal address of Yuichi Ishii is: 4-19-7 Matsunamiaoba, Moriya-shi, Ibaraki-ken 302-0132 Japan.
(14)	Sumitaka Yamamoto, exercises voting and/or dispositive power over 497,400 Ordinary Shares held by HeartCore Enterprises, Inc. Sumitaka Yamamoto does not have, and has not had, any material relationship with the Company or any of its predecessors or affiliates within the past three years. The principal address of HeartCore Enterprises, Inc. is: 19303 Chablis Court, Saratoga, CA 95070 USA.
(15)	Robert Yu, exercises voting and/or dispositive power over 497,400 Ordinary Shares held by Spirit Advisors, LLC. Robert Yu does not have, and has not had, any material relationship with the Company or any of its predecessors or affiliates within the past three years. The principal address of Spirit Advisors, LLC is: 477 Madison Avenue, 6th floor New York, NY 10022.

CORPORATE HISTORY AND STRUCTURE

Our Corporate History

BloomZ Japan was established on October 17, 2017, as a limited liability company organized under the laws of Japan.

On December 1, 2020, CyberStep (TSE: 3810), a Japanese public company, acquired 100% of the equity interests in BloomZ Japan from its original shareholders. BloomZ Japan became CyberStep’s wholly owned subsidiary.

In connection with the IPO, we undertook a reorganization of our corporate structure (the “Reorganization”) in the following steps:

●	in February 2023, we started to plan fundraising by issuing BloomZ Japan’s ordinary shares to potential investors for our working capital needs and to finance the expenses for the IPO;

●	on April 14, 2023, we incorporated BloomZ Cayman as an exempted company limited by shares under the laws of the Cayman Islands;

●	on April 24, 2023, BloomZ Cayman acquired 100% of the equity interests in BloomZ Japan through a share exchange agreement from BloomZ Japan’s shareholders. Consequently, BloomZ Cayman, through a restructuring that is accounted for as a reorganization of entities under common control, became the ultimate holding company of BloomZ Japan. See the section captioned “Description of Share Capital — History of Share Issuances” in this prospectus;

●	on May 31, 2023, after three months of negotiations, BloomZ Japan entered into investment agreements with 12 investors, pursuant to which agreements BloomZ Japan issued an aggregate of 667 of its ordinary shares to the 12 investors on May 31, 2023; and

●	on August 25, 2023, BloomZ Cayman acquired the equity interests in BloomZ Japan held by the 12 investors through a share exchange agreement.

On July 25, 2024, we completed the IPO of 1,250,000 Ordinary Shares at a public offering price of $4.30 per share. The gross proceeds raised from the IPO were approximately $5.38 million prior to deducting underwriting discounts and other offering expenses payable by us.

On August 26, 2024, we issued 497,400 Ordinary Shares to HeartCore Enterprises, Inc., a Delaware corporation, and 497,400 Ordinary Shares to Spirit Advisors, LLC, a Delaware limited liability company, in consideration of the services they provided to the Company in connection with our IPO.

Recent Development

Consulting Agreement

On January 11, 2023 (the “Effective Date”), the Company entered into a Consulting and Services Agreement, as amended on September 14, 2023 (the “Consulting Agreement”), with HeartCore Enterprises, Inc., a Selling Shareholder (“HeartCore”). Pursuant to the terms of the Consulting Agreement, HeartCore agreed to provide the Company certain services, including the following (collectively, the “Services”):

(i)	Assistance with the selection and negotiation of terms for a law firm, underwriter, and auditing firm for the Company;

(ii)	Assistance in the preparation of documentation for internal controls required for an initial public offering by the Company;

(iii)	Providing support services to remove problematic accounting accounts upon listing;

(iv)	Translation of requested documents into English;

(v)	Attendance and, if requested by the Company, leading meetings with the Company’s management and employees, and/or law firm, underwriter, and auditing firm;

(vi)	Preparation of required documents and providing the Company with support services related to the Nasdaq listing;

(vii)	Assistance in preparation of documentation for due diligence and its translation into English;

(viii)	Conversion of accounting data from Japanese standards to U.S. GAAP;

(ix)	Support for the Company’s negotiation and communication with the auditing firm;

(x)	Assistance in the preparation of S-1 or F-1 filings;

(xi)	Assistance in the preparation for investor relations until the initial public offering;

(xii)	Creation of an English web page; and

(xiii)	Preparation of an investor presentation/deck and executive summary of the Company’s business and operations.

Pursuant to the terms of the Consulting Agreement, the Company agreed to compensate HeartCore US$500,000, to be paid as follows, in return for the provision of the Services during the eight-month term (the “Term”):

(i)	US$200,000 on the Effective Date;

(ii)	US$150,000 on the three-month anniversary of the Effective Date; and

(iii)	US$150,000 on the six-month anniversary of the Effective Date.

For any services performed by HeartCore beyond the Term, the Company agreed to compensate HeartCore for such services at the rate of US$150 per hour, based on the hours spent by personnel of HeartCore.

The Term of the Consulting Agreement expired.

Our Corporate Structure

The following diagram illustrates our corporate structure as of the date of this prospectus.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

We conduct all of our operations through our subsidiary in Japan, BloomZ Japan. BloomZ Japan is an audio producing and voice actor managing company, which aims to promote voice acting to the world stage, as an essential component of animation and an aspect of Japanese culture. Since our inception in 2017, we have been devoting ourselves to providing audio production services as well as voice acting educational services to Japanese youth who wish to become professional voice actors.

COVID-19 Affecting Our Results of Operations

While our business was not materially affected by the COVID-19 pandemic during the six months ended March 31, 2024 and 2023 and during the fiscal year ended September 30, 2023, it was substantially and adversely affected during the fiscal years ended September 30, 2022 and 2021. The COVID-19 pandemic adversely impacted Japan between the beginning of 2020 and the first half of 2023. During such period, the Japanese government issued several Declarations of Emergency, requesting the closing of non-essential activities and businesses across the country as a preemptive safeguard against the spread of COVID-19. This situation adversely impacted businesses across the country, particularly in the education and entertainment fields in which we operate.

Audio Production

During the fiscal years ended September 30, 2022 and 2021, many of the orders for audio production services we had received were postponed, due to the cessation of the entirety of animation production projects in compliance with the government COVID-19 policies. In addition, the progress of a few audio productions was delayed, as some of our collaborating voice actors were infected with COVID-19. Our audio production business was not materially affected by the COVID-19 pandemic during the six months ended March 31, 2024 and 2023 and during the fiscal year ended September 30, 2023, because fewer orders for audio production services were postponed, as fewer animation production projects were deferred or canceled compared to the fiscal years ended September 30, 2022 and 2021. However, the revenue generated from the audio production business during the fiscal year ended September 30, 2023 nevertheless decreased by 46.9% compared to the fiscal year ended September 30, 2022, due to a reason unrelated to the COVID-19 pandemic. The decrease was mainly because we were devoting ourselves to several large projects that are expected to take a few years to complete during the fiscal year ended September 30, 2023, and thus, fewer revenue-generating projects were completed during such period compared to the fiscal year ended September 30, 2022. The revenue generated from the audio production business during the six months ended March 31, 2024 increased compared to the same period in the prior year.

VTuber Management

COVID-19 significantly affected the streaming schedule due to infections afflicting our affiliated VTubers during fiscal year 2022. In addition, offline events featuring our affiliated VTubers we planned to hold and expected to significantly contribute to the revenue were canceled in fiscal year 2022, either in compliance with the government’s COVID-19 policies or due to the infection of our affiliated VTubers. Since fewer of our affiliated VTubers were infected with COVID-19 and most of our infected affiliated VTubers had recovered from COVID-19, the streaming schedule during the six months ended March 31, 2024 and 2023 and during the fiscal year 2023 was not as significantly affected as it was during the fiscal year 2022. Consequently, during the six months ended March 31, 2024 and 2023 and during the fiscal year ended September 30, 2023, the number of VTubers available for live streaming increased, which led to higher advertisement revenue, and thus, the revenue generated from the VTuber management business significantly increased.

Voice Actor Workshops

Our physical voice actor workshops were frequently canceled, in compliance with the government policies during the fiscal years ended September 30, 2022 and 2021, due to the COVID-19 pandemic. While our voice actor workshop business was not materially affected by the COVID-19 pandemic during the six months ended March 31, 2024 and during the fiscal year ended September 30, 2023, as no physical voice actor workshops were canceled during these periods, the revenue generated from the voice actor workshop business decreased compared to the same period in the prior year. The decrease is primarily because the Company focused on the operation of the VTuber management business rather than the recruitment of members for the voice actor workshops during the six months ended March 31, 2024 and during the fiscal year ended September 30, 2023.

The extent of any future impact of the COVID-19 pandemic on our business is still highly uncertain and cannot be predicted as of the date of this prospectus. Any potential impact to our operating results will depend, to a large extent, on future developments and new information that may emerge regarding the duration and severity of the COVID-19 pandemic and the actions taken by government authorities to contain the spread of the COVID-19 pandemic, almost all of which are beyond our control.

See “Risk Factors — Risks Related to Our Business and Industry — Our financial condition, results of operations, and cash flows have been adversely affected by the COVID-19 pandemic.”

Key Operating Metrics

In assessing the performance of our businesses, we review and focus on our key financial performance indicators — revenue, gross profit and gross margin, and operating income and operating margin.

Revenue

Revenue includes the proceeds from the audio production business, the VTuber management business, and the voice actor workshop business, whereas the cost of goods sold primarily includes the labor outsourcing costs incurred in delivering revenue.

Operating Profit and Operating Margin

Operating profit is the difference between our revenue and cost of revenue, selling, general, and administrative (“SG&A”) expenses, and depreciation and amortization. Operating margin is the operating profit expressed as a percentage of revenue.

Results of Operations

Comparison of Results of Operations for the Six Months Ended March 31, 2024 and 2023

The following table sets forth our statements of operations for the six months ended March 31, 2024 and 2023:

	Six Months Ended March 31,				Change (2024 vs. 2023)
(in thousands, except change % data)	2024 ($)	2024 (¥)	2023 ($)	2023 (¥)	$	¥	YoY %
Revenue
Audio production and talent management business	361	54,650	259	39,227	102	15,423	39.3%
Internet business	391	59,083	126	19,073	265	40,010	209.8%
Workshop business	13	2,040	17	2,548	(4)	(508)	(19.9)%
Distributions from investments	44	6,604	8	1,281	36	5,323	415.5%
Total Revenue	809	122,377	410	62,129	399	60,248	97.0%
Costs and Expenses
Cost of revenue	541	81,850	312	47,122	229	34,728	73.7%
Selling, General and Administrative Expenses	346	52,274	130	19,662	216	32,612	165.9%
Depreciation and amortization	44	6,635	26	3,882	18	2,753	70.9%
Total Costs and Expenses	931	140,759	468	70,666	463	70,093	99.2%
Operating Loss	(122)	(18,382)	(58)	(8,537)	(64)	(9,845)	115.3%
% of revenue	(15.1)%	(15.0)%	(14.1)%	(13.7)%
Interest income (expense), net	(1)	(92)	(5)	(683)	4	591	(86.5)%
Other income (loss)	-	58	1	80	(1)	(22)	(27.5)%
Loss before income tax	(123)	(18,416)	(62)	(9,140)	(61)	(9,276)	101.5%
Income tax expense	-	-	-	-	-	-	0.0%
Net Loss	(123)	(18,416)	(62)	(9,140)	(61)	(9,276)	101.5%

Revenue

Revenue increased by ¥60,248 thousand ($399 thousand) or 97.0% to ¥122,377 thousand ($809 thousand), primarily due to the following factors:

●	Revenue from audio production and talent management business increased by ¥15,423 thousand ($102 thousand), or 39.3%, to ¥54,650 thousand ($361 thousand) during the six months ended March 31, 2024. The increase was mainly due to strong orders for audio production and the start of deliveries for animation production, for which orders were received in the previous fiscal year.

●	Revenue from the internet business significantly increased by ¥40,010 thousand ($265 thousand), or 209.8%, to ¥59,083 thousand ($391 thousand) during the six months ended March 31, 2024. The increase was mainly due to the release of a novel game featuring a well-known VTuber;

●	Revenue from workshop business decreased by ¥508 thousand ($4 thousand), or 19.9%, to ¥2,040 thousand ($13 thousand) during the six months ended March 31, 2024. The decrease was mainly because the Company focused on the operation of the VTuber management business rather than the recruitment of members for the voice actor workshops and, thus, the number of new students enrolled in the workshop decreased; and

●	Revenue from distribution from investments increased by ¥5,323 thousand ($36 thousand), or 415.5%,to ¥6,604 thousand ($44 thousand) during the six months ended March 31, 2024. The increase was mainly due to an increase in the number of investments in animation production. In addition, the animation production committee the Company invested in during the six months ended March 31, 2024 had strong earnings.

Cost of Revenue

Total cost of revenue increased by ¥34,728 thousand ($229 thousand), or 73.7%, to ¥81,850 thousand ($541 thousand), reflecting the change in the direct costs associated with the fluctuation in revenue.

SG&A Expenses and Depreciation and Amortization Expenses and Operating Margin

Total selling, general, and administrative, or SG&A, expenses increased by ¥32,612 thousand ($216 thousand), or 165.9%, to ¥52,274 thousand ($346 thousand), primarily due to the following factors:

●	Higher salary expenses due to the additional employees hired during the six months ended March 31, 2024.

●	Higher commissions fees that resulted from higher sales from the internet business.

Depreciation and amortization expenses increased by ¥2,753 thousand ($18 thousand), or 70.9%, to ¥6,635 thousand ($44 thousand), primarily due to the additional joint investments the Company acquired during the six months ended March 31, 2024.

Operating loss increased by ¥9,845 thousand ($64 thousand), or 115.3%, to an operating loss of ¥18,382 thousand ($122 thousand) during the six months ended March 31, 2024 from an operating loss of ¥8,537 thousand ($58 thousand) during the six months ended March 31, 2023. Operating margin decreased from a loss of 13.7% to a loss of 15.0%.

Interest Expenses, Net

Net interest expenses decreased by ¥591 thousand ($4 thousand), or 86.5%, to ¥92 thousand ($1 thousand), mainly because the ¥200,000 thousand loan that the Company borrowed from CyberStep in January 2023 was repaid in June 2023.

Other Income/Expenses, net

Other income was ¥58 thousand ($0.4 thousand), primarily consists of income received from the short-term loan receivable and consumption taxes paid.

Net Loss

As a result, net loss was ¥18,416 thousand ($123 thousand) during the six months ended March 31, 2024 compared to a net loss of ¥9,140 thousand ($62 thousand) during the six months ended March 31, 2023.

Cash Flows/Liquidity

As of March 31, 2024 and 2023, we had cash of ¥29,070 thousand ($192 thousand) and ¥59,955 thousand ($396 thousand), respectively. Liquidity is a measure of our ability to meet potential cash requirements. We generally funded our operations with cash flow from operations and, when needed, with borrowings from Japanese financial institutions or capital injections from our principal shareholders. Our principal uses for liquidity have been to fund media rights bids for animation projects in our audio production business and for daily operations and working capital. We expect that our cash and cash equivalents will be sufficient to fund our operating expenses and cash obligations for the next 12 months; however, our ability to continue as a going concern depends upon our ability to attract and retain revenue generating customers, acquire new customer contracts, and secure additional financing.

	(in 1,000 JPY)
	Six Month Ended March 31,
	2024	2023
Cash flows from operating activities:
Net loss	¥(18,416)	¥(9,140)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	6,635	3,882
Interest expense	—	647
Interest income	—	(80)
Changes in Operating Assets and Liabilities:
Accounts Receivable	(7,751)	(7,827)
Prepaid expenses and other current assets	(4,450)	(1,855)
Deferred costs	(18,308)	871
Accounts payable and accrued expenses	17,898	(2,943)
Other current liabilities	87,428	25,181
Net cash provided by operating activities	63,036	8,736
Cash flows from investing activities:
Purchase of intangible assets – participation rights	(79,950)	—
Payment for short-term loan receivable	—	(35,640)
Net cash used in investing activities	(79,950)	(35,640)
Cash flows from financing activities
Repayments of long term debt	(1,020)	(1,020)
Repayment of lease liabilities	(1,600)	(1,610)
Payment of deferred offering costs	(41,351)	(44,581)
Proceeds from a loan from related party	30,000	200,000
Proceeds from cash issuance of shares	—	33,500
Net cash (used in)/provided by financing activities	(13,971)	186,289
Net (decrease)/increase in cash and cash equivalents	(30,885)	159,385
Cash and cash equivalents at beginning of period	59,955	65,480
Cash and cash equivalents at end of period	¥29,070	¥224,865

Supplemental disclosures of cash flow information:
Cash paid for interest	92	36
Cash paid for income taxes	-	6,510

Operating Activities

Net cash generated by operating activities increased from ¥8,736 thousand ($58 thousand) during the six months ended March 31, 2023 to ¥63,036 thousand ($413 thousand) during the six months ended March 31, 2024, primarily due to the increase in deferred revenue.

Investing Activities

Net cash used in investing activities increased from ¥35,640 thousand ($236 thousand) during the six months ended March 31, 2023 to ¥79,950 thousand ($529 thousand) during the six months ended March 31, 2024, mainly due to higher spending related to the acquisition of joint investments during the six months ended March 31, 2024.

Financing Activities

Net cash provided by financing activities decreased from a cash inflow of ¥186,289 thousand ($1,232 thousand) during the six months ended March 31, 2023 to a cash outflow of ¥13,971 ($92 thousand) during the six months ended March 31, 2024, primarily due to the reduction in the amount of loan proceeds the Company received from a related party during the six months ended March 31, 2024.

Debt

The Company’s borrowings as of March 31, 2024 and September 30, 2023, including short-term and long-term positions, consisted of the following:

			Yen in thousands
			As of March 31,	As of September 30,
	Interest Rate	Maturity	2024	2023
Term loan with Japan Finance Corporation	1.36%	30-Jun-29	¥12,750	¥13,770
Total long-term debt			12,750	13,770
Current portion of long-term debt, net of debt issuance costs			(2,040)	(2,040)
Long-term debt, excluding current portion, net of debt issuance costs			¥10,710	¥11,730

Contractual Obligations and Commitments

	As of March 31, 2024
	Payments due by period:
Yen in thousands	Total	Less than 1 year	1 – 3 years	4 – 5 years	More than 5 years
Long-term debt principal payments	¥12,750	¥2,040	¥6,120	¥4,080	¥510
Operating lease payments	1,174	1,174	—	—	—
Total	¥13,924	¥3,214	¥6,120	¥4,080	¥510

Comparison of Results of Operations for the Fiscal Years Ended September 30, 2023 and 2022

The following table sets forth our statements of operations for the fiscal years ended September 30, 2023 and 2022:

	Years Ended September 30,				Change (2023 vs. 2022)
(in thousands, except change % data)	2023 ($)	2023 (¥)	2022 ($)	2022 (¥)	$	¥	YoY%
Revenue
Audio production and talent management business	427	63,835	804	120,121	(377)	(56,286)	(46.9)%
Internet business	384	57,442	125	18,630	259	38,812	208.3%
Workshop business	34	5,054	39	5,805	(5)	(751)	(12.9)%
Distributions from investments	13	1,982	6	847	7	1,135	134.0%
Total Revenue	858	128,313	974	145,403	(116)	(17,090)	(11.8)%
Costs and Expenses
Cost of revenue	558	83,308	720	107,617	(162)	(24,309)	(22.6)%
Selling, General and Administrative Expenses	345	51,626	186	27,809	159	23,817	85.6%
Depreciation and amortization	55	8,264	21	3,156	34	5,108	161.9%
Total Costs and Expenses	958	143,198	927	138,582	31	4,616	3.3%
Operating (Loss)/Income	(100)	(14,885)	47	6,821	(147)	(21,706)	(318.2)%
% of revenue	(11.6)%	(11.6)%	4.7%	4.7%
Net interest expense	(12)	(1,723)	(1)	(78)	(11)	(1,645)	2,109.0%
Net other income	5	812	—	8	5	804	10,050.0%
(Loss)/Income before income tax	(107)	(15,796)	46	6,751	(153)	(22,547)	(334.0)%
Income tax expense	—	—	44	6,510	(44)	(6,510)	100.0%
Net (Loss)/Income	(107)	(15,796)	2	241	(109)	(16,037)	(6,654.4)%

Revenue

Revenue decreased by 11.8% year-over-year to ¥128,313 thousand ($858 thousand) primarily due to the following factors:

●	While our audio production and talent management business was not materially affected by the COVID-19 pandemic during the fiscal year ended September 30, 2023, revenue from such business nevertheless decreased by 46.9% to ¥63,835 thousand ($427 thousand) during the fiscal year ended September 30, 2023 compared to ¥120,121 thousand ($804 thousand) during the fiscal year ended September 30, 2022. The decrease is mainly because the Company was devoting itself to several large projects that are expected to take a few years to complete during the fiscal year ended September 30, 2023, and thus, fewer projects were completed compared to the fiscal year ended September 30, 2022;

●	Revenue from the Internet business significantly increased by 208.3% to ¥57,442 thousand ($384 thousand) during the fiscal year ended September 30, 2023 compared to ¥18,630 thousand ($125 thousand) during the fiscal year ended September 30, 2022, mainly due to an increase in the number of VTubers for live streaming, which resulted in higher advertisement revenue;

●	While our workshop business was not materially affected by the COVID-19 pandemic during the fiscal year ended September 30, 2023, revenue from such business decreased by 12.9% to ¥5,054 thousand ($34 thousand) during the fiscal year ended September 30, 2023 compared to ¥5,805 thousand ($39 thousand) during the fiscal year ended September 30, 2022. The decrease is primarily because the Company focused on the operation of the VTuber management business rather than the recruitment of members for the voice actor workshops during the fiscal year ended September 30, 2023; and

●	Revenue from distribution from investments increased by 134.0% to ¥1,982 thousand ($13 thousand) during the fiscal year ended September 30, 2023 compared to ¥847 thousand ($6 thousand) during the fiscal year ended September 30, 2022, mainly due to two additional joint investments the Company acquired during the fiscal year ended September 30, 2023.

Cost of Revenue

Total cost of revenue decreased by 22.6% year-over-year to ¥83,308 thousand ($558 thousand), reflecting the change in the direct costs associated with the fluctuation in revenue.

SG&A Expenses and Depreciation and Amortization Expenses and Operating Margin

Total selling, general, and administrative, or SG&A, expenses increased by 85.6% year-over-year to ¥51,626 thousand ($345 thousand), primarily due to the following factors:

●	Higher executive compensation and salaries, due to the additional director and employees hired during the fiscal year ended September 30, 2023.

●	Higher professional fees related to the capital increases the Company had during the fiscal year ended September 30, 2023.

Depreciation and amortization expenses increased by 161.9% year-over-year to ¥8,264 thousand ($55 thousand), primarily due to the additional joint investments the Company acquired during the fiscal year ended September 30, 2023.

Operating income decreased by 318.2% to an operating loss of ¥14,885 thousand ($100 thousand) during the fiscal year ended September 30, 2023 from an operating income of ¥6,821 thousand ($47 thousand) during the fiscal year ended September 30, 2022. Operating margin decreased from a profit of 4.7% to a loss of 11.6%.

Interest Expenses, Net

Net interest expenses increased by 2,109.0% year-over-year to ¥1,723 thousand ($12 thousand), mainly due to the ¥200,000 thousand loan that the Company borrowed from CyberStep in January 2023. The loan was repaid in June 2023.

Other Income/Expenses, net

Other income was ¥812 thousand ($5 thousand), reflecting interest income from short-term loan receivable.

Income Tax Expense

Income tax expense decreased by 100.0% year-over-year to ¥0 ($0) due to the pre-tax loss the Company had during the fiscal year ended September 30, 2023.

Net Loss

As a result, net loss was ¥15,796 thousand ($107 thousand) during the fiscal year ended September 30, 2023 compared to a net income of ¥241 thousand ($2 thousand) during the fiscal year ended September 30, 2022.

Cash Flows/Liquidity

As of September 30, 2023 and 2022, we had cash of ¥59,955 thousand ($401 thousand) and ¥65,480 thousand ($438 thousand), respectively. Liquidity is a measure of our ability to meet potential cash requirements. We generally funded our operations with cash flow from operations and, when needed, with borrowings from Japanese financial institutions or capital injections from our principal shareholders. Our principal uses for liquidity have been to fund media rights bids for animation projects in our audio production business and for daily operations and working capital. We expect that our cash and cash equivalents will be sufficient to fund our operating expenses and cash obligations for the next 12 months; however our ability to continue as a going concern depends upon our ability to attract and retain revenue generating customers, acquire new customer contracts, and secure additional financing.

	(in 1,000 JPY) Years Ended September 30,
	2023	2022
Cash flows from operating activities:
Net (loss)/income	¥(15,796)	¥241
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	8,264	3,122
Changes in operating assets and liabilities:
Accounts receivable	(13,326)	7,215
Prepaid expenses and other current assets	(3,716)	3,372
Deferred costs	(19,757)	15,723
Other Assets	—	(148)
Accounts payable	(24,993)	21,119
Other current liabilities	27,499	2,175
Net cash (used in)/provided by operating activities	(41,825)	52,819
Cash flows from investing activities:
Purchase of property, plant and equipment	(319)	(366)
Purchase of intangible assets	(19,828)	(6,068)
Net cash used in investing activities	(20,147)	(6,434)
Cash flows from financing activities
Proceed from issuance of shares	233,600	—
Payment of deferred offering costs	(171,893)	—
Repayments of long term debt	(2,040)	(2,040)
Repayment under lease liabilities	(3,220)	(200)
Net cash provided by/(used in) financing activities	56,447	(2,240)
Net (decrease)/increase in cash and cash equivalents	(5,525)	44,145
Cash and cash equivalents at beginning of period	65,480	21,335
Cash and cash equivalents at end of period	¥59,955	¥65,480
Supplemental disclosures of cash flow information:
Cash paid for interest	¥1,723	¥78
Cash paid for income taxes	6,510	—

Operating Activities

Net cash generated by operating activities decreased from ¥52,819 thousand ($398 thousand) generated by operating activities during the fiscal year ended September 30, 2022 to the net cash use of ¥41,825 thousand ($280 thousand) during the fiscal year ended September 30, 2023, primarily due to the following factors:

●	The Company had net loss of ¥15,796 thousand ($107 thousand) during the fiscal year ended September 30, 2023 compared to the net income of ¥241 thousand ($2 thousand); and

●	The decrease in accounts payable due to a related party for the payment of outsourcing expenses made during the fiscal year ended September 30, 2023.

Investing Activities

Net cash used in investing activities increased from ¥6,434 thousand ($48 thousand) used in investing activities during the fiscal year ended September 30, 2022 to ¥20,147 thousand ($135 thousand) during the fiscal year ended September 30, 2023, primarily due to higher spending related to the acquisition of joint investments totaling ¥19,828 thousand ($133 thousand) during the fiscal year ended September 30, 2023 compared to ¥6,068 thousand ($41 thousand) during the fiscal year ended September 30, 2022.

Financing Activities

Net cash provided by financing activities increased from ¥2,240 thousand ($17 thousand) used in financing activities during the fiscal year ended September 30, 2022 to ¥56,447 ($378 thousand) provided by financing activities during the fiscal year ended September 30, 2023, primarily due to the proceeds the Company received from issuance of shares during the fiscal year ended September 30, 2023 while the Company did not issue new shares during the fiscal year ended September 30, 2022. The increase was partially offset by the payments of deferred offering costs made during the fiscal year ended September 30, 2023.

Debt

The Company’s borrowings as of September 30, 2023 and 2022, including short-term and long-term positions, consisted of the following:

			Yen in thousands
	Interest Rate	Maturity	September 30, 2023	September 30, 2022
Term loan with Japan Finance Corporation	0.46 to 1.36%	30-Jun-29	¥13,770	¥15,810
Total long-term debt			13,770	15,810
Current portion of long-term debt			(2,040)	(2,040)
Long-term debt, excluding current portion			¥11,730	¥13,770

Contractual Obligations and Commitments

	As of September 30, 2023
	Payments due by period:
Yen in thousands	Total	Less than 1 year	1 – 3 years	4 – 5 years	More than 5 years
Long-term debt principal payments	¥13,770	¥2,040	¥6,120	¥4,080	¥1,530
Long-term debt interest payments	640	175	357	99	9
Operating lease payments	2,774	2,774	—	—	—
Total	¥17,184	¥4,989	¥6,477	¥4,179	¥1,539

Critical Accounting Polices and use of Estimates

Basis of Presentation

The accompanying financial statements appearing elsewhere in this prospectus are presented in Japanese yen, the currency of the country in which the Company is incorporated and primarily operates. The accompanying financial statements are prepared in accordance with U.S. GAAP.

Going Concern

The Company had a loss of ¥18,416 thousand, ¥15,796 thousand and a profit of ¥241 thousand for the six months ended March 31, 2024 and the fiscal years ended September 30, 2023 and 2022, respectively. The operating income and loss resulted in an accumulated deficit of ¥34,905 thousand, ¥16,489 thousand and ¥693 thousand as of March 31, 2024, September 30, 2023 and 2022, respectively.

The Company’s financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and the liquidation of liabilities in the normal course of business. The Company’s ability to continue as a going concern is dependent upon the Company’s ability to attract and retain revenue generating customers, acquire new customer contracts, and secure additional financing.

The Company may consider obtaining additional financing in the future through the issuance of the Company’s Ordinary Shares, other equity or debt financings, or other means. The Company, however, is dependent upon its ability to obtain new revenue generating customer contracts, secure equity and/or debt financing and there are no assurances that the Company will be successful. The financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts, or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

Use of Estimates

The preparation of the financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities as of the reporting date, and the reported amounts of revenue and expense during the reporting period. These estimates are based on management’s best knowledge of current events and actions that the Company may undertake in the future and include, but are not limited to, useful lives of property and equipment, deferred costs, and valuation allowance against net deferred tax assets. Actual results could differ from those estimates.

Revenue Recognition

The Company applies ASC Topic 606, Revenue from Contracts with Customers (“ASC 606”) for all periods presented in the financial statements. To determine the appropriate amount of revenue to be recognized in accordance with ASC 606, the Company follows a five-step model as follows:

1 — Identification of the contract with a customer

2 — Identification of the performance obligation in the contract

3 — Determination of the transaction price

4 — Allocation of the transaction price to the performance obligation in the contract

5 — Recognition of revenue when, or as, a performance obligation is satisfied

The Company’s revenue is primarily derived from audio production and provision of talent management business, internet business, and workshop business. The Company assesses the contract term as the period in which the parties to the contract have enforceable rights and obligations. Customer contracts are generally standardized and non-cancellable for the duration of the stated contract term. Consumption taxes collected and remitted to tax authorities are excluded from revenue.

The Company may use third-party vendors to provide certain goods or services to its customers. The Company evaluates those relationships to determine whether revenue should be reported gross or net. The Company recognizes revenue on a gross basis where it acts as principal and controls the goods and services used to fulfill the performance obligations to the customer and on a net basis where it acts as an agent.

Regarding revenue derived from audio production and talent management business, the Company did not act as an agent during the fiscal years ended September 30, 2023 and 2022. During the fiscal year ended September 30, 2023, the Company started sales of novel games as part of their Internet business. The Company evaluated the relationships with retailers and recognized revenue on a gross basis when the Company acted as principal and recognized in net when the Company acted as an agent.

Leases

We determine if an arrangement is a lease at inception. Operating leases are included in operating lease right-of-use (“ROU”) assets, operating lease liabilities — current, and operating lease liabilities — noncurrent on the balance sheets. Finance leases are included in property and equipment, other current liabilities, and other long-term liabilities in our balance sheets.

ROU assets represent our right to use an underlying asset for the lease term and lease liabilities represent our obligation to make lease payments arising from the lease. Operating lease ROU assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease term. As most of our leases do not provide an implicit rate, we generally use our incremental borrowing rate based on the estimated rate of interest for collateralized borrowing over a similar term of the lease payments at commencement date. The operating lease ROU asset also includes any lease payments made and excludes lease incentives. Our lease terms may include options to extend or terminate the lease when it is reasonably certain that we will exercise that option. Lease expenses for lease payments are recognized on a straight-line basis over the lease term.

Leases with a lease term of 12 months or less at inception are not recorded on our balance sheet and are expensed on a straight-line basis over the lease term in our statement of operations.

Quantitative and Qualitative Disclosure about Market Risk

Currency Risk

We transact our operating activities in Japanese yen. Foreign exchange risk arises from future commercial transactions, recognized assets and liabilities, and net investments in foreign operations. We acknowledge the recent deterioration and volatility of the Japanese yen relative to U.S. dollars, but believe we are relatively insulated from foreign exchange risk, as primarily all of our economical transactions are conducted within Japan and using Japanese yen.

Market Risk

We derive revenue primarily from animation content and other visual and entertainment mediums which feature animation or digital content. We believe the end-market demands for such content will continue to increase in the foreseeable future and believe that products such as merchandises and film adaptations that serve this demand will continue to be in demand.

BUSINESS

Overview

We conduct all of our operations through our subsidiary in Japan, BloomZ Japan. BloomZ Japan is an audio producing and voice actor managing company, which aims to promote voice acting to the world stage, as an essential component of animation and an aspect of Japanese culture. Since our inception in 2017, we have been devoting ourselves to providing audio production services as well as voice acting educational services to Japanese youth who wish to become professional voice actors.

We are currently engaged in three lines of businesses: (i) the audio production business; (ii) the VTuber management business; and (iii) the voice actor workshop business.

Audio Production Business

Since our inception in 2017, we have provided comprehensive audio production services for animations and video games. The procedure of comprehensive audio production begins once the animation/video game-producing company initially completes the visual works of the animation/video game and generally consists of dubbing, BGM producing, and mixing.

We have developed certain cooperating models with animation/video game-producing companies, under which we receive the audio production fees from the production committee/video game-producing companies for our comprehensive audio production services. In particular, we can choose to invest in the whole animation-producing project under the cooperating model for animation production and would be entitled to share the profit based on our investment ratio after the animations are sold.

The fees paid by the production committee/video game-producing companies for our comprehensive audio production services are the primary income of our audio production business, and they amounted to approximately JPY54,650 thousand, JPY63,835 thousand and JPY120,121 thousand during the six months ended March 31, 2024 and the fiscal years ended September 30, 2023 and 2022, which accounted for approximately 44.7%, 49.8% and 83.2% of our total revenue for those periods, respectively.

VTuber Management Business

We commenced our VTuber management business in December 2021. A “VTuber” is a virtual character (animated character) we create by utilizing motion-capture technology for our streamers to provide their voice to stream real-time videos featuring human facial expressions and gestures, which can also communicate and interact with audiences through the chat function by embedding in live-streaming platforms.

“Hoshimeguri Gakuen” is a VTuber group consisting of 16 of the affiliated VTubers, as of the date of this prospectus, we have managed and operated since its debut in December 2021. Our affiliated VTubers mainly focus on real-time live streaming on online platforms such as YouTube, FANBOX and BOOTH, such as chatting, singing, and game live streaming. Besides interactive real-time live streaming, we also sell goods and digital merchandise featuring the virtual characters of our affiliated VTubers on FANBOX and BOOTH. In addition, our affiliated VTubers participate and perform in online live streaming events held by other companies, such as VirtualThruLens.

Most of the revenue of the VTuber management business was from the profits distributed by the online platforms and the performing fees distributed by the host companies of live streaming events. For the six months ended March 31, 2024 and the fiscal years ended September 30, 2023 and 2022, the revenue generated from the VTuber management business was JPY59,083 thousand, JPY57,442 thousand and JPY18,630 thousand, which accounted for approximately 48.3%, 44.8% and 12.8% of our total revenue for those periods, respectively. Among the sources of revenue generated from the VTuber management business during the six months ended March 31, 2024, 24.6%, 51.0%, 1.4%, and 23.0% came from YouTube, BOOTH, FANBOX, and others, respectively. During the fiscal year ended September 30, 2023, 29.0%, 42.5%, 2.1%, and 26.3% came from YouTube, BOOTH, FANBOX, and others, respectively. During the fiscal year ended September 30, 2022, 54.0%, 26.4%, 6.6%, and 13% came from YouTube, BOOTH, FANBOX, and others, respectively.

Voice Actor Workshop Business

We have provided professional and practical voice acting educational services through our voice actor workshops since our inception in 2017. In cooperation with active professional voice actors, we regularly host physical voice actor workshops four times a month in the studios leased by CyberStep in Tokyo, Japan, which CyberStep permits such use at no charge.

To cultivate young voice actors and their abilities to work as a professional, we provide our members basic vocalization-related lessons and combine actual animation and video game scripts into the training sections to equip them with practical skills and mannerisms in dubbing and audio production. As of March 31, 2024, we had 70 registered members who had participated in our workshops.

We generally charge every registered member a membership fee of JPY22 thousand monthly for four lessons in one month. Membership fees from the registered members provide the primary income of our voice actor workshop business, and they amounted to approximately JPY2,040 thousand, JPY5,054 thousand and JPY5,805 thousand during the six months ended March 31, 2024 and the fiscal years ended September 30, 2023 and 2022, which accounted for approximately 1.7%, 3.9% and 4.0% of our total revenue for those periods, respectively.

Our Competitive Strengths

We believe the following competitive strengths are essential for our success and differentiate us from our competitors:

Visionary and Experienced Management Team with Strong Technical and Operational Expertise

Our senior management team has extensive experience in the audio production industry, extending to both the animation and video game production industry. Ms. Kazusa Aranami, our founder and chief executive officer, is known for her achievement as a voice actress. As an entrepreneur with a strong voice acting background and over 10 years of experience in the audio production industry, Ms. Aranami has led us to establish an optimized and robust standard of procedure to ensure the high quality and efficiency of our audio production services and secured the main sources of the orders for our audio production services with her insight into the industry trends and her deep connections within the industry. Having worked in the animation production industry for more than 10 years, Mr. Yuhi Mimura, our director, had been involved in all stages of animation production in his career. With his profound experience in the animation production industry, Mr. Mimura is capable of casting any genre of audio work, which allows us to adjust our operation with respect to audio production flexibly within the client’s budget. Under the leadership of our senior management members, we have identified trends in the audio production industry and seized opportunities for growth and innovation.

Innovative Vision and Operating Philosophy

Our goal and operating philosophy are to promote voice acting to the world, as an aspect of Japanese culture that is similar to animation, which is an essential component of animation and an aspect of Japanese culture. Based on this goal and operating philosophy, we are actively challenging new fields unparalleled in the closed voice acting industry — VTubers, a spin-off and an innovative application of voice acting — leading to achievements, for example, we have managed and operated a VTuber group, “Hoshimeguri Gakuen,” which, together with our affiliated VTubers’ individual YouTube channels, had approximately 470,000 subscribers on its YouTube channel as of March 31, 2024. Since VTubers are operating under virtual characters, streamers can be engaged in streaming with fewer real world constraints regarding geographic distance, gender, age, nationality, etc., as opposed to the constraints physical individuals would encounter. In addition, since we own the intellectual property rights of the VTubers’ virtual characters, we may efficiently conduct business by leveraging the intellectual property rights in designing and selling physical and virtual merchandise featuring the VTubers’ virtual characters.

Close Connections with a Large Variety of Talented Voice Actors and VTubers

As Ms. Kazusa Aranami, our chief executive officer, a well-known voice actress and VTuber with profound experience and achievement, has been leading the operations of our audio production business and VTuber management business since our inception, we have developed close connections with a large variety of talented voice actors and VTubers. As of the date of this prospectus, we have 59 collaborating voice actors and 16 affiliated VTubers. We believe close connections with a large variety of talented and experienced voice actors and VTubers would enable us to provide more efficient, flexible, and diverse as well as high-quality services to our existing clients and attract potential clients.

Strong Support from a Large Video Game-Producing Company

One of our principal shareholders, CyberStep, is a large video game-producing company. Since video game production is one of the upstream industries of our audio production business and VTuber management business, CyberStep is competent in quickly and efficiently designing and producing novel video games suitable for our collaborating voice actors and affiliated VTubers with specific teams. While we do not enter into agreements with CyberStep on a regular basis, from time to time, when CyberStep takes into account our collaborating voice actors’ or affiliated VTubers’ vocal characteristics, skills and experiences when designing characters in the video games, including the characters’ personalities, backgrounds and genders, it enters into service agreements with us for our audio production services that feature our collaborating voice actors or affiliated VTubers. For example, the video game “Onigiri,” which Cyberstep launched in 2013, features one voice actor from our Company, and the video game “CosmicBreak Universal,” which CyberStep launched in 2020, features two voice actors from our Company. This has also been a significant attraction point of our voice actor workshops.

In addition, as a large video game-producing company that has invested in and cooperated with various companies and developed strategic alliances from different industries, including retail sales, logistics, and event planning, CyberStep has granted us access to its resources and assets, such as using the studios it leases to host physical voice actor workshops and its existing sales channels to sell and deliver the merchandise featuring our collaborating voice actors and affiliated VTubers. In addition, CyberStep has been assisting us in engaging with and securing opportunities to work with its subsidiaries or strategic alliances. For instance, since CyberStep invested in TechnoBlood eSports Inc., a Japanese e-sports company (“TechnoBlood”), in December 2022, TechnoBlood and BloomZ Japan jointly worked on an e-sports program broadcasted in June 2023 on TOKYO MX, a TV channel that is available to be watched by approximately 15 million households and 37.35 million people in the Kanto area of Japan, in which BloomZ Japan was responsible for hosting for the events and casting performers.

However, since we do not enter into an agreement with CyberStep specifically granting us access to its resources and assets, assisting us in generating work opportunities or providing us with any support, we have been dependent on oral permission and non-obligatory assistance and support from the management of CyberStep, which CyberStep may cease providing at its own discretion in the future. Please see “Risk Factors — Risks Related to Risks Related to Our Business and Industry — If we are no longer able to benefit from CyberStep’s support, our business may be adversely affected.”

Our Growth Strategy

Continue to focus on maintaining and improving the quality and quantity of our audio production services

The audio production business is our core business and is the key to our continued growth and building our reputation and brand awareness. Therefore, we intend to continue to focus on maintaining and improving the quality of our audio production service. Our initiatives include further optimizing the standard of procedure for our audio production and enhancing the training of and quality control over the collaborating voice actors. We also intend to increase the quantity of our audio production services by investing in and undertaking audio production for more animation and video game productions and acquiring the intellectual property rights to audio production, voice actor casting, and digital content production.

Maintain and further develop business relationships with our existing and potential clients in the animation and video game industries

Due to the abundant business connections with the animation and video game industries, our CEO, Ms. Aranami, and our director, Mr. Mimura, have established during their long and successful careers in the field, we have developed deep cooperating relationships with many upstream entities of the animation and video game industry. Our senior management team has built solid connections with Nihon Falcom Corporation, CyberStep, ZERO-G Inc., and other well-known animation or video game-producing companies in Japan. We plan to further develop business relationships with potential clients by investing in and undertaking audio production for more animation and video game productions so as to cooperate with new clients and build our reputation and brand awareness. We also anticipate the increase in our visibility and brand recognition as a consequence of our recent listing on Nasdaq may benefit us in attracting more potential clients to place orders for our audio production service.

Continue to invest in securing talented and competent voice actors and VTubers

A large variety of talented and competent voice actors and VTubers are the root of our audio production business and VTuber management business. Therefore, we intend to continue to invest in securing talented and competent voice actors and VTubers by enhancing the training of our collaborating voice actors and affiliated VTubers, headhunting for experienced voice actors and VTubers who have already accomplished certain achievement, and holding more and larger scale auditions to discover talented newcomers.

In addition to targeting individual experienced voice actors and VTubers, we also intend to acquire currently existing VTuber groups from their operating and managing companies in Japan.

Through the preceding approaches, we aim to have VTuber groups consisting of more than 100 affiliated VTubers by 2025.

Expand into the fields of planning and producing our own animation and TV programs

It has long been our desire and goal to plan and produce our own original animated films. Having our own animation production projects will set a milestone for our growth and development, which we believe will enable us to vertically integrate our resources and enable us to form a more efficient corporate structure.

While we will continue to invest in other companies’ animation production projects, we also intend to move forward to expand into the fields of planning and producing our own animation and TV programs. Since the beginning of the fiscal year 2023, we have received a few orders, including an order to produce a 12 episodes of three-minute animation broadcasted from January 2024 to March 2024 with a total producing budget of JPY32 million, and have developed an administrating structure capable of planning and producing our own animation production, under which our CEO, Ms. Aranami, leverages her keen insight on the industry trends and her deep connections within the animation industry to conduct sales activities and our director, Ms. Mimura, who is proficient in animation production management, has established a system to manage the progress of the animation production with his profound experience in animation production and know-how.

Investment in animation production committees to acquire rights outside of comprehensive audio production

In the Japanese animation production industry, “animation production committees” are usually established as an external joint venture or partnership by several companies, including animation-producing companies, audio production companies, and other investors, to produce animation. To establish an animation production committee, the companies enter into a joint venture or partnership agreement specifying the distribution and fees for work, the date of the first broadcast, the total project cost, the ownership of intellectual property rights, the method of profit allocation, the amount of investment by each company, and their respective roles. Generally, only the companies investing in the animation production committee may obtain the right to provide their services for the project. Therefore, we usually invest in an animation production committee to acquire the right and work opportunity to provide our audio production services for the project. In addition, once the animation is sold, the animation production committee would allocate the profit to the investors pursuant to the joint venture or partnership agreement or, if not stipulated, on the basis of the investment ratio of each party.

As of the date of this prospectus, in addition to acquiring the rights to the comprehensive audio production through our investment in animation production committees, we have also acquired the rights to the comprehensive animation production, the overseas copyrights and the rights for goods merchandising.

As we believe that overseas copyrights are one of the highest sales and revenue-generating rights obtainable in the animation production business, we expect that, in addition to the rights to the comprehensive audio production, acquiring such copyrights would enhance our total revenues and consequently contribute to the growth of our business. As of the date of this prospectus, we have acquired the rights to adapt seven popular Japanese manga into animation and plan to use them as leverage to form animation production committees, subject to the condition that we will exclusively own the overseas copyrights of the seven animations produced. Among the seven animations, one has been broadcast from January 2024 to March 2024, two are scheduled for broadcast in the second half of the calendar year 2024, and the others are scheduled in the calendar year 2025, and we expect to start generating revenues from their overseas copyrights thereafter.

Our Business

Our business contains three core parts: the audio production business, the VTuber management business, and the voice actor and VTuber workshop business.

Audio Production

The audio production business has been our main business since our inception in 2017.

High-quality audio production takes an animation/video game to a different level. For video game production, we have developed a cooperating model with the video game-producing companies.

The cooperating model for video game production is illustrated as follows:

Under this cooperating model, we are responsible for comprehensive audio production for the video game, including auditioning and determining which of our collaborating voice actors to dub for the characters in the video game, while in some cases, video game-producing companies may designate specific voice actors that are not affiliated with us to dub, and organizing and arranging schedules for the voice actors to record. Generally, video game-producing companies pay a lump sum audio production fee directly to us, and we will then distribute the casting/performance fee to our collaborating voice actors pursuant to our exclusive management agreements with them or to the voice actors’ agencies for the unaffiliated voice actors.

As for the animation production, since we are responsible for providing one of the most significant and indispensable parts of animation production, we have been leveraging our audio production services to develop a cooperating model with animation-producing companies, in which we are an investor (among other investors) of the whole animation/video game production, as well as an outsourced contractor engaged by the production committee (in which we are an investor).

The cooperating model for animation production is illustrated as follows:

Under this cooperating model, we invest in and establish a production committee with the animation-producing company and other investors. Through the production committee, we are in charge of the comprehensive audio production once the animation-producing company is initially finished with the visual works of the animation. An animation usually contains 12 episodes, with one episode being recorded, edited, and produced each week. The production committee generally pays us the audio production fee weekly for each episode, although on some occasions, the audio production fee is paid after the production of the whole animation is completed. After receiving the audio production fee from the production committee, we will distribute the casting/performance fee to our collaborating voice actors pursuant to our exclusive management agreements with them or to the voice actors’ agencies for the unaffiliated voice actors. As of the date of this prospectus, in addition to acquiring the rights to comprehensive audio production through our investment in animation production committees, we have also acquired the rights to the comprehensive animation production, the overseas copyrights and the rights for goods merchandising. As we believe that overseas copyrights are one of the highest sales and revenue-generating rights obtainable in the animation production business, we expect that, in addition to the rights to the comprehensive audio production, acquiring such copyrights would enhance our total revenues and, consequently, contribute to the growth of our business. As of the date of this prospectus, we have acquired the rights to adapt seven popular Japanese manga into animations and plan to use them as leverage to form animation production committees, subject to the condition that we will exclusively own the overseas copyrights of the seven animations. Among the seven animations, one has been broadcast from January 2024 to March 2024, two are scheduled for broadcast in the second half of the calendar year 2024, and the others are scheduled in the calendar year 2025, and we expect to start generating revenues from their overseas copyrights thereafter.

The comprehensive audio production consists of dubbing, BGM producing, and mixing.

Dubbing

After reviewing the visual works of the animation/video game, we will select from our collaborating voice actors we deem the best fit, or sometimes we select unaffiliated voice actors designated by the production committee, to dub for specific characters in the animation/video game, based on their vocal characteristics, ability, experience, pay rate, and popularity among audiences, among other factors. Once the voice actors are determined, we contact the voice actors or the agents of the unaffiliated voice actors to arrange the schedules for dubbing in the recording studio provided by the production committee/video game-producing company.

BGM Producing

We often outsource to music companies that specialize in BGM production to provide the BGM for the animation/video games under production. Such companies, along with their composers and lyricists, work with the audio director of the animation/video game hired by the animation/video game-producing company to create and edit the audio effects and BGM in their own recording studio.

Mixing

In general, dubbing and BGM producing are parallel and progress simultaneously. After the dubbing and BGM production are both completed, the mixer we contract with mix the dubbed soundtrack and the BGM with the visual works of the animation/video game.

We have contributed to the production of one, zero, one and three animations, and zero, one, one and one video game in the six months ended March 31, 2024 and the fiscal years ended September 30, 2023, 2022 and 2021, respectively, under this cooperating model. The following table summarizes the information of the animations/video games we completed in the six months ended March 31, 2024 and the fiscal years ended September 30, 2023, 2022 and 2021:

Name	Category	Fiscal Year	Revenue (Yen in Thousands)
Goodbye, Dragon Life	Animation	2024	8,400
Ys X -NORDICS-	Video Game	2023	9,632
Dropkick on My Devil! X	Animation	2022	15,600
Trails Before Dawn II	Video Game	2022	18,913
Science Fell in Love, So I Tried to Prove It	Animation	2021	15,750
World’s End Harem	Animation	2021	14,300
Koi to Yobu ni wa Kimochiwarui	Animation	2021	390
Trails Before Dawn	Video Game	2021	15,000

Once an animation is sold, the production committee allocates the profit to us, the animation-producing company, and other investors on the basis of the investment ratio of each party. For the six months ended March 31, 2024 and the fiscal years ended September 30, 2023 and 2022, we were distributed JPY6,604 thousand, JPY1,982 thousand and JPY847 thousand, respectively.

Collaborating Voice Actors

While we enter into exclusive management agreements stipulating similar terms with each of our collaborating voice actors, we generally classify them into three levels: “Affiliated,” “Semi-Affiliated,” and “Entrusted.” Affiliated and Semi-Affiliated voice actors are those who have reached a certain level of achievement in the industry and made contributions to us, while newcomers who have just joined us are classified as Entrusted voice actors.

Generally, Affiliated voice actors have had longer careers and have higher rates of compensation than Semi-Affiliated voice actors. As of March 31, 2024, September 30, 2023 and 2022, we had 11, nine and nine Affiliated voice actors, seven, 10 and 10 Semi-Affiliated voice actors and 30, 33 and 24 Entrusted voice actors, respectively.

The material terms stipulated in our exclusive management agreements are as follows:

Scope of the Exclusive Management Agreement

The following entertainment activities performed and conducted by our collaborating voice actor as a voice actor are subject to the exclusive management agreement, which the voice actor’s exclusive rights belong to us worldwide:

1)	All audio and visual content, including acting, playing, singing, dancing, interviews, and photographs, whether on television, radio, movies, online live streaming, advertising commercials, stages, live events, lectures, magazines, books, and other media, regardless of the formats that currently exist or will be developed in the future;

2)	Written works, screenplays or scripts, directing and acting video works, plays, music, photography, videos, sound, calligraphy, painting, and other artworks, and utilizing and managing all of his/her creations;

3)	Use of the right of publicity; and

4)	All other creating and performing activities as a voice actor.

Obligations and Rights

We are the manager of our collaborating voice actor for worldwide entertainment activities, and the collaborating voice actors are our exclusive voice actors and perform pursuant to our instructions.

Intellectual Property Rights

All intellectual property rights, including, but not limited to, copyrights, trademarks, design rights, and ownership rights arising from the collaborating voice actor’s entertainment activities during the effective term of the exclusive management agreements, belong exclusively to us worldwide, including Japan. We may use and dispose of them at our own discretion.

Right to Receive Performance Fees

We have the right to receive the performance fee of the collaborating voice actor’s entertainment activities from third parties on his/her behalf. We are entitled to 20% of the performance fee as compensation for our management services.

Term

During the six months ended March 31, 2024 and the fiscal years ended September 30, 2023 and 2022, the exclusive management agreements entered were generally for a period of one year. The exclusive management agreement is automatically extended for one year if neither we nor the collaborating voice actor delivers notice of termination at least one month prior to the expiration date of the exclusive management agreement.

Termination

We may immediately terminate the exclusive management agreement if the collaborating voice actor:

1)	has committed misconduct or misbehavior, regardless of publicly or privately, in violation of the provisions stipulated in the exclusive management agreement; and

2)	is unable to perform the obligations under the exclusive management agreement due to physical or mental health reasons or other reasons attributable to him/her if such circumstances continue for more than three months.

Both we and the collaborating voice actor may immediately terminate the exclusive management agreement if either of us violates the representations and warranties that either party is not or will not be affiliated with any organized crime group or any other antisocial force.

Clients and Marketing

While our clients are mainly animation and video game-producing companies in Japan, we sometimes receive orders from foreign movie companies for Japanese dubbing services. We recruit new clients via existing client referrals, personal networking, online advertisements, promotions, and digital marketing. Since we are relatively new to the audio production industry, our marketing strategy has been, as of the date of this prospectus, to work on as many projects as we can within our capacity, regardless of the scale of the projects, as we strive to build our reputation and brand awareness. For the six months ended March 31, 2024 and the fiscal years ended September 30, 2023 and 2022, we had 33, 59 and 56 clients, respectively.

During the six months ended March 31, 2024 and the fiscal years ended September 30, 2023 and 2022, approximately 40%, 90% and 90% of the orders we received came from our existing clients, respectively. We believe that such high reorder rate demonstrates the quality and client satisfaction of the comprehensive audio production services we provide.

Set out below is a breakdown of the revenue generated from our audio production business contributed by our top five clients during the six months ended March 31, 2024 and the fiscal years ended September 30, 2023 and 2022:

For the Six Months Ended March 31, 2024

Client	Category	Revenue (Yen in Thousands)	Percentages of total revenue
GEKKOU Inc.	Animation-producing company	23,400	42.8%
IID, Inc.	Media service company	10,757	19.6%
Vega Entertainment., Ltd.	Animation-producing company	8,400	15.4%
CyberStep, Inc.	Video games-producing company	2,887	5.3%
Wolfs Bane, Inc.	Animation-producing company	2,400	4.4%
Total		47,844	87.5%

For the Fiscal Year Ended September 30, 2023

Client	Category	Revenue (Yen in Thousands)	Percentages of total revenue
Clouded Leopard Entertainment Inc.	Video games-producing company	16,000	25.1%
CyberStep	Video games-producing company	14,205	22.3%
Linkworld International Limited	Video games-producing company	11,317	17.7%
Nihon Falcom Corporation	Video games-producing company	10,038	15.7%
SANDIAS., Ltd.	Animation-producing company	1,932	3.0%
Total		53,492	83.8%

For the Fiscal Year Ended September 30, 2022

Client	Category	Revenue (Yen in Thousands)	Percentages of total revenue
Nihon Falcom Corporation	Video games-producing company	23,366	19.5%
Clouded Leopard Entertainment Inc.	Video games-producing company	16,764	14.0%
Client 1	Animation-producing company	15,600	13.0%
Lode Runner Inc.	Animation-producing company	10,000	8.3%
Cyberstep	Video games-producing company	6,649	5.5%
Total		72,379	60.3%

Material terms of our service agreements with the top five clients are as follows:

Scope of Services

We generally enter into written service agreements with clients that set out the scope of services as follows:

1)	Arranging voice actors to dub for animations/video games planned, developed, produced, and operated by the client;

2)	Recording and editing voice and audio data;

3)	Processing work necessary for the performance of the foregoing services; and

4)	Other services that are agreed upon in the individual contract.

Individual Contract

We generally enter into a written individual contract for a specific project; either an animation or a video game, with clients to stipulate the contents and details of the service, the delivery date, the amount of consideration, the payment schedule, and other necessary matters.

Term

During the six months ended March 31, 2024 and the fiscal years ended September 30, 2023 and 2022, the service agreements entered were generally for a period of one year. The service agreements are generally automatically extended for one year if neither we nor the client make a written request to change or terminate the agreement at least one month prior to the expiration date of the agreement.

Termination

The service agreements generally grant both us and the clients the right to terminate the service agreement or individual contracts by providing the other party one-month prior written notice.

If an individual contract terminates in the middle of the term, due to termination or other reasons, the clients are required to pay us the consideration in proportion to the ratio of the performance of our services.

VTuber Management

We commenced our VTuber management business in December 2021. The term “VTuber” is an abbreviation of virtual YouTuber, which is a virtual (animated) character, in lieu of a physical individual, we create by utilizing motion-capture technology for our streamers to provide their voices, in order to stream real-time videos featuring human facial expressions and gestures, which can also communicate and interact with audiences through the chat function by embedding in live-streaming platforms.

“Hoshimeguri Gakuen” is a VTuber group we have managed and operated since its debut in December 2021. As of the date of this prospectus, we have 16 affiliated VTubers in the group. Focusing on real-time live streaming, our affiliated VTubers mainly broadcast chatting, singing, and game live streaming on YouTube, FANBOX, and BOOTH. Besides interactive real-time live streaming, we also strive to build and grow our fan bases through sales of goods and digital merchandise featuring the virtual characters of our affiliated VTubers on FANBOX, and BOOTH. As of March 31, 2024, Hoshimeguri Gakuen, together with our affiliated VTubers’ individual YouTube channels, had approximately 470,000 subscribers on its YouTube channel. In addition, our affiliated VTubers participate and perform in online live streaming events held by other companies, such as VirtualThruLens.

Our revenue generated from YouTube mainly contains three parts: Google AdSense revenue, membership, and Super Chats/Stickers/Thanks. Google AdSense revenue is the revenue that we can receive from Google LLC by having ads displayed on our affiliated VTubers’ live streaming videos on YouTube, by which we receive a rate ranging from JPY200 to JPY600 per 1,000 viewers based on ad impressions recognized by Google. YouTube Membership is a service provided by YouTube that allows a subscriber to register as a member of our YouTube Channel and gain membership privileges, such as access to exclusive videos and other exclusive items to the channel, by paying a monthly fee. Super Chats and Super Stickers are services provided by YouTube that allow audiences to interact with our affiliated VTubers during their real-time live streaming. Audiences can purchase Super Chats to highlight their message and thus increase the chance of getting our affiliated VTuber’s attention within the live chat box. Audiences can also purchase Super Stickers to see a digital or animated image that pops up in the live chat feed. Audiences may also directly tip our affiliated VTubers via Super Thanks, which is a service provided by YouTube, formerly known as Viewer applause, to show extra gratitude for our affiliated VTubers’ live streaming videos. Among the revenue sources generated from YouTube during the six months ended March 31, 2024 and the fiscal years ended September 30, 2023 and 2022, 4.8%, 7.8% and 3.0% was from Google AdSense revenue, 42.9%, 23.9% and 15.6% was from memberships, and 52.2%, 68.3% and 81.5% was from Super Chats/Stickers/Thanks, respectively.

Our revenue generated from BOOTH and FANBOX mainly consists of the sales of the merchandise featuring our affiliated VTubers’ virtual characters. Among all the merchandise we sold, including acrylic figures, illustrations, and stickers during the six months ended March 31, 2024 and the fiscal years ended September 30, 2023 and 2022, the recorded voice data of our affiliated VTubers’ virtual characters were the most popular genre.

Our revenue generated from online live streaming events, such as VirtualThruLens, mainly consists of the performing fees of our affiliated VTubers distributed by the host companies of the events. For the fiscal year ended September 30, 2023, we received JPY1,469 thousand from the host company of VirtualThruLens, Avex Entertainment Inc.

For the six months ended March 31, 2024 and the fiscal years ended September 30, 2023 and 2022, the revenue generated from the VTuber management business was JPY59,083 thousand, JPY57,442 thousand and JPY18,630 thousand, which accounted for approximately 48.3%, 44.8% and 12.8% of our total revenue for those periods, respectively. Among the sources of revenue generated from the VTuber management business during the six months ended March 31, 2024, 24.6%, 51.0%, 1.4%, and 23.0% came from YouTube, BOOTH, FANBOX, and others, respectively. During the fiscal year ended September 30, 2023, 29.0%, 42.5%, 2.1%, and 26.3% came from YouTube, BOOTH, FANBOX, and others, respectively. During the fiscal year ended September 30, 2022, 54.0%, 26.4%, 6.6%, and 13.0% came from YouTube, BOOTH, FANBOX, and others, respectively.

Affiliated VTubers

As of the date of this prospectus, we have entered into exclusive management agreements with 16 affiliated VTubers. Pursuant to the exclusive management agreements, we provide comprehensive support to our affiliated VTubers, such as assisting in their streaming on YouTube and other individual activities, helping them create video programs as a member of Hoshimeguri Gakuen, and providing equipment intended for streaming and streaming studios leased by CyberStep available to them. In return, most of the revenue generated by our affiliated VTubers from third parties is allocated to the affiliated VTuber and us on a 50% to 50% basis.

The material terms stipulated in our exclusive management agreements are as follows:

Scope of the Exclusive Management Agreement

The following VTuber activities performed and conducted by our affiliated VTuber as a VTuber are subject to the exclusive management agreement, which the VTuber’s exclusive rights belong to us worldwide:

1)	All acting, singing, dancing, lecturing, or any other similar performance in the form of videos streaming on YouTube or other video distribution and streaming platforms;

2)	Creating, writing, and composing musical artworks, such as lyrics and music for the purpose of reproduction and distribution of materials, such as records, videotapes, and compact discs;

3)	Performances in any public broadcasting media, such as terrestrial and cable television broadcasting, in any Internet media, such as network streaming platforms and websites, on radio broadcasts, cable broadcasts, newspapers, magazines, movies, live events, theaters and lecture halls, and other media, regardless if currently exist or will be developed in the future; and

4)	All other recording and creating activities.

Obligations and Rights

We are the manager of our affiliated VTubers for VTuber activities, and the affiliated VTubers are our exclusive VTubers and perform pursuant to our instructions.

Intellectual Property Rights

All the accounts and the auxiliary rights of the social media, streaming platforms, and others necessary for us to perform the management services exclusively belong to us without any limitation as to region, period, or scope.

All intellectual property rights, including, but not limited to, copyrights, trademarks, design rights, and ownership rights arising from the affiliated VTuber’s VTuber activities, exclusively belong to us without any limitation as to region, term, or scope. We may use and dispose of them at our own discretion, provided that we obtain consent from the affiliated VTuber before using the intellectual property rights for any purpose other than VTuber activities and related advertising, promoting, and merchandise producing.

Right to Receive Performance Fees

We have the right to receive the revenue generated from the affiliated VTuber’s VTuber activities from third parties on his/her behalf. We are entitled to 50% of the revenue generated from YouTube and the sales of virtual merchandise that involves the affiliated VTuber’s performance, such as recorded voices data; 90% of the revenue generated from the sales of physical merchandise, such as acrylic figures and stickers, and virtual merchandise that does not involve the affiliated VTuber’s performance, such as illustrations, as compensation for our management services.

Term

During the six months ended March 31, 2024 and the fiscal years ended September 30, 2023 and 2022, the exclusive management agreements entered were generally for a period of one year. The exclusive management agreement is automatically extended for one year if neither we nor the affiliated VTuber delivers notice of termination at least three months prior to the expiration date of the exclusive management agreement.

Termination

Both we and the collaborating voice actor may immediately terminate the exclusive management agreement if either of us violates the representations and warranties that either party is not or will not be affiliated with any organized crime group or any other antisocial force.

One of our most famous affiliated VTuber’s virtual characters — Kuramochi Kyoko

One of our most famous affiliated VTuber’s virtual characters — Mochimochi Sakura

Our Suppliers

Before the debut of a new VTuber, we generally design the VTuber’s character settings, including its appearance and characteristics that we consider appropriate after discussing with the VTuber. We then engage with animation developers with respect to the production and output of our designed 2D or 3D virtual characters consistent with our character settings.

We do not enter into long-term production contracts with specific animation developers. Instead, we place fixed-term orders with the animation developers for the production of virtual characters. Without being bound by long-term producing contracts, we have greater flexibility to choose from several animation developers to satisfy the specifications of our demands on the basis of the factors that benefit us the most at the time we place the order, including the quality and the price of their service, the quality and efficiency of the services they provide, and the payment terms they accept.

Marketing

Targeting building and growing our fan bases, we focus on improving the content of our affiliated VTubers’ live streaming videos. We provide various types of support to our affiliated VTubers to improve the content of their live streaming videos, such as providing training in line with the guidelines to ensure the soundness of content, updating them with information about the latest popular trends, assisting them in deciding the songs to sing and the games be live-streamed, and providing suggestions for their direction in organizing and planning their live streaming videos.

We expect to further develop and maintain strong relationships between our affiliated VTubers and their fans by supporting them in increasing their public recognition, building their reputation and awareness, and gaining more fans. To this end, we are continuously planning events, activities, and TV shows that our affiliated VTubers will present, which we believe may further foster the ties between our affiliated VTubers and their fans.

Voice Actor Workshops

We have provided professional and practical training in voice acting through our voice actor workshops since our inception in 2017. In cooperation with active professional voice actors, we regularly host physical voice actor workshops four times a month in the studios leased by CyberStep in Tokyo, which CyberStep permits such use at no charge. We have determined that it is more advantageous to operate physical voice actor workshops rather than online-workshop, because it allows us to exercise greater control over the quality of our training services and overall training environment.

To cultivate young voice actors and their abilities to work as professionals, we provide our members basic vocalization-related lessons and combine actual animation and video game scripts into the training sections to equip them with practical skills and mannerisms in dubbing and audio production, which enables us to differentiate our lessons from similar services in Japan provided by competitors.

Since our inception, we have built a large base of members, which has been essential for our rapid growth. As of March 31, 2024, we had 70 registered members who had participated in our workshops since the inception of our voice actor workshop business.

We generally charge every registered member a membership fee of JPY22 thousand monthly for four lessons in one month. Membership fees from the registered members provide the primary income of our voice actor workshop business, and they amounted to approximately JPY2,040 thousand, JPY5,054 thousand and JPY5,805 thousand during the six months ended March 31, 2024 and the fiscal years ended September 30, 2023 and 2022, which accounted for approximately 1.7%, 3.9% and 4.0% of our total revenue for those periods, respectively.

Our Lessons

All of our lessons are directly instructed and lectured by our cooperating active professional voice actors who have extensive experience in dubbing for animations, foreign movies, or video games, such as Azusa Enoki, a renowned Japanese voice actress, actress, and singer who dubbed for Nagisa Saito in “Squid Girl,” Uta Yumeno in “Onegai My Melody” series, Angelene in “A Certain Magical Index II,” and Mion Takamine in “Pretty Rhythm.”

Instructors are responsible for instructing and teaching a large variety of skills within the scope of voice acting, including basic vocalization, pronunciation and intonation, practical techniques while reading out actual animation and video game scripts, nuances between acting on stage and as a voice actor, useful mannerisms for recording situations, and various domestic and international methods for opening up the emotions in a play. During our lessons, members may also experience voice acting in actual recording studios leased by CyberStep.

Our Members

We do not adopt strict conditions for applications to our voice actor workshop and generally accept every applicant, regardless of whether they want to become professional voice actors or are purely interested in voice acting.

Members who perform well and show their talent in the workshop are allowed to participate in the newcomer auditions we hold at the end of each fiscal year, in which we evaluate participants’ characteristics, interest in voice acting, expression ability, and potential performing competency from a comprehensive perspective. Once the participants pass the newcomer audition, they are given the opportunity to enter into exclusive management agreements with us and commence operation as our collaborating voice actors or affiliated VTubers, or both.

In our efforts to appeal to more applicants to join our voice actor workshop, we emphasize improving our lessons in a way that incorporates diverse and practical content. In addition, we have implemented a policy that offers outstanding members the opportunity to present in small audio production projects we operate for casting and dubbing, which has been recognized by our members as one of the most appealing factors to join our voice actor workshop.

Competition

The audio production and VTuber management industries in Japan are both highly competitive and fragmented, with many new companies joining the competition in recent years and a few leading companies, such as Magic Capsule Co., Ltd. and Techno Sound Co., Ltd., in terms of audio production, and COVER Corp. (TSE: 5253; OTCMKTS: COVCF) and ANYCOLOR Inc (TSE: 5032), in terms of VTuber management. As a relatively new and small-scale company in both industries, we face competition directly from the large-scale companies with more resources and those with a more extended operating histories and more connections to the industries they work within. In addition, we indirectly compete with other large video streaming platforms, social media platforms, and other platforms offering online entertainment with respect to our VTuber management business.

We believe that our ability to compete effectively depends upon many factors, including the high quality of our audio production services, the diverse and innovative content of our real-time live streaming, our close connections with a large variety of talented voice actors and VTubers, our capability to adjust flexibly to satisfy clients’ needs and demands, and the strength of our brand. In addition to the factors listed above, we believe that we are well-positioned to effectively compete in the audio production and VTuber management industries based on the fact that we are able to integrate our resources in our audio production business and VTuber management business and leverage the strengths of both industries and maximize synergies to support both. Some competitors, however, may have longer operating histories, greater brand recognition, or greater financial, technical, or marketing resources than we do. For a discussion of risks relating to competition. See “Risk Factors — Risks Related to Our Business and Industry — We operate in highly competitive markets and our failure to compete effectively could adversely affect our results of operations.”

Employees

We had eight, six, four, and three full-time employees as of March 31, 2024 and September 30, 2023, 2022, and 2021, respectively. The following table sets forth the number of our full-time employees categorized by areas of operations as of March 31, 2024:

Function:	Number
Management	3
Sales and Marketing	5
Total	8

We enter into employment agreements with our full-time employees. The employment agreements have an indefinite term and may be terminated by the employee with a 30-day advance notice. Dismissal of the employee by us is required to meet the following requirements: (i) the dismissal is objectively reasonable and socially acceptable; (ii) the dismissal is based on the grounds set forth in the labor regulations; (iii) the dismissal does not fall under any of the prohibited grounds stipulated by law; and (iv) a 30-day advance notice is given, or a dismissal allowance is paid in lieu of such notice. In addition, we enter into confidentiality agreements with our key employees upon employment with our Company.

In addition to our full-time employees, we had eight, two, four, and three outsourced employees as of March 31, 2024 and September 30, 2023, 2022, and 2021, respectively. Besides assisting our full-time employees, these outsourced employees are also responsible for general administration, finance and accounting, project management, legal affairs, and the operations of VTuber management and voice actor workshops.

We believe that we maintain a good working relationship with our full-time and outsourced employees, and we have not experienced material labor disputes in the past. None of our employees are represented by a labor union.

Insurance

Other than the government-mandated social and health insurance and worker’s accident compensation insurance, we do not maintain any other insurance covering our directors’ and officers’ liability, properties, equipment, or employees. We neither carry any business interruption insurance, accident insurance covering our members in respect of personal injuries or damages arising from accidents that occur during the voice actor workshops, nor any other third-party liability insurance to cover claims in respect of personal injuries or any damages arising from accidents on our properties or in relation to our operations. We believe that our insurance coverage is in line with industry practice.

Property and Equipment

We lease our headquarters location in Akasaka, Tokyo, and a work office located in Ichigaya, Tokyo. A summary of our leased properties as of the date of this prospectus is shown below:

Location	Space (Square Feet)	Rent (Monthly)	Use	Lease Term
1F, 4-5-19 Akasaka, Minato-ku, Tokyo (Akasaka)	—	JPY100,000	Headquarters, one work office	April 1, 2024 to March 31, 2026
2-1 Haraikata-machi, Shinjuku-ku, Tokyo (Ichigaya)	328.83	JPY148,000	One work office	September 17, 2022 to September 30, 2024

We lease these premises from independent third parties under operating lease agreements. The lease agreement of our office located in Ichigaya is renewable from one year to six months before the lease expires.

We believe that our existing facilities are sufficient for our near-term needs.

Intellectual Property

We regard our company logo, domain names, copyrights, and other similar intellectual property, especially with respect to our collaborating voice actors and affiliated VTubers’ virtual characters, and use of rights of publicity of our collaborating voice actors as critical to our success. “Rights of publicity” are the licensable rights to control the commercial use and make use of the commercial value of individual’s names and portraits, etc. that are recognized through judicial precedents of the Japanese courts, which refers to the Japanese Constitution and the Japanese Civil Code. We rely on a combination of laws in Japan such as Civil Code, Copyright Law and trademark Act, judicial precedents of the Japanese courts, and confidentiality agreements with employees to protect our intellectual property rights. We also regularly monitor any infringement or misappropriation of our intellectual property rights.

Pursuant to the exclusive management agreements with our collaborating voice actors and affiliated VTubers, we own all intellectual property rights, including, but not limited to, copyrights, trademarks, design rights, and rights arising from the collaborating voice actor’s entertainment activities/affiliated VTubers’ VTuber activities, and use of rights of publicity of our collaborating voice actors.

As of the date of this prospectus, we have use of rights of publicity of our collaborating voice actors in the following animations/video games/foreign dramas:

No.	Name	Category
1	Koi to Yobu ni wa Kimochiwarui	Animation
2	Dropkick on My Devil!	Animation
3	Science Fell in Love, So I Tried to Prove It	Animation
4	TRAILS BEFORE DAWN	Video Game
5	World’s End Harem	Video Game
6	Himegami Kagura	Video Game
7	A Girl and a Dragon	Video Game
8	Ys Ⅸ-Monstrum NOX	Video Game
9	The Legend of Heroes: Trails into Reverie	Video Game
10	Onigiri	Video Game
11	BlackStella Iи:FernØ	Video Game
12	BlackStella PTOLOMEA	Video Game
13	GODDESS OF VICTORY: NIKKE	Video Game
14	UNCONTROL	Foreign Drama
15	Pororo racing adventure	Foreign Animation
16	Prison Break	Foreign Drama
17	Gangnam Beauty	Foreign Drama
18	Monarch Industry/The Rebel Princess	Foreign Drama
19	Jirisan	Foreign Drama

As of the date of this prospectus, we have copyrights and other intellectual property rights, and the ownership of the social media accounts of the following affiliated VTubers’ virtual characters:

No.	Name	Original Name	Publication Date	Expiration Date	Image
1	Kyoko Kuwamochi	倉持京子	September 11, 2020	September 10, 2090

2	Oguri Mel	オグリ・メル	September 12, 2020	September 11, 2090

3	Mikado	帝	October 2, 2020	October 1, 2090

4	Kamino Hikari	神乃ひかり	November 21, 2020	November 20, 2090

5	Mochimochi Sakura	餅々さくら	February 28, 2021	February 27, 2091

6	Iori Nemea	伊織ねめあ	May 1, 2021	April 30, 2091

No.	Name	Original Name	Publication Date	Expiration Date	Image
7	Makura Rui	魔昏るい	May 15, 2022	May 14, 2092

8	Teru Umashika	馬鹿蝶	May 26, 2022	May 25, 2092

9	Aoi Heru	碧衣ヘルオグリ・メル	May 27, 2022	May 26, 2092

10	Kachiki Shakuna	勝気シャクナ	June 29, 2022	June 28, 2092

11	Michisaki Mirine	満咲ミリネ	October 22, 2022	October 21, 2092

No.	Name	Original Name	Publication Date	Expiration Date	Image
12	Hakuchoge Mahoro	六月雪まほろ	October 23, 2022	October 22, 2092

13	Kaneko Kirari	金猫きらり	October 24, 2022	October 23, 2092

14	Kirikuma Yuni	切熊ゆに	December 18, 2022	December 17, 2092

15	Somei Kairi	爽明カイリ	August 13, 2023	August 12, 2093

16	Domeki Eru	百目鬼える	August 14, 2023	August 13, 2093

In addition, as of the date of this prospectus, we have registered one domain name and 79 social media accounts in Japan relating to our business.

Seasonality

In the audio production business, although the broadcast schedule of the video game productions is affected by the seasons, Japanese animation productions, in which we are mainly involved in the audio production component, are produced throughout the year. In addition, the activities of the animation production committee, which is made up of the animation-producing company and other investors, including our Company, do not fluctuate with the seasons, and profits and distributions from the activities of the companies that own the copyrights may be generated at any time of the year.

In the VTuber management business, although the choice of content to be viewed is largely determined by the interests and preferences of individual users, the number of times video content is viewed can be expected to increase during the summer, year-end and New Year holidays, when audiences have more leisure time than in any other time of the year. In addition, events are held during each of these seasons, which have an impact on sales.

The voice actor workshop business is highly specialized and aims to improve skills over a long period of time. Therefore, there is no seasonality in the number of participants throughout the year. However, marketing efforts to attract customers tend to be more effective in April, when Japan’s new fiscal year begins.

Legal Proceedings

From time to time, we may become a party to various legal or administrative proceedings arising in the ordinary course of our business, including actions with respect to intellectual property infringement, violation of third-party licenses or other rights, breaches of contract, and labor and employment claims. As of the date of this prospectus, we are not a party to, and we are not aware of any threat of, any legal or administrative proceedings that, in the opinion of our management, is likely to have any material and adverse effect on our business, financial condition, cash flow, or results of operations.

REGULATIONS

The main Japanese laws that regulate the services provided by the Company include the Act against Unjustifiable Premiums and Misleading Representations, the Act on Specified Commercial Transactions, the Act against Delay in Payment of Subcontract Proceeds, etc. to Subcontractors, the Copyright Act, labor-related laws, and the Act on the Protection of Personal Information.

Act against Unjustifiable Premiums and Misleading Representations

Our business involving the sale of digital contents for consumers is subject to the Act against Unjustifiable Premiums and Misleading Representations (Act No. 134 of May 15, 1962, as amended). Under this law, we are prohibited from making representations to the general consumers that the contents of the products are significantly better than they actually are, and representations to the general consumers that the contents of our products are significantly better than those pertaining to our competitors if not true.

In addition, this law establishes regulations regarding the provision of premiums by business operators, such as a limit on the maximum amount of premiums to prevent the provision of excessive premiums.

Business operators that violate this law may be ordered by the supervisory authority to take certain actions or receive administrative guidance.

In addition, if a business operator commits an act of misrepresentation, it may be ordered to pay a surcharge.

Act on Specified Commercial Transactions

Our business involving the internet sale of digital contents for consumers is subject to the Act on Specified Commercial Transactions (Act No. 57 of June 4, 1976, as amended). Under this law, Internet sellers are obligated to indicate in their advertisements the consideration for services provided via the Internet, the time and method of payment of the consideration, etc., and are prohibited from attempting to induce customers to apply for sales contracts and service contracts related to mail order sales against their will.

Under the June 2022 amendment, Internet sellers are obliged to indicate on the final confirmation screen of the Internet ordering system the consideration for the services, the time and method of payment of the consideration, and other matters so that the customer can easily confirm the final confirmation at the stage immediately before the order is confirmed.

Business operators violating the regulations of this law may be subject to administrative penalties, such as orders to improve operations, orders to suspend operations, or orders to prohibit the operations of officers, and may also be subject to penalties.

Act against Delay in Payment of Subcontract Proceeds, etc. to Subcontractors

Our business involving outsourcing content production may be subject to the Act against Delay in Payment of Subcontract Proceeds, etc. to Subcontractors (Act No. 120 of June 1, 1956, as amended). Under this law, we may be obligated to deliver order forms to subcontractors and set deadlines for payment of subcontract proceeds. In addition, after we have subcontracted work to a subcontractor, we may be prohibited from having the subcontractor pick up items related to the work, etc., unless the subcontractor is responsible for the subcontractor’s actions.

Business operators violating the regulations of this law may be subject to recommendations, publication, etc., by the regulatory authorities, and may also be subject to penalties.

Intellectual Property Laws and Regulations

Japan has a number of laws and regulations concerning intellectual property rights, including the Patent Act (Act No. 121 of 1959, as amended), the Utility Model Act (Act No. 123 of 1959, as amended), the Design Act (Act No. 125 of 1959, as amended), and the Copyright Act (Act No. 48 of 1970, as amended).

The Patent Act protects rights to inventions, the Utility Model Act protects rights to inventions such as the shape of an article, the Design Act protects rights to the design of an article, and the Copyright Act protects rights pertaining to spiritual and creative activities, such as literature, art, music, and programs, as well as the rights of performers.

Our business may be subject to various restrictions on the use of various rights under these laws and regulations.

In particular, since we sell our content, the appropriateness of copyrights may become an issue, and where we infringe on the copyrights of third parties, we may be subject to claims for injunction or damages.

Labor Laws

Japan has a variety of labor-related laws, including the Labor Standards Act (Act No. 49 of April 7, 1947, as amended), the Industrial Safety and Health Act (Act No. 57 of June 8, 1972, as amended), and the Labor Contracts Act (Act No. 128 of December 5, 2007, as amended). The Labor Standards Act stipulates minimum standards for working hours, holidays, overtime pay, and other working conditions. The Industrial Safety and Health Act requires, among other things, the implementation of measures to ensure employee safety and protect workers’ health in the workplace. The Labor Contracts Act establishes regulations regarding employment contracts, changes to work rules, dismissals, and disciplinary actions.

In particular, in Japan, the Labor Contract Law restricts the dismissal of employees, and it is necessary to properly manage and supervise employees.

In addition, the “Act on Comprehensive Promotion of Labor Measures and Stabilization of Employment and Improvement of Working Lives of Workers” (abbreviated as “Act on Comprehensive Promotion of Labor Measures”) was enacted on June 1, 2020, imposing on businesses the obligation to ensure a safe work environment.

Personal Information Protection Act

The Personal Information Protection Act of Japan (Act No. 57 of 2003, as amended) and related guidelines impose various regulations on businesses that use personal information and its databases, regarding the appropriate acquisition of such information, secure management, prohibition of use for other purposes, restrictions on information sharing with third parties, and appropriate subsequent measures in the event of information leakage.

The April 2022 amendment imposes a clear-cut obligation on businesses to prohibit the inappropriate use of personal information. The rules regarding the protection of personal information are changed, such that even non-personal information, such as website browsing history and personal location information associated with an individual, is subject to the Personal Information Protection Law in certain cases where consideration of personal privacy is required.

Business operators violating the regulations of this law may be subject to recommendations, etc., by the regulatory authorities and may also be subject to penalties.

Conclusion

We operate our services in compliance with these regulations.

Although we will continue to strengthen our legal compliance system and conduct internal training, the enactment or revision of new laws and regulations, and where the services operated by us become subject to new laws and regulations, it may affect our business, performance, and financial position.

MANAGEMENT

Set forth below is information concerning our directors and executive officers.

The following individuals are our executive management and members of the board of directors.

Name	Age	Position(s)
Kazusa Aranami	36	Director, Chief Executive Officer, and Chairperson
Yuhi Mimura	38	Director
Minoru Muranaga	57	Chief Financial Officer
Akira Sugimoto	59	Independent Director

The following is a brief biography of each of our executive officers and directors:

Ms. Kazusa Aranami is our founder and has served as our director, chief executive officer, and chairperson since our inception in April 2023 and as BloomZ Japan’s representative director and chief executive officer since its inception in October 2017. Prior to founding BloomZ Japan and our Company, Ms. Aranami worked as a voice actress and actress at four different voice actor management companies — JTB Entertainment, Kitty Production, Apt Pro Inc, and Quatrestella Co., Ltd., between April 2008 and December 2011, May 2013 and March 2015, April 2015 and July 2015, and August 2015 and September 2017, respectively. Ms. Aranami also worked as a freelance voice actress and actress between January 2012 and April 2013. Ms. Aranami received her vocational degree in Voice Acting from Yoyogi Animation Academy in 2007.

Mr. Yuhi Mimura has served as our director since our inception in April 2023 and as BloomZ Japan’s director since its inception in October 2017. Prior to joining BloomZ Japan and our Company, Mr. Mimura worked as a staff member responsible for animation production progress at Asahi Production Inc., an animation-producing company, from December 2007 to October 2011, a manager at I Link Co., Ltd., a voice actor management company, from November 2011 to February 2014, a manager at Aksent. Co. Ltd., a voice actor management company, from March 2014 to September 2015, and a manager and a staff member responsible for audio production progress at Quatrestella Co., Ltd., a voice actor management company, from October 2015 to September 2017. Mr. Mimura received his vocational degree in Color Studies from Yoyogi Animation Academy in 2007.

Mr. Minoru Muranaga has served as our chief financial officer since August 2024 and as BloomZ Japan’s accounting manager since July 2023. Prior to joining the Company and BloomZ Japan, Mr. Muranaga worked as a manager at FORUM8 Co., Ltd., a Japanese software developer and supplier, between June 2018 and November 2022. Mr. Muranaga received his bachelor’s degree in Social Science from Waseda University in 1992 and has a certificate as a Japanese Certified Public Accountant.

Mr. Akira Sugimoto has served as our independent director since July 2024. Mr. Sugimoto is the founder and representative director of ActKnowledge Co., Ltd., a Japanese company that provides management consulting services. Prior to founding ActKnowledge Co., Ltd. in April 2023, Mr. Sugimoto worked for Mitsubishi UFJ Financial Group, Inc. (NYSE: MUFG), a Japanese bank holding and financial services company, for more than 20 years, including working as an inspector in different departments and subsidiaries and a chief consultant at Mitsubishi UFJ Research & Consulting Co., Ltd., Mitsubishi UFJ Financial Group, Inc.’s second tier subsidiary, and served as a director at Plan and D Co., Ltd., a Japanese consulting company, between January 2014 and March 2023. Mr. Sugimoto received his bachelor’s degree in Law from the University of Tokyo in 1989.

Pursuant to our articles of association, unless otherwise determined by our Company in a general meeting, we are required to have a minimum of two directors and the exact number of directors will be determined from time to time by our board of directors.

Under our articles of association, a director may be appointed by ordinary resolution or by the directors. An appointment of a director may be on terms that the director will automatically retire from office (unless he has sooner vacated office) at the next or a subsequent annual general meeting or upon any specified event or after any specified period in a written agreement between our Company and the director, if any, but no such term will be implied in the absence of express provision. It is expected that, whether by ordinary resolution or by the directors, each director will be appointed on the terms that the director will hold office until the appointment of the director’s successor or the director’s re-appointment at the next annual general meeting, unless the director has sooner vacated office.

For additional information, see “Description of Share Capital — Directors.”

Family Relationships

None of our directors or executive officers has a family relationship as defined in Item 401 of Regulation S-K.

Board of Directors

Our board of directors currently consists of three directors, including one independent director. A director may vote with respect to any contract, proposed contract, or arrangement in which he is materially interested, provided that (a) such director, if his/her interest in such contract or arrangement is material, has declared the nature of his/her interest at the earliest meeting of the board at which it is practicable for him/her to do so, either specifically or by way of a general notice and (b) if such contract or arrangement is a transaction with a related party, such transaction has been approved by the audit committee. Nasdaq corporate governance rules require that a majority of an issuer’s board of directors must consist of independent directors. However, as a Cayman Islands company listed on the Nasdaq, we are a foreign private issuer and are permitted to follow the home country practice with respect to certain corporate governance matters. Cayman Islands law does not require a majority of a publicly traded company’s board of directors to be comprised of independent directors. We rely on this home country practice exception and do not have a majority of independent directors serving on our board of directors.

Our board of directors may exercise all the powers of our Company to borrow money, mortgage its undertaking, property, and uncalled capital, and issue debentures or other securities whenever money is borrowed or as security for any obligation of our Company or of any third party. None of our directors has a service contract with us that provides for benefits upon termination of service.

Duties of Directors

Under Cayman Islands law, all of our directors owe three types of duties to us: (i) statutory duties, (ii) fiduciary duties, and (iii) common law duties. The Cayman Companies Act imposes a number of statutory duties on a director. Under Cayman Islands law, the fiduciary duties owed by a director to our Company include (a) a duty to act in good faith in what the director considers are in the best interests of the company, (b) a duty to exercise their powers in the company’s interests and only for the purposes for which they were given, (c) a duty to avoid improperly fettering the exercise of the director’s future discretion, (d) a duty to avoid any conflict of interest (whether actual or potential) between the director’s duty to the company and the director’s personal interests or a duty owed to a third party, and (e) a duty to exercise independent judgment. The common law duties owed by a director are those to exercise appropriate skill and care. The relevant threshold measure for such standard is that of a reasonable diligent person having both the general knowledge, skill, and experience that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company, and the general knowledge, skill, and experience that that director has. In fulfilling their duty to us, our directors must ensure compliance with our memorandum and articles of association, as amended and restated from time to time, and our shareholder resolutions. We have the right to seek damages where certain duties owed by any of our directors are breached.

The functions and powers of our board of directors include, among others:

●	appointing officers and determining the term of office of the officers;

●	exercising the borrowing powers of the company and mortgaging the property of the company; and

●	maintaining or registering a register of mortgages, charges, or other encumbrances of the company.

Terms of Directors and Executive Officers

Under our articles of association, a director may be appointed by ordinary resolution or by the directors. An appointment of a director may be on terms that the director will automatically retire from office (unless he has sooner vacated office) at the next or a subsequent annual general meeting or upon any specified event or after any specified period in a written agreement between our Company and the director, if any, but no such term will be implied in the absence of express provision. It is expected that, whether by ordinary resolution or by the directors, each director will be appointed on the terms that the director will hold office until the appointment of the director’s successor or the director’s re-appointment at the next annual general meeting, unless the director has sooner vacated office.

All of our executive officers are appointed by and serve at the discretion of our board of directors.

Qualification

Under our articles of association, a director is not required to hold any shares in our Company by way of qualification. A director who is not a shareholder of our Company is nevertheless entitled to attend and speak at general meetings.

Employment Agreements and Indemnification Agreements

We have entered into employment agreements with each of our executive officers. Pursuant to employment agreements, the form of which is filed as Exhibit 10.1 to the registration statement of which this prospectus is a part, we agree to employ each of our executive officers for a specified time period, which may be renewed upon both parties’ agreement 30 days before the end of the current employment term. We may terminate the employment for cause, at any time, without notice or remuneration, for certain acts of the executive officer, including the commitments of any serious or persistent breach or non-observance of the terms and conditions of the employment, conviction of a criminal offense, willful disobedience of a lawful and reasonable order, fraud or dishonesty, receipt of bribery, or severe neglect of his or her duties. An executive officer may terminate his or her employment at any time with a one-month prior written notice. Each executive officer agrees to hold, both during and after the employment agreement expires, in strict confidence and not to use or disclose to any person, corporation or other entity without written consent, any confidential information.

We have also entered into indemnification agreements with each of our directors and executive officers. Under these agreements, we agree to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being a director or officer of our Company.

Compensation of Directors and Executive Officers

For the fiscal year ended September 30, 2023, we paid an aggregate of JPY15,577 thousand ($104 thousand) as compensation to our executive officers and directors. None of our non-employee directors have any service contracts with us that provide for benefits upon termination of employment. We have not set aside or accrued any amount to provide pension, retirement, or other similar benefits to our directors and executive officers.

Committees of the Board of Directors

Audit Committee

We have established an audit committee, which consists of three directors, including Kazusa Aranami, Yuhi Mimura, and Akira Sugimoto. We have determined that only Akira Sugimoto satisfies the “independence” requirements of Section 5605(a)(2) of the Nasdaq Listing Rules and Rule 10A-3 under the Exchange Act. Therefore, Kazusa Aranami and Yuhi Mimura will be replaced with independent directors within 90 days and one year, respectively, of listing on the Nasdaq Capital Market, so that after one year of the listing, the audit committee will consist solely of independent directors. We have also determined that Akira Sugimoto qualifies as an audit committee financial expert under the SEC rules and as a financially sophisticated audit committee member under the Nasdaq listing rules. Akira Sugimoto is the chair of the audit committee. Our audit committee has adopted a written charter (the “Charter”), which requires that each member of the Audit Committee are independent in accordance with the requirements of Rule 10A-3 of the Exchange Act and the rules of the NASDAQ Stock Market or any other securities exchange on which any of our securities are listed, and that no member of the Audit Committee can have participated in the preparation of the Company’s or any of its subsidiaries’ financial statements at any time during the past three years. The Charter requires that each member of the Committee must be able to read and understand fundamental financial statements, including the Company’s balance sheet, income statement, and cash flow statement, at least one member of the Committee must have past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background that leads to financial sophistication, and at least one member of the Audit Committee must be an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K. The Charter provides that the purpose of the Audit Committee is to oversee the Company’s accounting and financial reporting processes and the audit of the Company’s financial statements, and that the primary role of the Audit Committee is to oversee the financial reporting and disclosure process.

The Charter provides that the Audit Committee has the following authority and responsibilities, among others:

●	To select, retain, terminate, and set the compensation of an independent registered public accounting firm to act as the Company’s independent auditors;

●	To select, retain, compensate, oversee, and terminate, if necessary, any other registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company;

●	To pre-approve all audit and permitted non-audit and tax services that may be provided by the Company’s independent auditors or other registered public accounting firms and establish policies and procedures for the Committee’s pre-approval of permitted services by the Company’s independent auditors or other registered public accounting firms on an on-going basis;

●	At least annually, to obtain and review a report by the Company’s independent auditors that describes (1) the accounting firm’s internal quality control procedures, (2) any issues raised by the most recent internal quality control review, peer review, or Public Company Accounting Oversight Board review or inspection of the firm or by any other inquiry or investigation by governmental or professional authorities in the past five years regarding one or more audits carried out by the firm and any steps taken to deal with any such issues, and (3) all relationships between the firm and the Company or any of its subsidiaries; and to discuss with the independent auditors this report and any relationships or services that may impact the objectivity and independence of the auditors;

●	To assure the regular rotation of the lead audit partner at the Company’s independent auditors and consider regular rotation of the accounting firm serving as the Company’s independent auditors;

●	To review and discuss with the Company’s independent auditors the auditors’ responsibilities under generally accepted auditing standards and the responsibilities of management in the audit process, including the overall audit strategy, the scope and timing of the annual audit, any significant risks identified during the auditors’ risk assessment procedures and, when completed, the results, including significant findings, of the annual audit;

●	To review and discuss with the Company’s independent auditors (1) all critical accounting policies and practices to be used in the audit, (2) all alternative treatments of financial information within GAAP that have been discussed with management, the ramifications of the use of such alternative treatments and the treatment preferred by the auditors, and (3) other material written communications between the auditors and management;

●	To review with management and the Company’s independent auditors: any major issues regarding accounting principles and financial statement presentation;

●	To review with management, the internal audit department and the Company’s independent auditors the adequacy and effectiveness of the Company’s financial reporting processes, internal control over financial reporting and disclosure controls and procedures, and any fraud involving management or other employees with a significant role in such processes, controls, and procedures;

●	To recommend to the board that the audited financial statements and the Management’s Discussion and Analysis of Financial Condition and Results of Operations section be included in the Company’s Form 20-F and produce the audit committee report required to be included in the Company’s proxy statement;

●	To review and approve the functions of the Company’s Internal Accounting Department;

●	To establish and oversee procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by Company employees of concerns regarding questionable accounting or auditing matters; and

●	To review, approve and oversee any transaction between the Company and any related person and any other potential conflict of interest situations on an ongoing basis, in accordance with Company policies and procedures, and to develop policies and procedures for the Committee’s approval of related party transactions.

Compensation Committee

Because we are a “foreign private issuer” within the meaning of the corporate governance standards of Nasdaq, we are not required to, and do not currently expect to, have a compensation committee. If and when we are no longer a “foreign private issuer,” we will be required to establish a compensation committee. We anticipate that such a compensation committee would consist of three directors who will be “independent” under the rules of the SEC, subject to the permitted “phase-in” period pursuant to the rules of Nasdaq. Upon formation of a compensation committee, we would expect to adopt a compensation committee charter defining the committee’s primary duties in a manner consistent with the rules of the SEC and Nasdaq standards.

This compensation committee would:

●	review and determine the compensation arrangements for management;

●	Establish and review general compensation policies with the objective to attract and retain superior talent, to reward individual performance, and to achieve our financial goals;

●	administer our incentive compensation and benefit plans and purchase plans;

●	oversee the evaluation of the board of directors and management; and

●	review the independence of any compensation advisers.

Upon formation of a compensation committee, we would expect to adopt a compensation committee charter defining the committee’s primary duties in a manner consistent with the rules of the SEC and Nasdaq standards.

Nominating and Corporate Governance Committee

Because we are a “foreign private issuer” within the meaning of the corporate governance standards of Nasdaq, we are not required to, and do not currently expect to, have a nominating and corporate governance committee. If and when we are no longer a “foreign private issuer,” we will be required to establish a nominating and corporate governance committee. We anticipate that such a nominating and corporate governance committee would consist of three directors who will be “independent” under the rules of the SEC, subject to the permitted “phase-in” period pursuant to the rules of Nasdaq. Upon formation of a nominating and corporate governance committee, we would expect to adopt a nominating and corporate governance committee charter defining the committee’s primary duties in a manner consistent with the rules of the SEC and Nasdaq standards.

A shareholder may nominate one or more persons for election as a director at an annual meeting of shareholders if the shareholder complies with the notice and information provisions contained in our bylaws. Such notice must be in writing to our Company not less than 90 days and not more than 120 days prior to the anniversary date of the preceding year’s annual meeting of shareholders or as otherwise required by requirements of the Exchange Act. In addition, shareholders furnishing such notice must be a holder of record on both (i) the date of delivering such notice and (ii) the record date for the determination of shareholders entitled to vote at such meeting.

Code of Business Conduct and Ethics

Because we are a “foreign private issuer” within the meaning of the corporate governance standards of Nasdaq, we are not required, and do not currently expect, to adopt one or more codes of conduct applicable to all directors, officers, and employees. If and when we are no longer a “foreign private issuer,” we will be required to adopt one or more codes of conduct applicable to all directors, officers, and employees, and that such codes are publicly available. We anticipate that such a code would apply to our directors, officers, employees (including our principal executive officer, principal financial officer, and other persons performing similar functions), and our agents and would be publicly available on our website.

PRINCIPAL SHAREHOLDERS

The following table sets forth information with respect to the beneficial ownership, within the meaning of Rule 13d-3 under the Exchange Act, of our Ordinary Shares as of the date of this prospectus, and as adjusted to reflect the sale of the Resale Shares offered in this offering for:

●	each of our directors and executive officers; and

●	each person known to us to own beneficially more than 5% of our Ordinary Shares.

Beneficial ownership includes voting or investment power with respect to the securities. Except as indicated below, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all Ordinary Shares shown as beneficially owned by them. Percentage of beneficial ownership of each listed person prior to this offering is based on 13,429,800 Ordinary Shares outstanding as of the date of this prospectus.

Information with respect to beneficial ownership has been furnished by each director, officer, or beneficial owner of 5% or more of our Ordinary Shares. Beneficial ownership is determined in accordance with the rules of the SEC and generally requires that any such person have voting or investment power with respect to securities. In computing the number of Ordinary Shares beneficially owned by a person listed below and the percentage ownership of such person, Ordinary Shares underlying options, warrants, or convertible securities held by each such person that are exercisable or convertible within 60 days of the date of this prospectus are deemed outstanding, but are not deemed outstanding for computing the percentage ownership of any other person.

	Ordinary Shares Beneficially Owned Prior to this Offering		Ordinary Shares Beneficially Owned After this Offering
	Number	Percent	Number	Percent
Directors and Executive Officers(1):
Kazusa Aranami	750,000	5.6%	0	0%
Yuhi Mimura	75,000	0.6%	0	0%
Minoru Muranaga	50,000	0.4%	—	—
Akira Sugimoto	—	—	—	—
All directors and executive officers as a group (four individuals):	875,000	6.6%	0	0%
5% Shareholders:
CyberStep, Inc.(2)	4,500,000	33.5%	0	0%
Lode Runner, Inc.(3)	1,400,000	10.4%	—	—

Notes:

(1)	Unless otherwise indicated, the business address of each of the individuals is Toyo Recording 1F, 4-5-19 Akasaka, Minato-ku, Tokyo 107-0052, Japan.

(2)	The number of Ordinary Shares beneficially owned prior to this offering represents 4,500,000 Ordinary Shares held by CyberStep, Inc., a widely held public company with securities listed on the Tokyo Stock Exchange. Based on the most recent annual securities report filed by CyberStep, Inc., no shareholder beneficially owns more than 10% of its outstanding common stock. As a result, voting and investment discretion with regard to these Ordinary Shares is ultimately controlled by the five-member board of directors of CyberStep, Inc., which presently consists of Rui Sato, Junichi Ogata, Kousuke Inoue, Tsuyoshi Suzuki, and Jiro Saito . The address for CyberStep, Inc. is Asahi Seimei Daitabashi Building 4F, 1-22-19 Izumi, Suginami-ku, 168-0063, Tokyo, Japan.

(3)	The number of Ordinary Shares beneficially owned prior to this offering represents 1,400,000 Ordinary Shares held by Lode Runner, Inc., a Japanese company 100% owned by Rui Sato. The address for Lode Runner, Inc. is 2-2-39 Jingumae, Shibuya-ku, 150-0001, Tokyo, Japan.

None of our shareholders has informed us that it is affiliated with a registered broker-dealer or is in the business of underwriting securities. We are not aware of any arrangement that may, at a subsequent date, result in a change of control of the Company.

RELATED PARTY TRANSACTIONS

Employment Agreements

See “Management — Employment Agreements and Indemnification Agreements.”

Material Transactions with Related Parties

The related parties that had material transactions for the six months ended March 31, 2024 and the fiscal years ended September 30, 2023, 2022 and 2021 consist of the following:

Name of Related Party	Nature of Relationship at September 30, 2023, 2022 and 2021
CyberStep, Inc.	A principal shareholder of the Company
Lode Runner Inc.	A principal shareholder of the Company/A company controlled by a director of CyberStep
Laughact, Inc.	An affiliate of the Company prior to the acquisition on December 2021
Kazusa Aranami	Director of the Company

Accounts receivable due from a related party as of March 31, 2024, September 30, 2023, 2022 and 2021 were as follows (in thousands):

		As of March 31,		As of September 30,
		2024	2024	2023	2023	2022	2022	2021	2021
		(US$)	(¥)	(US$)	(¥)	(US$)	(¥)	(US$)	(¥)
Accounts receivables due from related party
CyberStep, Inc.	Sound production and talent management service to related party	—	—	21	3,214	—	—	—	—
Laughact, Inc.	Provided internet (VTuber) services to related party	—	—	—	—	—	—	13	2,033

Accounts payable due to a related parties as of March 31, 2024, September 30, 2023, 2022 and 2021 were as follows (in thousands):

		As of March 31,		As of September 30,
		2024	2024	2023	2023	2022	2022	2021	2021
		(US$)	(¥)	(US$)	(¥)	(US$)	(¥)	(US$)	(¥)
Accounts payable due to related party
CyberStep, Inc.	Outsourcing services provided by related party	108	16,312	—	—	82	12,384	—	—
Kazusa Aranami	Outsourcing services provided by related party	1	187	0.3	49	—	—	—	—

Loan payables due to related parties as of March 31, 2024, September 30, 2023, 2022 and 2021 were as follows (in thousands):

		As of March 31,		As of September 30,
		2024	2024	2023	2023	2022	2022	2021	2021
		(US$)	(¥)	(US$)	(¥)	(US$)	(¥)	(US$)	(¥)
Loan Payable due to related party
CyberStep, Inc.	Loan from the Company’s principal shareholder for working capital	198	30,000	—	—	—	—	—	—

Revenue generated from related parties for the six months ended March 31, 2024 and for the fiscal years ended September 30, 2023, 2022 and 2021 was as follows (in thousands):

		For the six months ended March 31,		For the fiscal years ended September 30,
		2024	2024	2023	2023	2022	2022	2021	2021
		(US$)	(¥)	(US$)	(¥)	(US$)	(¥)	(US$)	(¥)
Revenues from related parties
CyberStep, Inc.	Sound production and talent management income	20	3,047	98	14,776	44	6,649	—	—
Laughact, Inc.	Internet (Vtuber) income	—	—	—	—	7	1,011	92	13,886
Lode Runner Inc.	Audio production and talent management income	—	—	—	—	66	10,000	—	—

Cost of revenue incurred with a related parties for the six months ended March 31, 2024 and for the fiscal years ended September 30, 2023, 2022 and 2021 were as follows (in thousands):

		For the six months ended March 31,		For the fiscal years ended September 30,
		2024	2024	2023	2023	2022	2022	2021	2021
		(US$)	(¥)	(US$)	(¥)	(US$)	(¥)	(US$)	(¥)
Cost of revenue with related parties
CyberStep, Inc.	Outsourcing services provided by related party	95	14,349	27	4,033	79	11,916	—	—
Kazusa Aranami	Outsourcing services provided by related party	7	1,054	13	1,959	—	—	—	—

Selling, General and Administrative expenses incurred with a related party for the six months ended March 31, 2024 and for the fiscal years ended September 30, 2023, 2022 and 2021 were as follows (in thousands):

		For the six months ended March 31,		For the fiscal years ended September 30,
		2024	2024	2023	2023	2022	2022	2021	2021
		(US$)	(¥)	(US$)	(¥)	(US$)	(¥)	(US$)	(¥)
Selling, General and Administrative expenses with related party
CyberStep, Inc.	Commission fee to related party	0.4	59	6	850	—	—	—	—

Interest expenses incurred with a related party for the six months ended March 31, 2024 and for the fiscal years ended September 30, 2023, 2022 and 2021 were as follows (in thousands):

		For the six months ended March 31,		For the fiscal years ended September 30,
		2024	2024	2023	2023	2022	2022	2021	2021
		(US$)	(¥)	(US$)	(¥)	(US$)	(¥)	(US$)	(¥)
Interest expenses with related party
CyberStep, Inc.	Interest expenses to related party	0.0	1	11	1,633	—	—	—	—

DESCRIPTION OF SHARE CAPITAL

We are a Cayman Islands exempted company and our affairs are governed by our memorandum and articles of association, as amended from time to time, and the Companies Act (As Revised) of the Cayman Islands, which we refer to as the Companies Act below, and the common law of Cayman Islands.

We were incorporated as an exempted company limited by shares under the Cayman Companies Act on April 14, 2023. A Cayman Islands exempted company:

●	is a company that conducts its business mainly outside the Cayman Islands;

●	is prohibited from trading in the Cayman Islands with any person, firm or corporation except in furtherance of the business of the exempted company carried on outside the Cayman Islands (and for this purpose can effect and conclude contracts in the Cayman Islands and exercise in the Cayman Islands all of its powers necessary for the carrying on of its business outside the Cayman Islands);

●	does not have to hold an annual general meeting;

●	does not have to make its register of members open to inspection by shareholders of that company;

●	may obtain an undertaking against the imposition of any future taxation;

●	may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

●	may register as a limited duration company; and

●	may register as a segregated portfolio company.

As of the date of this prospectus, our authorized share capital is US$50,000 divided into 2,500,000,000,000 shares, par value of US$0.00000002 each. As of the date of this prospectus, 13,429,800 Ordinary Shares are issued and outstanding.

All of our shares issued and outstanding are fully paid.

Our Amended and Restated Memorandum and Articles of Association

We have adopted the amended and restated memorandum of association on December 11, 2023, and the amended and restated articles of association on December 11, 2023, and effective on July 1, 2024 (collectively, the “Amended and Restated Memorandum and Articles of Association”). The following are summaries of certain material provisions of the Amended and Restated Memorandum and Articles of Association and of the Companies Act, insofar as they relate to the material terms of our Ordinary Shares.

Objects of Our Company. Under our Amended and Restated Memorandum and Articles of Association, the objects of our Company are unrestricted, and we are capable of exercising all the functions of a natural person of full capacity irrespective of any question of corporate benefit, as provided by section 27(2) of the Companies Act.

Ordinary Shares. Our Ordinary Shares are issued in registered form and are issued when registered in our register of members. We may not issue shares to bearer. Our shareholders who are non-residents of the Cayman Islands may freely hold and vote their shares.

Dividends. The holders of our Ordinary Shares are entitled to such dividends as may be declared by our board of directors. Our Amended and Restated Memorandum and Articles of Association provide that dividends may be declared and paid out of the funds of our Company lawfully available therefor. Under the laws of the Cayman Islands, our Company may pay a dividend out of either profit or share premium account; provided that in no circumstances may a dividend be paid out of our share premium if this would result in our Company being unable to pay its debts as they fall due in the ordinary course of business.

Voting Rights. Voting at any meeting of shareholders is by way of a poll, save that in the case of a physical meeting, the chairman of the meeting may decide that a vote be on a show of hands unless a poll is demanded by:

●	at least three shareholders present in person or by proxy or (in the case of a shareholder being a corporation) by its duly authorized representative for the time being entitled to vote at the meeting;

●	shareholder(s) present in person or by proxy or (in the case of a shareholder being a corporation) by its duly authorized representative representing not less than one-tenth of the total voting rights of all shareholders having the right to vote at the meeting; and

●	shareholder(s) present in person or by proxy or (in the case of a shareholder being a corporation) by its duly authorized representative and holding shares in us conferring a right to vote at the meeting being shares on which an aggregate sum has been paid up equal to not less than one-tenth of the total sum paid up on all shares conferring that right.

An ordinary resolution to be passed at a meeting by the shareholders requires the affirmative vote of a simple majority of the votes attaching to the Ordinary Shares cast at a meeting, while a special resolution requires the affirmative vote of no less than two-thirds of the votes cast attaching to the issued and outstanding Ordinary Shares at a meeting. A special resolution will be required for important matters such as a change of name, making changes to our Amended and Restated Memorandum and Articles of Association, a reduction of our share capital, and the winding up of our Company. Our shareholders may, among other things, divide or combine their shares by ordinary resolution.

General Meetings of Shareholders. As a Cayman Islands exempted company, we are not obliged by the Companies Act to call shareholders’ annual general meetings. Our Amended and Restated Memorandum and Articles of Association provide that we shall, if required by the Companies Act, in each year hold a general meeting as our annual general meeting, and shall specify the meeting as such in the notices calling it, and the annual general meeting shall be held at such time and place as may be determined by our directors. All general meetings (including an annual general meeting, any adjourned general meeting or postponed meeting) may be held as a physical meeting at such times and in any part of the world and at one or more locations, as a hybrid meeting or as an electronic meeting, as may be determined by our board of directors in its absolute discretion.

Shareholders’ general meetings may be convened by the chairperson of our board of directors or by a majority of our board of directors. Advance notice of not less than 10 clear days is required for the convening of our annual general shareholders’ meeting (if any) and any other general meeting of our shareholders. A quorum required for any general meeting of shareholders consists of, at the time when the meeting proceeds to business, two shareholders holding shares which carry in aggregate (or representing by proxy) not less than one-third of all votes attaching to issued and outstanding shares in our Company entitled to vote at such general meeting.

The Companies Act does not provide shareholders with any right to requisition a general meeting or to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our Amended and Restated Memorandum and Articles of Association provide that upon the requisition of any one or more of our shareholders holding shares which carry in aggregate not less than one-third of all votes attaching to the issued and outstanding shares of our Company entitled to vote at general meetings, our board will convene an extraordinary general meeting and put the resolutions so requisitioned to a vote at such meeting. However, our Amended and Restated Memorandum and Articles of Association do not provide our shareholders with any right to put any proposals before annual general meetings or extraordinary general meetings not called by such shareholders.

Transfer of Ordinary Shares. Subject to the restrictions set out below, any of our shareholders may transfer all or any of his or her Ordinary Shares by an instrument of transfer in the usual or common form or in a form designated by the relevant stock exchange or any other form approved by our board of directors. Notwithstanding the foregoing, Ordinary Shares may also be transferred in accordance with the applicable rules and regulations of the relevant stock exchange.

Our board of directors may, in its absolute discretion, decline to register any transfer of any ordinary share which is not fully paid up or on which we have a lien. Our board of directors may also decline to register any transfer of any ordinary share unless:

●	the instrument of transfer is lodged with us, accompanied by the certificate for the Ordinary Shares to which it relates and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer;

●	the instrument of transfer is in respect of only one class of ordinary shares;

●	the instrument of transfer is properly stamped, if required;

●	in the case of a transfer to joint holders, the number of joint holders to whom the ordinary share is to be transferred does not exceed four; and

●	a fee of such maximum sum as the relevant stock exchange may determine to be payable or such lesser sum as our directors may from time to time require is paid to us in respect thereof.

If our directors refuse to register a transfer, they shall, within two months after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal.

The registration of transfers may, after compliance with any notice required in accordance with the rules of the relevant stock exchange, be suspended and the register closed at such times and for such periods as our board of directors may from time to time determine; provided, however, that the registration of transfers shall not be suspended nor the register closed for more than 30 days in any year as our board may determine.

Liquidation. On the winding up of our Company, if the assets available for distribution amongst our shareholders shall be more than sufficient to repay the whole of the share capital at the commencement of the winding up, the surplus shall be distributed amongst our shareholders in proportion to the par value of the shares held by them at the commencement of the winding up, subject to a deduction from those shares in respect of which there are monies due, of all monies payable to our Company for unpaid calls or otherwise. If our assets available for distribution are insufficient to repay all of the paid-up capital, such assets will be distributed so that, as nearly as may be, the losses are borne by our shareholders in proportion to the par value of the shares held by them.

Calls on Shares and Forfeiture of Shares. Our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their shares in a notice served to such shareholders at least 14 days prior to the specified time and place of payment. The shares that have been called upon and remain unpaid are subject to forfeiture.

Redemption, Repurchase and Surrender of Shares. We may issue shares on terms that such shares are subject to redemption, at our option or at the option of the holders of these shares, on such terms and in such manner as may be determined by our board of directors. Our company may also repurchase any of our shares on such terms and in such manner as have been approved by our board of directors. Under the Companies Act, the redemption or repurchase of any share may be paid out of our Company’s profits, share premium account or out of the proceeds of a new issue of shares made for the purpose of such redemption or repurchase, or out of capital if our Company can, immediately following such payment, pay its debts as they fall due in the ordinary course of business. In addition, under the Companies Act, no such share may be redeemed or repurchased (a) unless it is fully paid up, (b) if such redemption or repurchase would result in there being no shares outstanding or (c) if the company has commenced liquidation. In addition, our Company may accept the surrender of any fully paid share for no consideration.

Variations of Rights of Shares. Whenever the capital of our Company is divided into different classes the rights attached to any such class may, subject to any rights or restrictions for the time being attached to any class, only be varied with the sanction of a resolution passed by a majority of two-thirds of the votes cast at a separate meeting of the holders of the shares of that class. The rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation, allotment or issue of further shares ranking pari passu with such existing class of shares.

Issuance of Additional Shares. Our Amended and Restated Memorandum and Articles of Association authorize our board of directors to issue additional Ordinary Shares from time to time as our board of directors shall determine, to the extent of available authorized but unissued shares.

Our Amended and Restated Memorandum and Articles of Association also authorize our board of directors to establish from time to time one or more series of preference shares and to determine, with respect to any series of preference shares, the terms and rights of that series, including, among other things:

●	the designation of the series;

●	the number of shares of the series;

●	the dividend rights, dividend rates, conversion rights and voting rights; and

●	the rights and terms of redemption and liquidation preferences.

Our board of directors may issue preference shares without action by our shareholders to the extent of available authorized but unissued shares. Issuance of these shares may dilute the voting power of holders of ordinary shares.

Inspection of Books and Records. Holders of our Ordinary Shares will have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records. However, our Amended and Restated Memorandum and Articles of Association have provisions that provide our shareholders the right to inspect our register of shareholders without charge, and to receive our annual audited financial statements. See “Where You Can Find Additional Information.”

Anti-Takeover Provisions. Some provisions of our Amended and Restated Memorandum and Articles of Association may discourage, delay, or prevent a change of control of our Company or management that shareholders may consider favorable, including provisions that:

●	authorize our board of directors to issue preference shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preference shares without any further vote or action by our shareholders; and

●	limit the ability of shareholders to requisition and convene general meetings of shareholders.

However, under Cayman Islands law, our directors may only exercise the rights and powers granted to them under our Amended and Restated Memorandum and Articles of Association for a proper purpose and for what they believe in good faith to be in the best interests of our Company.

Exempted Company. We are an exempted company with limited liability under the Companies Act. The Companies Act distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except that an exempted company:

●	does not have to file an annual return of its shareholders with the Registrar of Companies;

●	is not required to open its register of members for inspection;

●	does not have to hold an annual general meeting;

●	may issue shares with no par value;

●	may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

●	may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

●	may register as an exempted limited duration company; and

●	may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on that shareholder’s shares of the company (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship, or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

Differences in Corporate Law

The Companies Act is derived, to a large extent, from the older Companies Acts of England but does not follow recent English statutory enactments and accordingly there are significant differences between the Companies Act and the current Companies Act of England. In addition, the Companies Act differs from laws applicable to U.S. corporations and their shareholders. Set forth below is a summary of certain significant differences between the provisions of the Companies Act applicable to us and the laws applicable to companies incorporated in the State of Delaware in the United States and their shareholders.

Mergers and Similar Arrangements. The Companies Act permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes, (a) “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company, and (b) a “consolidation” means the combination of two or more constituent companies into a consolidated company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by (a) a special resolution of the shareholders of each constituent company, and (b) such other authorization, if any, as may be specified in such constituent company’s articles of association. The plan must be filed with the Registrar of Companies of the Cayman Islands together with a declaration as to the solvency of the consolidated or surviving company, a list of the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and that notification of the merger or consolidation will be published in the Cayman Islands Gazette. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.

A merger between a Cayman Islands parent company and its Cayman Islands subsidiary or subsidiaries does not require authorization by a resolution of shareholders of that Cayman Islands subsidiary if a copy of the plan of merger is given to every member of that Cayman Islands subsidiary to be merged unless that member agrees otherwise. For this purpose, a company is a “parent” of a subsidiary if it holds issued shares that together represent at least ninety percent (90%) of the votes at a general meeting of the subsidiary.

The consent of each holder of a fixed or floating security interest over a constituent company is required unless this requirement is waived by a court in the Cayman Islands.

Save in certain limited circumstances, a shareholder of a Cayman Islands constituent company who dissents from the merger or consolidation is entitled to payment of the fair value of his shares (which, if not agreed between the parties, will be determined by the Cayman Islands court) upon dissenting to the merger or consolidation, provided the dissenting shareholder complies strictly with the procedures set out in the Companies Act. The exercise of dissenter rights will preclude the exercise by the dissenting shareholder of any other rights to which he or she might otherwise be entitled by virtue of holding shares, save for the right to seek relief on the grounds that the merger or consolidation is void or unlawful.

Separate from the statutory provisions relating to mergers and consolidations, the Companies Act also contains statutory provisions that facilitate the reconstruction and amalgamation of companies by way of schemes of arrangement, provided that the arrangement is approved. In the case of a shareholder scheme, by seventy-five per cent in value of the members or class of members, as the case may be, with whom the arrangement is to be made and, in the case of a creditor scheme only a majority in number of each class of creditors with whom the arrangement is to be made and who must in addition represent seventy-five per cent in value of each such class of creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

●	the statutory provisions as to the required majority vote have been met;

●	the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

●	the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

●	the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Act.

The Companies Act also contains a statutory power of compulsory acquisition which may facilitate the “squeeze out” of a dissentient minority shareholder upon a tender offer. When a tender offer is made and accepted by holders of 90% of the shares affected within four months, the offeror may, within a two-month period commencing on the expiration of such four-month period, require the holders of the remaining shares to transfer such shares to the offeror on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion.

If an arrangement and reconstruction by way of scheme of arrangement is thus approved and sanctioned, or if a tender offer is made and accepted, in accordance with the foregoing statutory procedures, a dissenting shareholder would have no rights comparable to appraisal rights, save that objectors to a takeover offer may apply to the Grand Court of the Cayman Islands for various orders that the Grand Court of the Cayman Islands has a broad discretion to make, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

The Companies Act also contains statutory provisions which provide that a company may present a petition to the Grand Court of the Cayman Islands for the appointment of a restructuring officer on the grounds that the company (a) is or is likely to become unable to pay its debts within the meaning of section 93 of the Companies Act; and (b) intends to present a compromise or arrangement to its creditors (or classes thereof) either, pursuant to the Companies Act, the law of a foreign country or by way of a consensual restructuring. The petition may be presented by a company acting by its directors, without a resolution of its members or an express power in its articles of association. On hearing such a petition, the Cayman Islands court may, among other things, make an order appointing a restructuring officer or make any other order as the court thinks fit.

Shareholders’ Suits. In principle, we will normally be the proper plaintiff and as a general rule a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, the Cayman Islands courts can be expected to follow and apply the common law principles (namely the rule in Foss v. Harbottle and the exceptions thereto) so that a non-controlling shareholder may be permitted to commence a class action against or derivative actions in the name of the company to challenge actions where:

●	a company acts or proposes to act illegally or ultra vires;

●	the act complained of, although not ultra vires, could only be effected duly if authorized by more than the number of votes which have actually been obtained; and

●	those who control the company are perpetrating a “fraud on the minority.”

A shareholder may have a direct right of action against us where the individual rights of that shareholder have been infringed or are about to be infringed.

Our Amended and Restated Memorandum and Articles of Association contain a provision by which our shareholders waive any claim or right of action that they may have, both individually and on our behalf, against any director in relation to any action or failure to take action by such director in the performance of his or her duties with or for our Company, except in respect of any fraud, willful default or dishonesty of such director.

Indemnification of Directors and Executive Officers and Limitation of Liability. Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our Amended and Restated Memorandum and Articles of Association provide that that we shall indemnify our directors and officers, and their personal representatives, against all actions, proceedings, costs, charges, expenses, losses, damages, or liabilities incurred or sustained by such persons, other than by reason of such person’s dishonesty, willful default, or fraud, in or about the conduct of our Company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such director or officer in defending (whether successfully or otherwise) any civil proceedings concerning our Company or its affairs in any court whether in the Cayman Islands or elsewhere. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation.

In addition, we have entered into indemnification agreements with our directors and executive officers that provide such persons with additional indemnification beyond that provided in our Amended and Restated Memorandum and Articles of Association.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Directors’ Fiduciary Duties. Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director acts in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, the director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company and therefore it is considered that he owes the following duties to the company — a duty to act in good faith in the best interests of the company, a duty not to make a personal profit based on his position as director (unless the company permits him to do so), a duty not to put himself in a position where the interests of the company conflict with his personal interest or his duty to a third party and a duty to exercise powers for the purpose for which such powers were intended. A director of a Cayman Islands company owes to the company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his duties a greater degree of skill than may reasonably be expected from a person of his knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands.

Shareholder Action by Written Consent. Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. Cayman Islands law permits us to eliminate the right of shareholders to act by written consent and our Amended and Restated Memorandum and Articles of Association provide that any action required or permitted to be taken at any general meetings may be taken upon the vote of shareholders at a general meeting duly noticed and convened in accordance with our Amended and Restated Memorandum and Articles of Association and may not be taken by written consent of the shareholders without a meeting.

Shareholder Proposals. Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

The Companies Act does not provide shareholders with any right to requisition a general meeting or to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our Amended and Restated Memorandum and Articles of Association allow our shareholders holding shares which carry in aggregate not less than one-third of all votes attaching to the issued and outstanding shares of our Company entitled to vote at general meetings to requisition an extraordinary general meeting of our shareholders, in which case our board is obliged to convene an extraordinary general meeting and to put the resolutions so requisitioned to a vote at such meeting. Other than this right to requisition a shareholders’ meeting, our Amended and Restated Memorandum and Articles of Association do not provide our shareholders with any other right to put proposals before annual general meetings or extraordinary general meetings. As an exempted Cayman Islands company, we are not obliged by law to call shareholders’ annual general meetings.

Cumulative Voting. Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. There are no prohibitions in relation to cumulative voting under the laws of the Cayman Islands but our Amended and Restated Memorandum and Articles of Association do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of Directors. Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our Amended and Restated Memorandum and Articles of Association, subject to certain restrictions as contained therein, directors may be removed with or without cause, by an ordinary resolution of our shareholders. An appointment of a director may be on terms that the director shall automatically retire from office (unless he has sooner vacated office) at the next or a subsequent annual general meeting or upon any specified event or after any specified period in a written agreement between the company and the director, if any; but no such term shall be implied in the absence of express provision. Under our Amended and Restated Memorandum and Articles of Association, a director’s office shall be vacated if the director (i) becomes bankrupt or has a receiving order made against him or suspends payment or compounds with his creditors; (ii) is found to be or becomes of unsound mind or dies; (iii) resigns his office by notice in writing to the company; (iv) without special leave of absence from our board of directors, is absent from three consecutive meetings of the board and the board resolves that his office be vacated; (v) is prohibited by law from being a director or; (vi) is removed from office pursuant to the laws of the Cayman Islands or any other provisions of our Amended and Restated Memorandum and Articles of Association.

Transactions with Interested Shareholders. The Delaware General Corporation Law contains a business combination statute applicable to Delaware corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting share within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions must be entered into bona fide in the best interests of the company and not with the effect of constituting a fraud on the minority shareholders.

Dissolution; Winding up. Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board.

Under Cayman Islands law, a company may be wound up by either an order of the courts of the Cayman Islands or by a special resolution of its members or, if the company is unable to pay its debts, by an ordinary resolution of its members. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so.

Variation of Rights of Shares. Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under our Amended and Restated Memorandum and Articles of Association, if our share capital is divided into more than one class of shares, the rights attached to any such class may only be varied with the sanction of a resolution passed by a majority of two-thirds of the votes cast at a separate meeting of the holders of the shares of that class.

Amendment of Governing Documents. Under the Delaware General Corporation Law, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under Cayman Islands law, our Amended and Restated Memorandum and Articles of Association may only be amended with a special resolution of our shareholders.

Rights of Non-resident or Foreign Shareholders. There are no limitations imposed by our Amended and Restated Memorandum and Articles of Association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our Amended and Restated Memorandum and Articles of Association governing the ownership threshold above which shareholder ownership must be disclosed.

Cayman Islands Data Protection

We have certain duties under the Data Protection Act (as revised) of the Cayman Islands, or the DPA, based on internationally accepted principles of data privacy.

Privacy Notice

This privacy notice puts our shareholders on notice that through your investment into us you will provide us with certain personal information which constitutes personal data within the meaning of the DPA, or personal data.

Investor Data

We will collect, use, disclose, retain, and secure personal data to the extent reasonably required only and within the parameters that could be reasonably expected during the normal course of business. We will only process, disclose, transfer or retain personal data to the extent legitimately required to conduct our activities of on an ongoing basis or to comply with legal and regulatory obligations to which we are subject. We will only transfer personal data in accordance with the requirements of the DPA, and will apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of the personal data and against the accidental loss, destruction, or damage to the personal data.

In our use of this personal data, we will be characterized as a “data controller” for the purposes of the DPA, while our affiliates and service providers who may receive this personal data from us in the conduct of our activities may either act as our “data processors” for the purposes of the DPA or may process personal information for their own lawful purposes in connection with services provided to us.

We may also obtain personal data from other public sources. Personal data includes, without limitation, the following information relating to a shareholder and/or any individuals connected with a shareholder as an investor: name, residential address, email address, contact details, corporate contact information, signature, nationality, place of birth, date of birth, tax identification, credit history, correspondence records, passport number, bank account details, source of funds details, and details relating to the shareholder’s investment activity.

Who this Affects

If you are a natural person, this will affect you directly. If you are a corporate investor (including, for these purposes, legal arrangements such as trusts or exempted limited partnerships) that provides us with personal data on individuals connected to you for any reason in relation your investment in us, this will be relevant for those individuals and you should transit the content of this Privacy Notice to such individuals or otherwise advise them of its content.

How We May Use a Shareholder’s Personal Data

We may, as the data controller, collect, store, and use personal data for lawful purposes, including, in particular: (i) where this is necessary for the performance of our rights and obligations under any agreements; (ii) where this is necessary for compliance with a legal and regulatory obligation to which we are or may be subject (such as compliance with anti-money laundering and FATCA/CRS requirements); and/or (iii) where this is necessary for the purposes of our legitimate interests and such interests are not overridden by your interests, fundamental rights, or freedoms.

Should we wish to use personal data for other specific purposes (including, if applicable, any purpose that requires your consent), we will contact you.

Why We May Transfer Your Personal Data

In certain circumstances we may be legally obliged to share personal data and other information with respect to your shareholding with the relevant regulatory authorities such as the Cayman Islands Monetary Authority or the Tax Information Authority. They, in turn, may exchange this information with foreign authorities, including tax authorities.

We anticipate disclosing personal data to persons who provide services to us and their respective affiliates (which may include certain entities located outside the US, the Cayman Islands or the European Economic Area), who will process your personal data on our behalf.

The Data Protection Measures We Take

Any transfer of personal data by us or our duly authorized affiliates and/or delegates outside of the Cayman Islands shall be in accordance with the requirements of the DPA.

We and our duly authorized affiliates and/or delegates shall apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of personal data, and against accidental loss or destruction of, or damage to, personal data.

We shall notify you of any personal data breach that is reasonably likely to result in a risk to your interests, fundamental rights or freedoms or those data subjects to whom the relevant personal data relates.

Contacting the Company

For further information on the collection, use, disclosure, transfer or processing of your personal data or the exercise of any of the rights listed above, please contact us through our website at https://www.bloomz-inc.com or through phone number +81 050-3138-4984.

Anti-Money Laundering Matters

In order to comply with legislation or regulations aimed at the prevention of money laundering, the Company may be required to adopt and maintain anti-money laundering procedures, and may require subscribers to provide evidence to verify their identity. Where permitted, and subject to certain conditions, the Company may also delegate the maintenance of our anti-money laundering procedures (including the acquisition of due diligence information) to a suitable person.

The Company reserves the right to request such information as is necessary to verify the identity of a subscriber. In the event of delay or failure on the part of the subscriber in producing any information required for verification purposes, we may refuse to accept the application, in which case any funds received will be returned without interest to the account from which they were originally debited.

History of Share Issuances

The following is a summary of our securities issuances in the past three years.

On April 14, 2023, we issued 5,000 Ordinary Shares, par value $0.00000002, to the initial subscriber, which was transferred to CyberStep.

On April 24, 2023, we entered into a share exchange agreement with BloomZ Japan, its shareholders, and CyberStep, as the representative of the shareholders, pursuant to which on April 24, 2023, we acquired the 100% of equity interests in BloomZ Japan from BloomZ Japan’s shareholders in consideration for the allotting and issuance of an aggregate of 7,845,000 Ordinary Shares to the BloomZ Japan’s shareholders, and BloomZ Japan became our wholly owned subsidiary.

On May 31, 2023, BloomZ Japan issued an aggregate of 667 of its ordinary shares to 12 investors for an aggregate consideration of JPY200.1 million.

On August 25, 2023, we entered into a share exchange agreement with BloomZ Japan, its shareholders, and Lode Runner, Inc., as the representative of the shareholders, pursuant to which, on August 25, 2023, we acquired the equity interests in BloomZ Japan held by the 12 investors in consideration for the allotting and issuance of an aggregate of 3,335,000 Ordinary Shares to the 12 investors, and BloomZ Japan became our wholly owned subsidiary.

On December 11, 2023, the Company’s shareholders approved a sub-division of the Company’s authorized and issued Ordinary Shares at a ratio of 1:5,000, which became effective on December 11, 2023. As a result of the sub-division, the authorized share capital of the Company became US$50,000 divided into 2,500,000,000,000 shares of a par value of US$0.00000002 each, of which 11,185,000 Ordinary Shares were issued and outstanding after the sub-division. These shares are presented on a retroactive basis to reflect the sub-division.

On July 25, 2024, the Company completed the IPO of 1,250,000 Ordinary Shares at a public offering price of $4.30 per share. The gross proceeds raised from the IPO were approximately $5.38 million prior to deducting underwriting discounts and other offering expenses payable by the Company.

On August 26, 2024, we issued 497,400 Ordinary Shares to HeartCore Enterprises, Inc., a Delaware corporation, and 497,400 Ordinary Shares to Spirit Advisors, LLC, a Delaware limited liability company, in consideration of the services they provided to the Company in connection with the Company’s IPO in July 2024.

We believe that each of the foregoing issuances was exempt from registration under the Securities Act, pursuant to Section 4(2) of the Securities Act regarding transactions not involving a public offering or in reliance on Regulation S under the Securities Act regarding sales by an issuer in offshore transactions. No underwriters were involved in the issuances of such securities.

We have not issued any other securities since the incorporation of the Company on April 14, 2023, except as described above.

MATERIAL INCOME TAX CONSIDERATION

The following summary of the material Japanese, Cayman Islands and United States federal income tax consequences of an investment in our Ordinary Shares is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change. This summary does not deal with all possible tax consequences relating to an investment in our Ordinary Shares, such as the tax consequences under state, local, and other tax laws.

Japanese Taxation

We are a holding company incorporated as an exempted company in the Cayman Islands. If we determine to pay dividends on any of our Ordinary Shares in the future, as a holding company, we will be dependent on receipt of funds from our subsidiary, BloomZ Japan.

Generally, owners of ordinary shares of a Japanese corporation who are non-resident individuals of Japan or who are non-Japanese corporations without a permanent establishment in Japan, collectively referred to in this section as non-resident holders, will be subject to Japanese income tax collected by way of withholding on dividends (meaning in this section, distributions made from BloomZ Japan’s retained earnings for the Companies Act purposes) the Japanese corporation pays with respect to its ordinary shares and such tax will be withheld prior to payment of dividends. Share splits generally are not subject to Japanese income or corporation taxes.

In the absence of any applicable tax treaty, convention, or agreement reducing the maximum rate of Japanese withholding tax or allowing exemption from Japanese withholding tax, the rate of the Japanese withholding tax applicable to dividends paid by Japanese corporations on their ordinary shares to non-resident holders is generally 20.42% (or 20% for dividends due and payable on or after January 1, 2038) under Japanese tax law. However, with respect to dividends paid on listed shares issued by a Japanese corporation to non-resident holders, other than any individual shareholder who holds 3% or more of the total number of shares issued by the relevant Japanese corporation (to whom the aforementioned withholding tax rate will still apply), the aforementioned withholding tax rate is reduced to (i) 15.315% for dividends due and payable up to and including December 31, 2037 and (ii) 15% for dividends due and payable on or after January 1, 2038. The withholding tax rates described above include the special reconstruction surtax (2.1% multiplied by the original applicable withholding tax rate, i.e., 15% or 20%, as the case may be), which is imposed during the period from and including January 1, 2013 to and including December 31, 2037, to fund the reconstruction from the Great East Japan Earthquake.

Japan has income tax treaties whereby the withholding tax rate (including the special reconstruction surtax) may be reduced, generally to 15%, for portfolio investors, with, among others, Canada, Denmark, Finland, Germany, Ireland, Italy, Luxembourg, New Zealand, Norway, and Singapore, while the income tax treaties with, among others, Australia, Belgium, France, Hong Kong, the Netherlands, Portugal, Sweden, Switzerland, the United Arab Emirates, the United Kingdom, and the United States generally reduce the withholding tax rate to 10% for portfolio investors and the income tax treaties with, among others, Spain, generally reduce the withholding tax rate to 5% for portfolio investors. In addition, under the income tax treaty between Japan and the United States, dividends paid to pension funds which are qualified U.S. residents eligible to enjoy treaty benefits are exempt from Japanese income taxation by way of withholding or otherwise unless the dividends are derived from the carrying on of a business, directly or indirectly, by the pension funds. Similar treatment is applicable to dividends paid to pension funds under the income tax treaties between Japan and, among others, Belgium, Denmark, Spain, the United Kingdom, the Netherlands, and Switzerland. Under Japanese tax law, any reduced maximum rate applicable under a tax treaty shall be available when such maximum rate is below the rate otherwise applicable under the Japanese tax law referred to in the second preceding paragraph with respect to the dividends to be paid by a Japanese corporation on its ordinary shares.

Cayman Islands Taxation

The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains, or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to us levied by the Government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or, after execution, brought within the jurisdiction of the Cayman Islands. Our Company has received an undertaking pursuant to the Tax Concessions Act of the Cayman Islands to the effect that, for a period of 20 years from April 19, 2023, no law which is thereafter enacted in the Cayman Islands imposing any tax to be levied on profits, income, gains, or appreciations shall apply to our Company or its operations; and that no tax to be levied on profits, income, gains, or appreciations or which is in the nature of estate duty or inheritance tax shall be payable (a) on or in respect of the shares, debentures or other obligations of our Company; or (b) by way of the withholding in whole or in part of any relevant payment as defined in the Tax Concessions Act of the Cayman Islands. No stamp duty is payable in the Cayman Islands on the issue of shares by, or any transfers of shares of, Cayman Islands companies (except those which hold interests in land in the Cayman Islands). There are no exchange control regulations or currency restrictions in the Cayman Islands.

Payments of dividends and capital in respect of our Ordinary Shares will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of a dividend or capital to any holder of our Ordinary Shares, as the case may be, nor will gains derived from the disposal of our Ordinary Shares be subject to Cayman Islands income or corporation tax.

United States Federal Income Taxation

The following does not address the tax consequences to any particular investor or to persons in special tax situations, such as:

●	banks;

●	financial institutions;

●	insurance companies;

●	regulated investment companies;

●	real estate investment trusts;

●	broker-dealers;

●	persons that elect to mark their securities to market;

●	U.S. expatriates or former long-term residents of the U.S.;

●	governments or agencies or instrumentalities thereof;

●	tax-exempt entities;

●	persons liable for alternative minimum tax;

●	persons holding our Ordinary Shares as part of a straddle, hedging, conversion or integrated transaction;

●	persons that actually or constructively own 10% or more of our voting power or value (including by reason of owning our Ordinary Shares);

●	persons who acquired our Ordinary Shares pursuant to the exercise of any employee share option or otherwise as compensation;

●	persons holding our Ordinary Shares through partnerships or other pass-through entities;

●	beneficiaries of a Trust holding our Ordinary Shares; or

●	persons holding our Ordinary Shares through a trust.

The discussion set forth below is addressed only to U.S. Holders that purchase Ordinary Shares in this offering. Prospective purchasers are urged to consult their own tax advisors about the application of the U.S. federal income tax rules to their particular circumstances as well as the state, local, foreign and other tax consequences to them of the purchase, ownership and disposition of our Ordinary Shares.

Material Tax Consequences Applicable to U.S. Holders of Our Ordinary Shares

The following sets forth the material U.S. federal income tax consequences related to the ownership and disposition of our Ordinary Shares. It is directed to U.S. Holders (as defined below) of our Ordinary Shares and is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change.

This description does not deal with all possible tax consequences relating to ownership and disposition of our Ordinary Shares or U.S. tax laws, other than the U.S. federal income tax laws, such as the tax consequences under non-U.S. tax laws, state, local and other tax laws.

The following brief description applies only to U.S. Holders that hold Ordinary Shares as capital assets and that have the U.S. dollar as their functional currency. This brief description is based on the federal income tax laws of the United States in effect as of the date of this prospectus and on U.S. Treasury regulations in effect or, in some cases, proposed, as of the date of this prospectus, as well as judicial and administrative interpretations thereof available on or before such date. All of the foregoing authorities are subject to change, which change could apply retroactively and could affect the tax consequences described below.

The brief description below of the U.S. federal income tax consequences to “U.S. Holders” will apply to you if you are a beneficial owner of Ordinary Shares and you are, for U.S. federal income tax purposes,

●	an individual who is a citizen or resident of the United States;

●	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) organized under the laws of the United States, any state thereof or the District of Columbia;

●	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

●	a trust that (1) is subject to the primary supervision of a court within the United States and the control of one or more U.S. persons for all substantial decisions or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If a partnership (or other entities treated as a partnership for United States federal income tax purposes) is a beneficial owner of our Ordinary Shares, the tax treatment of a partner in the partnership will depend upon the status of the partner and the activities of the partnership. Partnerships and partners of a partnership holding our Ordinary Shares are urged to consult their tax advisors regarding an investment in our Ordinary Shares.

Taxation of Dividends and Other Distributions on our Ordinary Shares

Subject to the PFIC rules discussed below, the gross amount of distributions made by us to you with respect to the Ordinary Shares (including the amount of any taxes withheld therefrom) will generally be includable in your gross income as dividend income on the date of receipt by you, but only to the extent that the distribution is paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). With respect to corporate U.S. Holders, the dividends will not be eligible for the dividends-received deduction allowed to corporations in respect of dividends received from other U.S. corporations.

With respect to non-corporate U.S. Holders, including individual U.S. Holders, dividends will be taxed at the lower capital gains rate applicable to qualified dividend income, provided that (1) the Ordinary Shares are readily tradable on an established securities market in the United States, or we are eligible for the benefits of an approved qualifying income tax treaty with the United States that includes an exchange of information program, (2) we are not a PFIC for either our taxable year in which the dividend is paid or the preceding taxable year, and (3) certain holding period requirements are met. Because there is no income tax treaty between the United States and the Cayman Islands, clause (1) above can be satisfied only if the Ordinary Shares are readily tradable on an established securities market in the United States. Under U.S. Internal Revenue Service authority, Ordinary Shares are considered for purpose of clause (1) above to be readily tradable on an established securities market in the United States if they are listed on certain exchanges, which presently include the NYSE and the Nasdaq Stock Market. You are urged to consult your tax advisors regarding the availability of the lower rate for dividends paid with respect to our Ordinary Shares, including the effects of any change in law after the date of this prospectus.

Dividends will constitute foreign source income for foreign tax credit limitation purposes. If the dividends are taxed as qualified dividend income (as discussed above), the amount of the dividend taken into account for purposes of calculating the foreign tax credit limitation will be limited to the gross amount of the dividend, multiplied by the reduced rate divided by the highest rate of tax normally applicable to dividends. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, dividends distributed by us with respect to our Ordinary Shares will constitute “passive category income” but could, in the case of certain U.S. Holders, constitute “general category income.”

To the extent that the amount of the distribution exceeds our current and accumulated earnings and profits (as determined under U.S. federal income tax principles), it will be treated first as a tax-free return of your tax basis in your Ordinary Shares, and to the extent the amount of the distribution exceeds your tax basis, the excess will be taxed as capital gain. We do not intend to calculate our earnings and profits under U.S. federal income tax principles. Therefore, a U.S. Holder should expect that a distribution will be treated as a dividend even if that distribution would otherwise be treated as a non-taxable return of capital or as capital gain under the rules described above.

Taxation of Dispositions of Ordinary Shares

Subject to the PFIC rules discussed below, you will recognize taxable gain or loss on any sale, exchange or other taxable disposition of a share equal to the difference between the amount realized (in U.S. dollars) for the share and your tax basis (in U.S. dollars) in the Ordinary Shares. The gain or loss will be capital gain or loss. If you are a non-corporate U.S. Holder, including an individual U.S. Holder, who has held the Ordinary Shares for more than one year, you will generally be eligible for reduced tax rates. The deductibility of capital losses is subject to limitations. Any such gain or loss that you recognize will generally be treated as United States source income or loss for foreign tax credit limitation purposes which will generally limit the availability of foreign tax credits.

PFIC

A non-U.S. corporation is considered a PFIC, as defined in Section 1297(a) of the US Internal Revenue Code, for any taxable year if either:

●	at least 75% of its gross income for such taxable year is passive income; or

●	at least 50% of the value of its assets (based on an average of the quarterly values of the assets during a taxable year) is attributable to assets that produce or are held for the production of passive income (the “asset test”).

Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets. We will be treated as owning our proportionate share of the assets and earning our proportionate share of the income of any other corporation in which we own, directly or indirectly, at least 25% (by value) of the stock. In determining the value and composition of our assets for purposes of the PFIC asset test, (1) the cash we raise in this offering will generally be considered to be held for the production of passive income and (2) the value of our assets must be determined based on the market value of our Ordinary Shares from time to time, which could cause the value of our non-passive assets to be less than 50% of the value of all of our assets (including the cash raised in this offering) on any particular quarterly testing date for purposes of the asset test.

Based on our operations and the composition of our assets we do not expect to be treated as a PFIC under the current PFIC rules. We must make a separate determination each year as to whether we are a PFIC, however, and there can be no assurance with respect to our status as a PFIC for our current taxable year or any future taxable year. Depending on the amount of cash we raise in this offering, together with any other assets held for the production of passive income, it is possible that, for our current taxable year or for any subsequent taxable year, more than 50% of our assets may be assets held for the production of passive income. We will make this determination following the end of any particular tax year. In addition, because the value of our assets for purposes of the asset test will generally be determined based on the market price of our Ordinary Shares and because cash is generally considered to be an asset held for the production of passive income, our PFIC status will depend in large part on the market price of our Ordinary Shares and the amount of cash we raise in this offering. Accordingly, fluctuations in the market price of the Ordinary Shares may cause us to become a PFIC. In addition, the application of the PFIC rules is subject to uncertainty in several respects and the composition of our income and assets will be affected by how, and how quickly, we spend the cash we raise in this offering. We are under no obligation to take steps to reduce the risk of our being classified as a PFIC, and as stated above, the determination of the value of our assets will depend upon material facts (including the market price of our Ordinary Shares from time to time and the amount of cash we raise in this offering) that may not be within our control. If we are a PFIC for any year during which you hold Ordinary Shares, we will continue to be treated as a PFIC for all succeeding years during which you hold Ordinary Shares. If we cease to be a PFIC and you did not previously make a timely “mark-to-market” election as described below, however, you may avoid some of the adverse effects of the PFIC regime by making a “purging election” (as described below) with respect to the Ordinary Shares.

If we are a PFIC for your taxable year(s) during which you hold Ordinary Shares, you will be subject to special tax rules with respect to any “excess distribution” that you receive and any gain you realize from a sale or other disposition (including a pledge) of the Ordinary Shares, unless you make a “mark-to-market” election as discussed below. Distributions you receive in a taxable year that are greater than 125% of the average annual distributions you received during the shorter of the three preceding taxable years or your holding period for the Ordinary Shares will be treated as an excess distribution. Under these special tax rules:

●	the excess distribution or gain will be allocated ratably over your holding period for the Ordinary Shares;

●	the amount allocated to your current taxable year, and any amount allocated to any of your taxable year(s) prior to the first taxable year in which we were a PFIC, will be treated as ordinary income, and

●	the amount allocated to each of your other taxable year(s) will be subject to the highest tax rate in effect for that year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

The tax liability for amounts allocated to years prior to the year of disposition or “excess distribution” cannot be offset by any net operating losses for such years, and gains (but not losses) realized on the sale of the Ordinary Shares cannot be treated as capital, even if you hold the Ordinary Shares as capital assets.

A U.S. Holder of “marketable stock” (as defined below) in a PFIC may make a mark-to-market election under Section 1296 of the US Internal Revenue Code for such stock to elect out of the tax treatment discussed above. If you make a mark-to-market election for first taxable year which you hold (or are deemed to hold) Ordinary Shares and for which we are determined to be a PFIC, you will include in your income each year an amount equal to the excess, if any, of the fair market value of the Ordinary Shares as of the close of such taxable year over your adjusted basis in such Ordinary Shares, which excess will be treated as ordinary income and not capital gain. You are allowed an ordinary loss for the excess, if any, of the adjusted basis of the Ordinary Shares over their fair market value as of the close of the taxable year. Such ordinary loss, however, is allowable only to the extent of any net mark-to-market gains on the Ordinary Shares included in your income for prior taxable years. Amounts included in your income under a mark-to-market election, as well as gain on the actual sale or other disposition of the Ordinary Shares, are treated as ordinary income. Ordinary loss treatment also applies to any loss realized on the actual sale or disposition of the Ordinary Shares, to the extent that the amount of such loss does not exceed the net mark-to-market gains previously included for such Ordinary Shares. Your basis in the Ordinary Shares will be adjusted to reflect any such income or loss amounts. If you make a valid mark-to-market election, the tax rules that apply to distributions by corporations which are not PFICs would apply to distributions by us, except that the lower applicable capital gains rate for qualified dividend income discussed above under “— Taxation of Dividends and Other Distributions on our Ordinary Shares” generally would not apply.

The mark-to-market election is available only for “marketable stock,” which is stock that is traded in other than de minimis quantities on at least 15 days during each calendar quarter (“regularly traded”) on a qualified exchange or other market (as defined in applicable U.S. Treasury regulations), including the Nasdaq Capital Market. If the Ordinary Shares are regularly traded on the Nasdaq Capital Market and if you are a holder of Ordinary Shares, the mark-to-market election would be available to you were we to be or become a PFIC.

Alternatively, a U.S. Holder of stock in a PFIC may make a “qualified electing fund” election under Section 1295(b) of the US Internal Revenue Code with respect to such PFIC to elect out of the tax treatment discussed above. A U.S. Holder who makes a valid qualified electing fund election with respect to a PFIC will generally include in gross income for a taxable year such holder’s pro rata share of the corporation’s earnings and profits for the taxable year. The qualified electing fund election, however, is available only if such PFIC provides such U.S. Holder with certain information regarding its earnings and profits as required under applicable U.S. Treasury regulations. We do not currently intend to prepare or provide the information that would enable you to make a qualified electing fund election. If you hold Ordinary Shares in any taxable year in which we are a PFIC, you will be required to file U.S. Internal Revenue Service Form 8621 in each such year and provide certain annual information regarding such Ordinary Shares, including regarding distributions received on the Ordinary Shares and any gain realized on the disposition of the Ordinary Shares.

If you do not make a timely “mark-to-market” election (as described above), and if we were a PFIC at any time during the period you hold our Ordinary Shares, then such Ordinary Shares will continue to be treated as stock of a PFIC with respect to you even if we cease to be a PFIC in a future year, unless you make a “purging election” for the year we cease to be a PFIC. A “purging election” creates a deemed sale of such Ordinary Shares at their fair market value on the last day of the last year in which we are treated as a PFIC. The gain recognized by the purging election will be subject to the special tax and interest charge rules treating the gain as an excess distribution, as described above. As a result of the purging election, you will have a new basis (equal to the fair market value of the Ordinary Shares on the last day of the last year in which we are treated as a PFIC) and holding period (which new holding period will begin the day after such last day) in your Ordinary Shares for tax purposes.

IRC Section 1014(a) provides for a step-up in basis to the fair market value for our Ordinary Shares when inherited from a decedent that was previously a holder of our Ordinary Shares. However, if we are determined to be a PFIC and a decedent that was a U.S. Holder did not make either a timely qualified electing fund election for our first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) our Ordinary Shares, or a mark-to-market election and ownership of those Ordinary Shares are inherited, a special provision in IRC Section 1291(e) provides that the new U.S. Holder’s basis should be reduced by an amount equal to the Section 1014 basis minus the decedent’s adjusted basis just before death. As such if we are determined to be a PFIC at any time prior to a decedent’s passing, the PFIC rules will cause any new U.S. Holder that inherits our Ordinary Shares from a U.S. Holder to not get a step-up in basis under Section 1014 and instead will receive a carryover basis in those Ordinary Shares.

You are urged to consult your tax advisors regarding the application of the PFIC rules to your investment in our Ordinary Shares and the elections discussed above.

Information Reporting and Backup Withholding

Dividend payments with respect to our Ordinary Shares and proceeds from the sale, exchange or redemption of our Ordinary Shares may be subject to information reporting to the U.S. Internal Revenue Service and possible U.S. backup withholding under Section 3406 of the US Internal Revenue Code with at a current flat rate of 24%. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes any other required certification on U.S. Internal Revenue Service Form W-9 or who is otherwise exempt from backup withholding. U.S. Holders who are required to establish their exempt status generally must provide such certification on U.S. Internal Revenue Service Form W-9. U.S. Holders are urged to consult their tax advisors regarding the application of the U.S. information reporting and backup withholding rules.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against your U.S. federal income tax liability, and you may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the U.S. Internal Revenue Service and furnishing any required information. We do not intend to withhold taxes for individual shareholders. Transactions effected through certain brokers or other intermediaries, however, may be subject to withholding taxes (including backup withholding), and such brokers or intermediaries may be required by law to withhold such taxes.

Under the Hiring Incentives to Restore Employment Act of 2010, certain U.S. Holders are required to report information relating to our Ordinary Shares, subject to certain exceptions (including an exception for Ordinary Shares held in accounts maintained by certain financial institutions), by attaching a complete Internal Revenue Service Form 8938, Statement of Specified Foreign Financial Assets, with their tax return for each year in which they hold Ordinary Shares. Failure to report such information could result in substantial penalties. You should consult your own tax advisor regarding your obligation to file a Form 8938.

PLAN OF DISTRIBUTION

The Selling Shareholders and any of their pledgees, donees, assignees and successors-in-interest may, from time to time, after the effective date of the registration statement of which this prospectus forms a part, sell any or all of their Resale Shares being offered under this prospectus on any stock exchange, market or trading facility on which the Resale Shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Shareholders may sell their respective Resale Shares covered by this prospectus from time to time, at market prices prevailing at the time of sale, at prices related to market prices, at a fixed price or prices subject to change or at negotiated prices, or in any manner permitted by the Securities Act, including any one or more of the following ways:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the Resale Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resales by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	to cover short sales made after the date that the registration statement of which this prospectus is a part is declared effective by the SEC;

●	broker-dealers may agree with the Selling Shareholders to sell a specified number of such Resale Shares at a stipulated price per share;

●	a combination of any of these methods of sale; and

●	any other method permitted pursuant to applicable law.

The Resale Shares may also be sold under Rule 144 under the Securities Act of 1933, as amended, if available for a Selling Shareholder, rather than under this prospectus. The Selling Shareholders have the sole and absolute discretion not to accept any purchase offer or make any sale of the Resale Shares if they deem the purchase price to be unsatisfactory at any particular time.

The Selling Shareholders may pledge their Resale Shares to their brokers under the margin provisions of customer agreements. If a Selling Shareholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged Resale Shares.

Broker-dealers engaged by the Selling Shareholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Shareholders (or, if any broker-dealer acts as agent for the purchaser of the Resale Shares, from the purchaser) in amounts to be negotiated, which commissions as to a particular broker or dealer may be in excess of customary commissions to the extent permitted by applicable law.

If sales of the Resale Shares offered under this prospectus are made to broker-dealers as principals, the Company would be required to file a post-effective amendment to the registration statement of which this prospectus forms a part. In the post-effective amendment, the Company would be required to disclose the names of any participating broker- dealers and the compensation arrangements relating to such sales.

The Selling Shareholders and any broker-dealers or agents that are involved in selling the Resale Shares offered under this prospectus may be deemed to be “underwriters” within the meaning of the Securities Act in connection with these sales. Commissions received by these broker-dealers or agents and any profit on the resale of the Resale Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Any broker-dealers or agents that are deemed to be underwriters may not sell the Resale Shares offered under this prospectus unless and until the Company sets forth the names of the underwriters and the material details of their underwriting arrangements in a supplement to this prospectus or, if required, in a replacement prospectus included in a post-effective amendment to the registration statement of which this prospectus forms a part.

The Selling Shareholders and any other persons participating in the sale or distribution of the Resale Shares offered under this prospectus will be subject to applicable provisions of the Exchange Act, and the rules and regulations under that act, including Regulation M. These provisions may restrict activities of, and limit the timing of purchases and sales of any of the Resale Shares by, the Selling Shareholders or any other person. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and other activities with respect to those securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. All of these limitations may affect the marketability of the securities.

The Selling Shareholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the Resale Shares in the course of hedging transactions, broker-dealers or other financial institutions may engage in short sales of the Resale Shares in the course of hedging the positions they assume with a Selling Shareholder. The Selling Shareholders may also sell the Resale Shares short and redeliver the securities to close out such short positions. The Selling Shareholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of the Resale Shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to such prospectus, as supplemented or amended to reflect such transaction to the extent required. The Selling Shareholders may also pledge the Resale Shares offered hereby to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged Resale Shares pursuant to this prospectus, as supplemented or amended to reflect such transaction to the extent required.

The Selling Shareholders may enter into derivative transactions with third parties or sell their respective Resale Shares to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell the Resale Shares covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use the Resale Shares pledged by a Selling Shareholder or borrowed from a Selling Shareholder or others to settle those sales or to close out any related open borrowings of stock and may use such Resale Shares received from such Selling Shareholders in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment).

The Company may authorize underwriters, dealers and agents to solicit from third parties offers to purchase the Resale Shares under contracts providing for payment and delivery on future dates. The applicable prospectus supplement will describe the material terms of these contracts, including any conditions to the purchasers’ obligations, and will include any required information about commissions the Company may pay for soliciting these contracts.

In connection with the offering of the Resale Shares, underwriters may purchase and sell the Resale Shares in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by underwriters of a greater number of shares than they are required to purchase in connection with the offering of the Resale Shares. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional Ordinary Shares from the Selling Shareholders in the offering of the Resale Shares. Such underwriters may close out any covered short position by either exercising their option to purchase additional Ordinary Shares or purchasing the Ordinary Shares in the open market. In determining the source of the Ordinary Shares to close out the covered short position, such underwriters will consider, among other things, the price of the Ordinary Shares available for purchase in the open market as compared to the price at which they may purchase the Ordinary Shares through an over-allotment option, if any. “Naked” short sales are any sales in excess of such option. Such underwriters must close out any naked short position by purchasing the Ordinary Shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Ordinary Shares in the open market after pricing that could adversely affect investors who purchase the Ordinary Shares in the offering of the Resale Shares. Stabilizing transactions consist of various bids for or purchases of the Ordinary Shares made by such underwriters in the open market prior to the completion of the offering of the Resale Shares.

Such underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to other underwriters a portion of the underwriting discount received by it because the representatives have repurchased the Ordinary Shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions may have the effect of preventing or retarding a decline in the market price of the Ordinary Shares, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the Ordinary Shares. As a result, the price of the Ordinary Shares may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time.

In addition, a Selling Shareholder that is an entity may elect to make a pro rata in-kind distribution of securities to its members, partners or stockholders pursuant to the registration statement of which this prospectus forms a part by delivering a prospectus. Such members, partners or stockholders would thereby receive freely tradeable Ordinary Shares pursuant to the distribution through such registration statement. To the extent a distributee is an affiliate of ours (or to the extent otherwise required by law), the Company may file a prospectus supplement in order to permit the distributees to use such prospectus to resell such Ordinary Shares acquired in such distribution.

The Resale Shares covered by this prospectus may also be sold in private transactions or under Rule 144 under the Securities Act rather than pursuant to such prospectus.

If any of the Resale Shares offered for sale pursuant to this prospectus are transferred other than pursuant to a sale under this prospectus, then subsequent holders could not use this prospectus until a post-effective amendment or prospectus supplement is filed, naming such holders. The Company offers no assurance as to whether any of the Selling Shareholders will sell all or any portion of the Resale Shares offered under this prospectus.

The Company has agreed to pay all fees and expenses it incurs incident to the registration of the Resale Shares being offered under this prospectus. However, each Selling Shareholder and purchaser is responsible for paying any discounts, and similar selling expenses they incur.

The Company and the Selling Shareholders have agreed to indemnify one another against certain losses, damages and liabilities arising in connection with this prospectus, including liabilities under the Securities Act.

LEGAL MATTERS

We are being represented by Hunter Taubman Fischer & Li LLC with respect to certain legal matters as to United States federal securities and New York State law. The validity of the Ordinary Shares offered in this offering and certain other legal matters as to Cayman Islands law will be passed upon for us by Conyers Dill & Pearman, our counsel as to Cayman Islands law. Legal matters as to Japanese law will be passed upon for us by COACH Legal Professional Corporation, our counsel as to Japanese law.

EXPERTS

The consolidated financial statements for the fiscal years ended September 30, 2023 and 2022, included in this prospectus have been so included in reliance on the report of TAAD LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. The office of TAAD LLP is located at 20955 Pathfinder Rd, Suite 370, Diamond Bar, California 91765.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form F-1, including relevant exhibits and schedules under the Securities Act, covering the Resale Shares offered by this prospectus. You should refer to our registration statements and their exhibits and schedules if you would like to find out more about us and about the Ordinary Shares. This prospectus summarizes material provisions of contracts and other documents that we refer you to. Since the prospectus may not contain all the information that you may find important, you should review the full text of these documents.

We are subject to periodic reporting and other informational requirements of the Exchange Act, as applicable to foreign private issuers. Accordingly, we are required to file reports, including annual reports on Form 20-F, and other information with the SEC. As a foreign private issuer, we are exempt from the rules of the Exchange Act prescribing the furnishing and content of proxy statements to shareholders under the federal proxy rules contained in Sections 14(a), (b) and (c) of the Exchange Act, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act.

The SEC maintains a website that contains reports, proxy statements, and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov. The information on that website is not a part of this prospectus.

No dealers, salesperson, or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

BLOOMZ INC.
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

BLOOMZ INC.
CONSOLIDATED BALANCE SHEETS
As of March 31,2024 (unaudited) and September 30, 2023
(Yen in thousands, except share data)

	March 31,	September 30,
	2024	2023
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	¥29,070	¥59,955
Accounts receivable, net	35,024	14,487
Other receivables	—	9,573
Related party receivables	—	3,214
Prepaid expenses	360	478
Income tax receivable	—	2,338
Deferred costs	45,936	27,628
Deferred offering costs	213,244	171,893
Other current assets	7,995	1,089
Total Current Assets	331,629	290,655
Non-current Assets:
Right-of-Use assets	1,174	2,774
Property and equipment, net	460	559
Intangible assets, net	95,199	20,185
Other assets	147	146
Total Assets	¥428,609	¥314,319

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	¥30,013	¥28,396
Other payable	6,471	6,640
Related party payables	16,499	49
Deferred revenue	121,267	33,839
Current portion of lease liabilities	1,174	2,774
Current portion of long-term debt	2,040	2,040
Short-term loan payable - related party	30,000	—
Total Current Liabilities	207,464	73,738
Non-current Liabilities:
Long-term debt	10,710	11,730
Total Liabilities	218,174	85,468
SHAREHOLDERS’ EQUITY:
Share capital	—	—
Ordinary shares, $0.00000002 par value – 2,500,000,000,000 shares authorized and 11,185,000 shares issued and outstanding as of March 31, 2024 and September 30, 2023, respectively*
Additional paid-in capital	245,340	245,340
Accumulated deficit	(34,905)	(16,489)
Total shareholders' Equity	210,435	228,851
Total Liabilities & Stockholders' Equity	¥428,609	¥314,319

*	The number of shares presented above is adjusted retrospectively to reflect the reorganization described in Note 1 of the accompanying notes and the 1 for 5,000 sub-division effected on December 11, 2023.

The accompanying notes are an integral part of the unaudited consolidated financial statements.

BLOOMZ INC.
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
For the Six Months Ended March 31, 2024 and 2023
(Yen in thousands, except share and per share data)

	Six Months Ended March 31,
	2024	2023
Revenue:
Revenue	¥112,726	¥49,990
Revenue - Investment Distribution	6,604	1,281
Revenue - related party	3,047	10,858
Total Revenue	122,377	62,129
Costs and Expenses:
Cost of revenue	66,446	44,034
Cost of revenue - related party	15,404	3,088
Selling, General and Administrative Expenses	52,215	19,662
Selling, General and Administrative Expenses - related party	59	-
Depreciation and amortization	6,635	3,882
Total Costs and Expenses	140,759	70,666
Operating Loss	(18,382)	(8,537)
Other income	58	80
Interest expenses	(91)	(683)
Interest expenses - related party	(1)	-
Loss before income taxes	(18,416)	(9,140)
Income taxes	-	-
Net Loss	¥(18,416)	¥(9,140)
Net loss per share attributable to common stockholders, basic and diluted	¥(1.65)	¥(1.44)
Weighted-average shares outstanding used to compute net loss per share, basic and diluted*	11,185,000	6,355,000

*	Giving retroactive effect to the 1 for 5,000 sub-division effected on December 11, 2023.

The accompanying notes are an integral part of the unaudited consolidated financial statements.

BLOOMZ INC.
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY/(DEFICIT) (UNAUDITED)
For the Six Months Ended March 31, 2024 and 2023
(Yen in thousands, except share data)

					Total
	Share Class		Additional		Shareholders’
	Ordinary Shares		Paid-In	Accumulated	Equity
	Shares*	Amount	Capital	Deficit	(Deficit)
Balance, September 30, 2022	4,500,000	¥—	¥11,740	¥(693)	¥11,047
Net loss	—	—	—	(9,140)	(9,140)
Cash issuance of shares	3,350,000	—	33,500	—	33,500
Balance, March 31, 2023	7,850,000	¥—	¥45,240	¥(9,833)	¥35,407

					Total
	Share Class		Additional		Shareholders’
	Ordinary Shares		Paid-In	Accumulated	Equity
	Shares*	Amount	Capital	Deficit	(Deficit)
Balance, September 30, 2023	11,185,000	¥—	¥245,340	¥(16,489)	¥228,851
Net loss	—	—	—	(18,416)	(18,416)
Balance, March 31, 2024	11,185,000	¥—	¥245,340	¥(34,905)	¥210,435

*	Giving retroactive effect to the 1 for 5,000 sub-division effected on December 11, 2023.

The accompanying notes are an integral part of the unaudited consolidated financial statements.

BLOOMZ INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
For the Six Months Ended March 31, 2024 and 2023
(Yen in thousands)

	Six Month Ended March 31,
	2024	2023
Cash flows from operating activities:
Net loss	¥(18,416)	¥(9,140)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	6,635	3,882
Interest expense	—	647
Interest income	—	(80)
Changes in Operating Assets and Liabilities:
Accounts Receivable	(7,751)	(7,827)
Prepaid expenses and other current assets	(4,450)	(1,855)
Deferred costs	(18,308)	871
Accounts payable and accrued expenses	17,898	(2,943)
Other current liabilities	87,428	25,181
Net cash provided by operating activities	63,036	8,736
Cash flows from investing activities:
Purchase of intangible assets – participation rights	(79,950)	—
Payment for short-term loan receivable	—	(35,640)
Net cash used in investing activities	(79,950)	(35,640)
Cash flows from financing activities
Repayments of long term debt	(1,020)	(1,020)
Repayment of lease liabilities	(1,600)	(1,610)
Payment of deferred offering costs	(41,351)	(44,581)
Proceeds from a loan from related party	30,000	200,000
Proceeds from cash issuance of shares	—	33,500
Net cash (used in)/provided by financing activities	(13,971)	186,289
Net (decrease)/increase in cash and cash equivalents	(30,885)	159,385
Cash and cash equivalents at beginning of period	59,955	65,480
Cash and cash equivalents at end of period	¥29,070	¥224,865

Supplemental disclosures of cash flow information:
Cash paid for interest	92	36
Cash paid for income taxes	—	6,510

The accompanying notes are an integral part of the unaudited consolidated financial statements.

BLOOMZ INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)
For the Six Months Ended March 31, 2024 and 2023

1. Nature of Operations

BloomZ Inc. (“the Company”) was incorporated on April 14, 2023 to act as the holding company of Kabushiki Kaisha BloomZ, which is a limited liability company organized under the laws of Japan and an operating entity in Japan (“BloomZ Japan”). BloomZ Japan is an audio producing and voice actor managing company, which aims to promote voice acting to the world stage, as an essential component of animation and an aspect of Japanese culture. Since BloomZ Japan’s inception in 2017, it has been devoting itself to providing audio production services as well as voice acting educational services to Japanese youths who wish to become professional voice actors.

At incorporation, the Company issued 5,000 Ordinary Shares with a par value of $0.00000002 per share. On April 24, 2023, as part of its reorganization, the Company entered into a share exchange agreement with BloomZ Japan and its shareholders and acquired 1,570 shares of BloomZ Japan’s ordinary shares from its shareholders in exchange for the Company’s 7,845,000 Ordinary Shares. After the share exchange, BloomZ Japan became a wholly owned subsidiary of the Company.

The reorganization involves entities under common control. Under the guidance in ASC 805-50, for transactions between entities under common control, the assets, liabilities, and results of operations are recognized at their carrying amounts on the date of the share exchange agreement, which required retrospective combination of BloomZ Japan and BloomZ Inc. The Company’s consolidated financial statements have been prepared as if the existing corporate structure had been in existence throughout all periods presented rather than from the incorporation. This includes a retrospective presentation for all equity related disclosures, including issued shares and earnings per share. This presentation reflects the economic substance of the companies, which were under common control throughout the relevant period as a single economic enterprise although legal parent-subsidiary relationships were not established.

On December 11, 2023, the Company’s shareholders approved a sub-division of the Company’s authorized and issued Ordinary Shares at a ratio of 1:5,000, which became effective on December 11, 2023. As a result of the sub-division, the authorized share capital of the Company became US$50,000 divided into 2,500,000,000,000 shares of a par value of US$0.00000002 each, of which 11,185,000 Ordinary Shares were issued and outstanding after the sub-division.

2. Summary of Significant Accounting Policies

Basis of Presentation

The accompanying unaudited interim consolidated financial statements are presented in Japanese yen, the currency of the country in which the Company primarily operates. The accompanying unaudited interim consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Going concern

The Company had a loss of ¥18,416 thousand and ¥9,140 thousand for the six months ended March 31, 2024 and 2023, respectively. The operating losses had resulted in an accumulated deficit of ¥34,905 thousand and ¥16,489 thousand as of March 31, 2024 and September 30, 2023, respectively.

The Company’s consolidated financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and the liquidation of liabilities in the normal course of business. The Company’s ability to continue as a going concern is dependent upon the Company’s ability to attract and retain revenue generating customers, acquire new customer contracts, and secure additional financing.

The Company may consider obtaining additional financing in the future through the issuance of the Ordinary Shares, through other equity or debt financings, or other means. The Company, however, is dependent upon its ability to obtain new revenue generating customer contracts and secure equity and/or debt financing, and there are no assurances that the Company will be successful. The consolidated financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts, or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

Use of Estimates

The preparation of the consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities as of the reporting date, and the reported amounts of revenue and expense during the reporting period. These estimates are based on management’s best knowledge of current events and actions that the Company may undertake in the future and include, but are not limited to, useful lives of property and equipment and intangible assets, the impairment of long-lived assets and deferred costs, and valuation allowance against net deferred tax assets. Actual results could differ from those estimates.

Segment Information

The Company operates as one operating segment. The Company’s chief operating decision maker (“CODM”) is its Chief Executive Officer (“CEO”), who reviews consolidated financial information for purposes of making operating decisions, assessing financial performance, and allocating resources. The Company’s CODM evaluates financial information on a consolidated basis. As of March 31, 2024 and September 30, 2023 and for the six months ended March 31, 2024 and 2023, there was no revenue or long-lived assets held outside of Japan.

Concentration of Customers and Vendors

For the six months ended March 31, 2024 and 2023, there were three customers who accounted for more than 10% of the Company’s total revenue. As of March 31, 2024 and September 30, 2023, there was one customer who accounted for more than 10% of the Company’s total account receivable.

For the six months ended March 31, 2024 and 2023, there were two vendors and there was one vendor who accounted for more than 10% of the Company’s total purchase, respectively. As of March 31, 2024 and September 30, 2023, there was one vendor and there were two vendors who accounted for more than 10% of the Company’s total accounts payable, respectively.

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with an initial maturity date of three months or less to be cash equivalents.

Accounts Receivable, Net

Accounts receivable primarily consist of amounts billed and currently due from customers, net of an allowance for credit losses, if recorded. When the Company has an unconditional right to payment, subject only to the passage of time, the right is treated as receivable. Fees billed in advance of the related contractual term represent contract liabilities and are presented as deferred revenue. Typical payment terms provide for customer payment within 30 days of the contract date.

Accounts receivable are subject to collection risk. The Company performs evaluations of its customers’ financial positions and generally extends credit on account, without collateral.

The estimate for the allowance for credit losses is based on the Company’s historical loss data and the aging of receivables. This estimate is adjusted for management’s assessment of current conditions, reasonable and supportable forecasts regarding future events, and any other factors deemed relevant by the Company. The Company believes that historical loss information is a reasonable starting point to calculate the expected allowance for credit losses, given that the composition of the Company’s customers has remained constant. The Company recorded ¥717 thousand and ¥17 thousand as the allowance for credit loss as of March 31, 2024 and September 30, 2023, respectively. Provisions for the allowance for expected credit losses are recorded in selling, general and administrative expenses in the Consolidated Statements of Operations. The Company did not record the bad debt expenses for the six months ended March 31, 2024 and 2023.

Deferred Offering Costs

The Company capitalizes certain legal, accounting and other third-party fees that are directly related to an equity financing that is probably of successful completion until such financing is consummated. After the consummation of an equity financing, these costs are recorded as a reduction of the proceeds received as a result of the financing. Should a planned equity financing be abandoned, terminated or significantly delayed, the deferred offering costs are immediately written off to operating expenses in the Consolidated Statements of Operations in the period of determination.

Property and Equipment, Net

Property and equipment are recorded at cost less accumulated depreciation. Depreciation is computed using the straight-line method, depending on the pattern of consumption of the economic benefits by asset class, over the estimated useful lives of the assets. The estimated useful lives are four years for computers and three years for furniture and fixtures. Repair and maintenance costs are expensed as incurred.

Intangible assets

Intangible assets with finite lives primarily consist of joint investments used to participate in future productions of anime. During the six months ended March 31, 2024 and 2023, the Company acquired 65% right in one project and 1% right in one project, respectively. The total project value was determined based on the estimated total production costs of the projects for voice recording and animation. Intangible assets with finite lives are amortized using the straight-line method over their estimated useful lives, which is generally two years.

Impairment or Disposal of Long-Lived Assets

Long-lived assets used in operations are reviewed for impairment whenever events or changes in circumstances indicate that carrying amounts may not be recoverable. For long-lived assets to be held and used, the Company recognizes an impairment loss only if the carrying amount is not recoverable when compared to the Company’s undiscounted cash flows and the impairment loss is measured based on the difference between the carrying amount and fair value. Long-lived assets held for sale are reported at the lower of cost or fair value less costs to sell.

Leases

Leases are principally comprised of operating leases for office space and equipment. The Company determines that a contract contains a lease if they obtain substantially all of the economic benefits of, and the right to direct the use of, an asset identified in the contract. For leases with terms greater than 12 months, the Company records a right-of-use asset and a lease liability representing the present value of future lease payments. The discount rate used to measure the lease asset and liability is determined at the beginning of the lease term using the rate implicit in the lease, if readily determinable, or our collateralized incremental borrowing rate. For those contracts that include fixed rental payments for both the use of the asset (“lease costs”) as well as for other occupancy or service costs relating to the asset (“non-lease costs”), the Company generally includes both the lease costs and non-lease costs in the measurement of the lease asset and liability.

Lease expenses and income for the Company’s operating leases are recognized on a straight-line basis over the lease term, with the exception of variable lease costs, which are expensed as incurred.

Foreign Currency

The Company uses Japanese yen as its reporting currency. The Company’s functional currency is Japanese yen. Monetary assets and liabilities denominated in currencies other than the functional currency are remeasured into the functional currency of the company at the fiscal year end foreign exchange rate, and gains and losses resulting from such remeasurement are included in foreign exchange gains (losses). Foreign currency denominated income and expenses are remeasured using the average exchange rate for the period.

During the six months ended March 31, 2024 and 2023, there were no assets or liabilities or income or expenses denominated in currencies other than the Company’s functional currency.

Revenue Recognition

The Company applies ASC Topic 606, Revenue from Contracts with Customers (“ASC 606”) for all periods presented in the consolidated financial statements. To determine the appropriate amount of revenue to be recognized in accordance with ASC 606, the Company follows a five-step model as follows:

1 — Identification of the contract with a customer

2 — Identification of the performance obligation in the contract

3 — Determination of the transaction price

4 — Allocation of the transaction price to the performance obligation in the contract

5 — Recognition of revenue when, or as, a performance obligation is satisfied

The Company’s revenue is primarily derived from audio production and the talent management business, the internet business, the workshop business, and investment distribution. The Company assesses the contract term as the period in which the parties to the contract have enforceable rights and obligations. Customer contracts are generally standardized and noncancelable for the duration of the stated contract term. Consumption taxes collected and remitted to tax authorities are excluded from revenue.

The Company may use third-party vendors to provide certain goods or services to its customers. The Company evaluates those relationships to determine whether revenue should be reported gross or net. The Company recognizes revenue on a gross basis where it acts as principal and controls the goods and services used to fulfill the performance obligations to the customer and on a net basis where it acts as an agent.

Regarding revenue derived from audio production and talent management business, the Company did not act as an agent during the six months ended March 31, 2024 and 2023 and concluded that gross reporting is appropriate because the Company (i) has the risk of identifying and hiring qualified vendors, (ii) has the discretion to select the vendors and establish their price and duties, and (iii) bears the risk for services that are not fully paid for by customers.

Since the fiscal year ended September 30, 2023, the Company has been generating revenue from sales of novel games as part of its Internet business. The Company evaluated the relationships with retailers and recognized revenue on a gross basis when the Company acted as principal and recognized in net when the Company acted as an agent.

Audio production and talent management business:

Revenue from audio production and talent management business is recognized when promised goods or services are delivered to customers in an amount that reflects the consideration the Company expects to be entitled to in exchange for those goods or services.

The transaction price is generally fixed at contract inception. However, the transaction price may change when the actual amount of work performed by the voice actor differs from what was originally agreed due to retake and extra word count. The Company and the voice actor or voice actor’s management company negotiate and agree on the price.

VTuber Management (Internet) business:

Revenue from the internet business is primarily comprised of advertising revenue from voice actors’ real-time live streaming on various online platforms. Internet business revenue is recognized when advertisements are displayed on digital platforms. Revenue from the internet business also consists of sales of goods and merchandise featuring the virtual characters of voice actors. Revenue from sales of goods and merchandise is recognized upon delivery or when goods or merchandise is downloaded by the customer.

The transaction price for internet business is determined based on an agreed upon contractual rate applied to the number of advertisements displayed during live streamlining in the month. For sales of goods and merchandise, transaction price is generally fixed and presented on the digital platforms.

Voice Actor (Workshop) business:

Revenue from the workshop business is primarily comprised of fees received for lessons and workshops conducted by the Company. Workshop business revenue is recognized over the duration of the lessons or workshops as the Company satisfies its performance obligation by conducting lessons or workshops.

The transaction price is generally fixed at contract inception for a specified number of lessons and duration.

Investment Distribution

Revenue from investment distribution is primarily comprised of distributions the Company receives from its investments to participate in the production of anime. Each month or quarter, the production management company calculates the distribution amount based on the earnings during the period and sends a notification letter to all participating companies. Investment distribution revenue is recognized when the amount of distribution is declared by the production company.

Transaction Price

The transaction price is the amount of consideration to which the Company expects to be entitled for transferring goods and services to the customer.

Payments from customers are sometimes made in advance before satisfaction of the performance obligations. When payments are not due in advance, they are due within 30 days of delivery of the goods or service. In instances where the timing of revenue recognition differs from the timing of the right to invoice, the Company has determined that a significant financing component generally does not exist. Additionally, the Company has elected the practical expedient that permits an entity not to recognize a significant financing component if the time between the transfer of a good or service and payment is one year or less.

Disaggregation of Revenue

The table reflects revenue by major source for the following periods:

	Yen in Thousands
	For the six months ended March 31,
	2024	2023
Audio production and talent management business	¥54,650	¥39,227
Internet business	59,083	19,073
Workshop business	2,040	2,548
Distributions from investments	6,604	1,281
Total	¥122,377	¥62,129

Contract Balances

The timing of revenue recognition may not align with the right to invoice the customer. The Company records accounts receivable when it has the unconditional right to issue an invoice and receive payment regardless of whether revenue has been recognized. If revenue has not yet been recognized, then deferred revenue is recorded. Deferred revenue classified as current on the Consolidated Balance Sheets are expected to be recognized as revenue within one year.

Changes in deferred revenue were as follows:

	Yen in Thousands
	For the six months ended March 31,	For the year ended September 30,
	2024	2023
Balance, beginning of period	¥33,839	¥6,341
Revenue earned	(28,864)	(3,617)
Deferral of revenue	116,292	31,115
Balance, end of period	¥121,267	¥33,839

Changes in deferred revenue are primarily due to the timing of revenue recognition and cash collections.

Remaining Performance Obligations

Remaining performance obligations represent the aggregate amount of the transaction price allocated to the remaining obligations that the Company has not performed under its customer contracts. The Company has elected to use the optional exemption in ASC 606-10-50-14, which exempts an entity from such disclosures if a performance obligation is part of a contract with an original expected duration of one year or less.

As of March 31, 2024 and September 30, 2023, deferred revenue primarily represented the Company’s remaining performance obligations related to prepaid consideration for voice production and workshop businesses.

Deferred Costs

The Company capitalizes certain costs to fulfill a contract related to its projects if they are identifiable, generate or enhance resources used to satisfy future performance obligations, and are expected to be recovered under ASC Topic 926-20 Entertainment — Films — Other Assets — Film Costs. Amortization of deferred contract fulfillment costs is included within cost of revenue in the Consolidated Statements of Operations.

Deferred contract costs are amortized to be consistent with the timing of transfer to the customer of the goods or services to which the costs relate, either at a point in time or over time in proportion to the amount of the related goods and services transferred to the customer. The Company periodically reviews these capitalized contract costs to determine whether changes in events or circumstances have occurred that could impact the period of benefit of these assets. There were no impairment losses recorded for the periods presented.

Changes in deferred contact costs were as follows:

	Yen in thousands
	For the six months ended March 31, 2024
	Beginning balance	Capitalization of costs	Amortization	Ending Balance
Total contract costs capitalized	¥27,628	¥40,429	¥(22,121)	¥45,936

	Yen in thousands
	For the six months ended September 30, 2023
	Beginning balance	Capitalization of costs	Amortization	Ending Balance
Total contract costs capitalized	¥7,871	¥27,628	¥(7,871)	¥27,628

Cost of Revenue

Cost of revenue is comprised of outsourcing expenses which was paid for the Company’s vendors. The Company’s vendors are generally voice actors’ productions or voice actors and outsourcing expenses paid were for the services provided by voice actors.

Income Taxes

The Company accounts for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the consolidated financial statements. Under this method, deferred tax assets and liabilities are determined on the differences between the financial statement and tax basis of assets, liabilities and net operating loss by using enacted tax rate in effect for the year in which the differences are expected to reverse. The effect of a change in tax rate on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.

The Company recognizes deferred tax assets to the extent that these assets are believed to be more likely than not to be realized. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts that are more likely than not expected to be realized. In making such a determination, all available positive and negative evidence is considered, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies and results of recent operations.

The Company files tax returns in the tax jurisdictions of Japan. Tax benefits for uncertain tax positions are based upon management’s evaluation of the information available at the reporting date. To be recognized in the consolidated financial statements, a tax benefit must be at least more likely than not of being sustained based on technical merits. The benefit for positions meeting the recognition threshold is measured as the largest benefit more likely than not of being realized upon settlement with a taxing authority that has full knowledge of all relevant information.

Net Loss per Share

Basic net loss per ordinary share is calculated by dividing the net loss by the weighted-average number of ordinary shares outstanding during the period, without consideration for potentially dilutive securities. Diluted net loss per ordinary share is computed by dividing the net loss by the weighted-average number of ordinary shares and potentially dilutive securities outstanding for the period determined using the treasury stock method.

Adoption of Recently Issued Financial Accounting Standards

In June 2016, the FASB issued ASU No. 2016-13—Financial Instruments – Credit Losses (Topic 326) – Measurement of Credit Losses on Financial Instrument. This standard is intended to improve financial reporting by requiring earlier recognition of credit losses on financing receivables and other financial assets in scope, such as trade receivables. The amendment is effective for fiscal years beginning after December 15, 2022. The Company adopted the update effective October 1, 2023 and the adoption of the standard did not have a material impact on its consolidated financial statements.

In December 2019, the FASB issued ASU No. 2019-12—Income Taxes (Topic 740) – Simplifying the Accounting for Income Taxes. This standard removes certain exceptions for investments, intra-period allocations and interim tax calculations and adds guidance to reduce complexity in accounting for income taxes. The amendment is effective for fiscal years beginning after December 15, 2021. The Company adopted this new accounting guidance effective October 1, 2023, but the adoption did not have a material impact on its consolidated financial statements.

Recently Issued Accounting Pronouncements

As an emerging growth company, the Jumpstart Our Business Startups Act allows the Company to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies. The Company has elected to delay adoption of certain new or revised accounting standards. As a result, the Company’s consolidated financial statements may not be comparable to the financial statements of issuers who are required to comply with the effective date for new or revised accounting standards that are applicable to public companies.

In December 2023, the Financial Accounting Standards Board (“FASB”) issued ASU 2023-09 Income Taxes (Topic 740): Improvements to Income Tax Disclosures. The standard requires entities to disclose specific categories in the rate reconciliation and to provide additional information for reconciling items that meet a quantitative threshold. It also requires entities to disclose certain information about income taxes paid and other disclosures related to income and income tax expense from continuing operations. The standard is effective for fiscal years beginning after December 15, 2024 for public business entities and for fiscal years beginning after December 15, 2025 for all other entities. The Company is currently evaluating the impact that the adoption of this standard will have on its consolidated financial statements.

In October 2023, the FASB issued ASU 2023-06, “Disclosure Improvements: Codification Amendments in Response to the SEC’s Disclosure Update and Simplification Initiative” (“ASU 2023-06”). This ASU incorporates certain SEC disclosure requirements into the FASB Accounting Standards Codification (“ASC”). The amendments in the ASU are expected to clarify or improve disclosure and presentation requirements of a variety of ASC Topics, allow users to more easily compare entities subject to the SEC’s existing disclosures with those entities that were not previously subject to the requirements, and align the requirements in the ASC with the SEC’s regulations. The ASU has an unusual effective date and transition requirements since it is contingent on future SEC rule setting. If the SEC fails to enact required changes by June 30, 2027, this ASU is not effective for any entities. Early adoption is not permitted. The Company is currently evaluating the impact that the adoption of this standard will have on its consolidated financial statement

3. Property and Equipment, Net

As of March 31, 2024 and September 30, 2023, property and equipment, net consisted of the following:

	Yen in thousands
	As of March 31,	As of September 30,
	2024	2023
Computers	¥366	¥366
Furniture and fixtures	319	319
Total property and equipment	685	685
Less: Accumulated depreciation	(225)	(126)
Total property and equipment, net	¥460	¥559

The Company recognized depreciation expenses on property and equipment of ¥99 thousand and ¥46 thousand for the six months ended March 31, 2024 and 2023, respectively.

4. Intangible Assets, Net

As of March 31, 2024 and September 30, 2023, intangible assets consisted of the following:

	Yen in thousands
	As of March 31,	As of September 30,
	2024	2023
Participation Right	¥108,686	¥28,736
Total intangible assets	108,686	28,736
Less: Accumulated Amortization	(13,487)	(8,551)
Total intangible assets	¥95,199	¥20,185

The Company recognized amortization expenses on intangible assets of ¥4,937 thousand and ¥2,227 thousand for the six months ended March 31, 2024 and 2023, respectively.

5. Leases

The Company has the following operating leases for office space and equipment. Lease costs are generally fixed, with certain contracts containing variable payments for non-lease costs based on usage and escalations in the lessors’ annual costs.

Lease Period
Printer	March 26, 2018 to March 25, 2024
Office (Ichigaya)	September 17, 2022 to September 30, 2024
Office (Akasaka)	October 1, 2022 to June 30, 2024

As of March 31, 2024 and September 30, 2023, the following amounts were recorded on the Consolidated Balance Sheets relating to the Company’s operating leases.

	Yen in thousands
	As of March 31,	As of September 30,
	2024	2023
Right-of-Use Assets
Operating lease assets	¥1,174	¥2,774
Lease Liabilities
Operating lease liabilities - Current	¥(1,174)	¥(2,774)

Supplemental balance sheet information related to leases consisted of the following:

	As of March 31,	As of September 30,
	2024	2023
Remaining lease term and discount rate:
Weighted average remaining lease term (years)	0.4	0.9
Weighted average discount rate	0.05%	0.05%

Future minimum lease payments under non-cancelable leases as of March 31, 2024 were as follows (in thousand yen):

2024	¥1,174
Total lease payments	1,174
Less amounts representing interest	-
Present value of lease payments	1,174
Less: current portion	(1,174)
Non-current lease liabilities	¥—

6. Fair Value of Financial Instruments

The Company reports financial assets and liabilities and nonfinancial assets and liabilities that are recognized or disclosed at fair value in the consolidated financial statements on a recurring basis in accordance with ASC Topic 820 Fair Value Measurement (“ASC 820”). ASC 820 defines fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities, which are required to be recorded at fair value, the Company considers the principal or most advantageous market in which the Company would transact and the market-based risk measurements or assumptions that market participants would use in pricing the asset or liability, such as inherent risk, transfer restrictions and credit risk.

ASC 820 also establishes a fair value hierarchy, which prioritizes the inputs to valuation techniques used to measure fair value into three levels. U.S. GAAP established a hierarchy framework to classify the fair value based on the observability of significant inputs to the measurement.

The levels of the fair value hierarchy are as follows:

Level 1:	Determined using an unadjusted quoted price in an active market for identical assets or liabilities.

Level 2:	Estimated using inputs other than quoted prices included within Level 1 that are observable, either directly or indirectly.

Level 3:	Estimated using unobservable inputs that are significant to the fair value of the assets or liabilities.

The carrying value of cash and cash equivalents, accounts receivable, other receivable, prepaid expense, income tax receivable, deferred costs, deferred offering costs, other current assets, accounts payable, other payable, deferred revenue, and short-term loan approximate their fair value due to their short-term nature.

There were no assets or liabilities measured at fair value on “recurring” basis as of March 31, 2024 and September 30, 2023. Since there is no material difference between the market interest rate and the contract rate, the carrying value of the Company’s debt approximates its fair value as of March 31, 2024 and 2023.

7. Commitments and Contingencies

Guarantees and Commitments

There were no commitments under certain purchase or guarantee arrangements as of March 31, 2024 and September 30, 2023.

Legal Matters

From time to time in the normal course of business, the Company may be subject to various legal matters such as threatened or pending claims or proceedings. There were no such material matters as of March 31, 2024 and September 30, 2023.

Indemnification

In the ordinary course of business, the Company often includes standard indemnification provisions in its arrangements with third parties. To date, the Company has not paid any material claims or been required to defend any material actions related to its indemnification obligations. However, the Company may record charges in the future as a result of these indemnification obligations.

8. Debt

The Company’s borrowings, including short-term and long-term portions, consisted of the following:

			Yen in thousands
	Interest		As of March 31,	As of September 30,
	Rate	Maturity	2024	2023
Term loan with Japan Finance Corporation	1.36%	30-Jun-29	¥12,750	¥13,770
Total long-term debt			12,750	13,770
Current portion of long-term debt, net of debt issuance costs			(2,040)	(2,040)
Long-term debt, excluding current portion, net of debt issuance costs			¥10,710	¥11,730

The term loan agreement does not contain any financial covenants.

Contractual maturities of long-term debt as of March 31, 2024 are as follows (in thousand yen):

2024	¥2,040
2025	2,040
2026	2,040
2027	2,040
2028	2,040
Thereafter	2,550
Total	¥12,750

9. Net Loss per Share

The following table sets forth the computation of basic and diluted net loss per share:

	Yen in thousands
	For the six months ended March 31,
	2024	2023
Basic and Diluted Net Loss Per Common Share:
Net loss attributable	¥(18,416)	¥(9,140)
Weighted average common shares outstanding	11,185,000	6,355,000
Basic and diluted net loss per common share	¥(1.65)	¥(1.44)

10. Shareholders’ Equity

Ordinary Shares

As of March 31, 2024, the Company had authorized 2,500,000,000 Ordinary Shares. Each holder of Ordinary Shares shall be entitled to one vote for each Ordinary Share held as of the record date and shall be entitled to receive dividends, when, as and if declared by the shareholders’ meeting or the board of directors. The total number of Ordinary Shares issued and outstanding as of March 31, 2024 was 11,185,000.

11. Related Party Transactions

The Company had the following related party transactions as of March 31, 2024 and September 30, 2023 and for the six months ended March 31, 2024 and 2023:

		Yen in thousands
		As of March 31,	As of September 30,
		2024	2023
Accounts Receivable
CyberStep, Inc.	Sound production and talent management service to related party	¥—	¥3,214
Accounts Payable
CyberStep, Inc.	Outsourcing services provided by related party	16,312	—
Kazusa Aranami	Outsourcing services provided by related party	187	49
Loan Payable
CyberStep, Inc.	Loan provided by the Company’s principal shareholder for working capital	30,000	—

On March 28, 2024, the Company entered into a loan agreement with CyberStep, Inc., the Company’s principal shareholder, for ¥30,000 thousand with a maturity date of March 31, 2025, to obtain support for daily operations and working capital. The interest rate of the loan is 2.0% per annum.

		Yen in thousands
		For the six months ended March 31,
		2024	2023
Revenue
CyberStep, Inc.	Sound production and talent management income	¥3,047	¥10,858
Outsourcing Expenses
CyberStep, Inc.	Outsourcing services provided by related party	14,349	3,088
Kazusa Aranami	Outsourcing services provided by related party	1,054	-
Selling, General and Administrative Expenses
CyberStep, Inc.	Commission fee to related party	59	-
Interest expenses
CyberStep, Inc.	Interest expenses to related party	1	-

12. Consulting Agreement

On January 11, 2023, the Company entered into a Consulting and Services Agreement, as amended on September 14, 2023, with HeartCore. Pursuant to the agreement, the Company agreed to compensate HeartCore with cash consideration of US$500,000 for professional services to be provided by HeartCore in connection with the IPO.

13. Subsequent Events

The Company has evaluated subsequent events after the consolidated balance sheet date through September 16, 2024, the date the consolidated financial statements were available for issuance. Management has determined that no significant events or transactions have occurred subsequent to the consolidated balance sheet date that require both recognition and disclosure in the consolidated financial statements, except those disclosed below.

Initial Public Offering

In July 2024, the Company completed its initial public offering of 1,250,000 Ordinary Shares at a public offering price of $4.30 USD per share. The net proceeds to the Company from the IPO, after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company, were ¥715,446 thousand.

On August 26, 2024, the Company issued 994,800 Ordinary Shares in consideration of the services provided in connection with the Company’s initial public offering in July 2024. After the share issuance, the total number of issued and outstanding Ordinary Shares of the Company increased to 13,429,800.

On August 29, 2024, the Company entered into a loan receivable agreement with CyberStep, Inc., one of the Company’s principal shareholders, for ¥200,000 thousand to provide working capital for the upcoming joint projects. The loan is unsecured, has an interest rate of 2% per annum, and matures on August 29, 2025.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Shareholders of BloomZ Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of BloomZ Inc. and its subsidiary (the Company) as of September 30, 2023 and 2022, and the related consolidated statements of operations, changes in shareholders’ equity, and cash flows for years ended September 30, 2023 and 2022, and the related notes (collectively referred to as the financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial positions of the Company as of September 30, 2023 and 2022, and the results of its operations and its cash flows for the years ended September 30, 2023 and 2022, in conformity with accounting principles generally accepted in the United States of America.

Substantial Doubt about the Company’s Ability to Continues as a Going Concern

The accompany consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has suffered recurring losses from operations that raises substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ TAAD LLP

We have served as the Company’s auditor since 2023.

Diamond Bar, California

March 19, 2024, except for note 14 as to which date is June 14, 2024

BLOOMZ INC.
CONSOLIDATED BALANCE SHEETS
As of September 30, 2023 and 2022
(Yen in thousands, except share data)

	(in 1,000 JPY) At September 30,
	2023	2022
ASSETS
Current assets:
Cash and cash equivalents	¥59,955	¥65,480
Accounts receivables	14,487	13,391
Other receivable	9,573	556
Related party receivables, net	3,214	—
Prepaid expenses	478	158
Income tax receivable	2,338	—
Deferred costs	27,628	7,871
Deferred offering costs	171,893	—
Other current assets	1,089	32
Total Current Assets	290,655	87,488
Non-current assets:
Right-of-Use assets	2,774	3,895
Property and equipment, net	559	358
Intangible assets, net	20,185	5,283
Other assets	146	148
Total Assets	¥314,319	¥97,172
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	¥28,396	¥40,714
Other payable	6,640	471
Related party payables	49	12,384
Income tax payable	—	6,510
Deferred revenue	33,839	6,341
Current portion of lease liabilities	2,774	2,022
Current portion of long-term debt	2,040	2,040
Total Current Liabilities	73,738	70,482
Non-current liabilities:
Long term debt	11,730	13,770
Lease liabilities	—	1,873
Total liabilities	85,468	86,125
SHAREHOLDERS’ EQUITY:
Share capital	¥—	¥—
Ordinary shares, $0.00000002 par value – 2,500,000,000,000 shares authorized and 11,185,000 shares and 4,500,000 shares issued and outstanding as of September 30, 2023 and September 30, 2022, respectively*
Additional paid-in capital	245,340	11,740
Accumulated deficit	(16,489)	(693)
Total shareholders’ equity	228,851	11,047
Total Liabilities & Equity	¥314,319	¥97,172

*	The number of shares presented above is adjusted retrospectively to reflect the reorganization described in Note 1 of the accompanying notes and the 1 for 5,000 sub-division effected on December 11, 2023.

The accompanying notes are an integral part of the consolidated financial statements.

BLOOMZ INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
For the Fiscal Years Ended September 30, 2023 and 2022
(Yen in thousands, except share and per share data)

	(in 1,000 JPY) Fiscal Years Ended September 30,
	2023	2022
Revenue:
Revenue	¥111,555	¥126,896
Revenue – Investment distribution	1,982	847
Revenue – Related party	14,776	17,660
Total Revenue	128,313	145,403
Costs and Expenses:
Cost of revenue	77,317	95,702
Cost of revenue – Related party	5,991	11,916
Selling, General and Administrative Expenses	50,776	27,808
Selling, General and Administrative Expenses – Related party	850	—
Depreciation and amortization	8,264	3,156
Total Costs and Expenses	143,198	138,582
Operating (Loss)/Income	(14,885)	6,821
Other income	814	8
Interest expenses	(90)	(78)
Interest expenses – Related party	(1,633)	—
Other expenses	(2)	—
(Loss)/Income before income taxes	(15,796)	6,751
Income tax expense	—	6,510
Net (Loss)/Income	(15,796)	241
Net (loss)/income per share attributable to common stockholders, basic and diluted*	¥(1.87)	¥0.05
Weighted-average shares outstanding used to compute net income/(loss) per share, basic and diluted	8,456,250	4,500,000

*	Giving retroactive effect to the 1 for 5,000 sub-division effected on December 11, 2023.

The accompanying notes are an integral part of the consolidated financial statements.

BLOOMZ INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY/(DEFICIT)
For the Fiscal Years Ended September 30, 2023 and 2022
(Yen in thousands, except share data)

					Total
	Stock Class			Accumulated	Stockholders’
	Common Shares		Additional	Equity/	Equity
	Shares	Amount	Capital	(Deficit)	(Deficit)
Balance, September 30, 2021	4,500,000	¥—	¥11,740	¥(934)	¥10,806
Net loss	—	—	—	241	241
Balance, September 30, 2022	4,500,000	—	11,740	(693)	11,047
Shares issued for cash	6,685,000	—	233,600	—	233,600
Net income	—	—	—	(15,796)	(15,796)
Balance, September 30, 2023	11,185,000	¥—	¥245,340	¥(16,489)	¥228,851

The number of shares presented above is adjusted retrospectively to reflect the reorganization described in Note 1 of the accompanying notes and the 1 for 5,000 sub-division effected on December 11, 2023.

The accompanying notes are an integral part of the consolidated financial statements.

BLOOMZ INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Fiscal Years Ended September 30, 2023 and 2022
(Yen in thousands)

	(in 1,000 JPY) Fiscal Years Ended September 30,
	2023	2022
Cash flows from operating activities:
Net (loss)/income	¥(15,796)	¥241
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	8,264	3,122
Changes in operating assets and liabilities:
Accounts receivable	(13,326)	7,215
Prepaid expenses and other current assets	(3,716)	3,372
Deferred costs	(19,757)	15,723
Other Assets	—	(148)
Accounts payable	(24,993)	21,119
Deferred revenue	27,499	2,175
Net cash (used in)/provided by operating activities	(41,825)	52,819
Cash flows from investing activities:
Purchase of property, plant and equipment	(319)	(366)
Purchase of intangible assets	(19,828)	(6,068)
Net cash used in investing activities	(20,147)	(6,434)
Cash flows from financing activities
Proceed from issuance of shares	233,600	—
Payment of deferred offering costs	(171,893)	—
Repayments of long-term debt	(2,040)	(2,040)
Repayment under lease liabilities	(3,220)	(200)
Net cash provided by/(used in) financing activities	56,447	(2,240)
Net (decrease)/increase in cash and cash equivalents	(5,525)	44,145
Cash and cash equivalents at beginning of period	65,480	21,335
Cash and cash equivalents at end of period	¥59,955	¥65,480

Supplemental disclosures of cash flow information:
Cash paid for interest	¥1,723	¥78
Cash paid for income taxes	6,510	—

BLOOMZ INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Fiscal Years Ended September 30, 2023 and 2022

1. Nature of Operations

BloomZ Inc. (“the Company”) was incorporated on April 14, 2023 to act as the holding company of Kabushiki Kaisha BloomZ, which is a limited liability company organized under the laws of Japan and an operating entity in Japan (“BloomZ Japan”). BloomZ Japan is an audio producing and voice actor managing company, which aims to promote voice acting to the world stage, as an essential component of animation and an aspect of Japanese culture. Since BloomZ Japan’s inception in 2017, it has been devoting itself to providing audio production services as well as voice acting educational services to Japanese youths who wish to become professional voice actors.

At incorporation, the Company issued 5,000 Ordinary Shares with a par value of $0.00000002 per share. On April 24, 2023, as part of its reorganization, the Company entered into a share exchange agreement with BloomZ Japan and its shareholders and acquired 1,570 shares of BloomZ Japan’s ordinary shares from its shareholders in exchange for the Company’s 7,845,000 Ordinary Shares. After the share exchange, BloomZ Japan became a wholly owned subsidiary of the Company.

The reorganization involves entities under common control. Under the guidance in ASC 805-50, for transactions between entities under common control, the assets, liabilities, and results of operations are recognized at their carrying amounts on the date of the share exchange agreement, which required retrospective combination of BloomZ Japan and BloomZ Inc. The Company’s consolidated financial statements have been prepared as if the existing corporate structure had been in existence throughout all periods presented rather than from the incorporation. This includes a retrospective presentation for all equity related disclosures, including issued shares and earnings per share. This presentation reflects the economic substance of the companies, which were under common control throughout the relevant period as a single economic enterprise although legal parent-subsidiary relationships were not established.

2. Summary of Significant Accounting Policies

Basis of Presentation

The accompanying consolidated financial statements are presented in Japanese yen, the currency of the country in which the Company is incorporated and primarily operates. The accompanying consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Going concern

The Company had a loss of ¥15,796 thousand and a profit of ¥241 thousand for the fiscal years ended September 30, 2023 and 2022, respectively. This operating loss has resulted in an accumulated deficit of ¥16,489 thousand and ¥693 thousand as of September 30, 2023 and 2022, respectively.

The Company’s consolidated financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and the liquidation of liabilities in the normal course of business. The Company’s ability to continue as a going concern is dependent upon the Company’s ability to attract and retain revenue generating customers, acquire new customer contracts, and secure additional financing.

The Company may consider obtaining additional financing in the future through the issuance of the Company’s common shares, through other equity or debt financings, or other means. The Company, however, is dependent upon its ability to obtain new revenue generating customer contracts, secure equity and/or debt financing and there are no assurances that the Company will be successful. The consolidated financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts, or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

BLOOMZ INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Fiscal Years Ended September 30, 2023 and 2022

2. Summary of Significant Accounting Policies (cont.)

Use of Estimates

The preparation of the consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities as of the reporting date, and the reported amounts of revenue and expense during the reporting period. These estimates are based on management’s best knowledge of current events and actions that the Company may undertake in the future and include, but are not limited to, useful lives of property and equipment and intangible assets, the impairment of long-lived assets and deferred costs, and valuation allowance against net deferred tax assets. Actual results could differ from those estimates.

Segment Information

The Company operates as one operating segment. The Company’s chief operating decision maker (“CODM”) is its Chief Executive Officer (“CEO”), who reviews financial information for purposes of making operating decisions, assessing financial performance, and allocating resources. The Company’s CODM evaluates financial information on a consolidated basis. As of September 30, 2023 and 2022, there were no revenues derived or long-lived assets held outside of Japan.

Concentration of Customers and Vendors

For the fiscal years ended September 30, 2023 and 2022, there were four customers and three customers who accounted for more than 10% of the Company’s total revenue, respectively. As of September 30, 2023 and 2022, there were two customers and two customers who accounted for more than 10% of the Company’s total accounts receivable, respectively.

For the fiscal years ended September 30, 2023 and 2022, there was zero supplier and one supplier who accounted for more than 10% of the Company’s total purchase, respectively. As of September 30, 2023 and 2022, there was one supplier and there were three suppliers who accounted for more than 10% of the Company’s total accounts payable, respectively.

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with an initial maturity date of three months or less to be cash equivalents.

Trade Accounts Receivable and Allowance for Doubtful Accounts

Trade accounts receivable primarily consist of amounts billed and currently due from customers, net of an allowance for doubtful accounts, if recorded. When the Company has an unconditional right to payment, subject only to the passage of time, the right is treated as receivable. Fees billed in advance of the related contractual term represent contract liabilities and are presented as deferred revenue. Typical payment terms provide for customer payment within 30 days of the contract date.

Trade accounts receivable is subject to collection risk. The Company performs evaluations of its customers’ financial positions and generally extends credit on account, without collateral. The Company determines the need for an allowance for doubtful accounts based upon various factors, including credit quality of the customer, age of the receivable balance and current economic conditions.

The Company did not have any bad debt expense for the fiscal years ended September 30, 2023 and 2022.

Deferred Offering Costs

The Company capitalizes certain legal, accounting and other third-party fees that are directly related to an equity financing that is probably of successful completion until such financing is consummated. After the consummation of an equity financing, these costs are recorded as a reduction of the proceeds received as a result of the financing. Should a planned equity financing be abandoned, terminated or significantly delayed, the deferred offering costs are immediately written off to operating expenses in the Statements of Operations in the period of determination.

BLOOMZ INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Fiscal Years Ended September 30, 2023 and 2022

2. Summary of Significant Accounting Policies (cont.)

The Company capitalized ¥171,893 thousand as deferred offering costs as of September 30, 2023.

Property and Equipment, Net

Property and equipment are recorded at cost less accumulated depreciation. Depreciation is computed using the straight-line method, depending on the pattern of consumption of the economic benefits by asset class, over the estimated useful lives of the assets. The estimated useful lives are four years for computers and three years for furniture and fixtures. Repair and maintenance costs are expensed as incurred. The Company records depreciation expenses in selling, general and administrative expenses on the Statements of Operations.

Intangible assets, Net

Intangible assets with finite lives primarily consist of joint investments used to participate in future productions of amine. During the fiscal year ended September 30, 2023, the Company acquired 32% right in one project and 4% right in another project. During the fiscal year ended September 30, 2022, the Company acquired 1% right in three projects. The total project value was determined based on the estimated total production costs of the projects for voice recording and animation. Intangible assets with finite lives are generally amortized using the straight-line method over their estimated useful lives, which is generally two years.

Impairment or Disposal of Long-Lived Assets

Long-lived assets used in operations are reviewed for impairment whenever events or changes in circumstances indicate that carrying amounts may not be recoverable. For long-lived assets to be held and used, the Company recognizes an impairment loss only if the carrying amount is not recoverable when compared to the Company’s undiscounted cash flows and the impairment loss is measured based on the difference between the carrying amount and fair value. Long-lived assets held for sale are reported at the lower of cost or fair value less costs to sell.

Leases

Leases are principally comprised of operating leases for office space and equipment. The Company determines that a contract contains a lease if they obtain substantially all of the economic benefits of, and the right to direct the use of, an asset identified in the contract. For leases with terms greater than 12 months, the Company records a right-of-use asset and a lease liability representing the present value of future lease payments. The discount rate used to measure the lease asset and liability is determined at the beginning of the lease term using the rate implicit in the lease, if readily determinable, or our collateralized incremental borrowing rate. For those contracts that include fixed rental payments for both the use of the asset (“lease costs”) as well as for other occupancy or service costs relating to the asset (“non-lease costs”), the Company generally includes both the lease costs and non-lease costs in the measurement of the lease asset and liability.

Lease expense and income for the Company’s operating leases are recognized on a straight-line basis over the lease term, with the exception of variable lease costs, which are expensed as incurred.

Foreign Currency

The Company uses Japanese yen as its reporting currency. The Company’s functional currency is Japanese yen. Monetary assets and liabilities denominated in currencies other than the functional currency are remeasured into the functional currency of the Company at the fiscal year end foreign exchange rate, and gains and losses resulting from such remeasurement are included in foreign exchange gains (losses). Foreign currency denominated income and expenses are remeasured using the average exchange rate for the period.

During the fiscal years ended September 30, 2023 and 2022, there were no assets or liabilities or income or expenses denominated in currencies other than the Company’s functional currency.

BLOOMZ INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Fiscal Years Ended September 30, 2023 and 2022

2. Summary of Significant Accounting Policies (cont.)

Revenue Recognition

The Company applies ASC Topic 606, Revenue from Contracts with Customers (“ASC 606”) for all periods presented in the consolidated financial statements. To determine the appropriate amount of revenue to be recognized in accordance with ASC 606, the Company follows a five-step model as follows:

1 — Identification of the contract with a customer

2 — Identification of the performance obligation in the contract

3 — Determination of the transaction price

4 — Allocation of the transaction price to the performance obligation in the contract

5 — Recognition of revenue when, or as, a performance obligation is satisfied

The Company’s revenues are primarily derived from audio production and the talent management business, internet business and workshop business. The Company assesses the contract term as the period in which the parties to the contract have enforceable rights and obligations. Customer contracts are generally standardized and noncancellable for the duration of the stated contract term. Consumption taxes collected and remitted to tax authorities are excluded from revenue.

The Company may use third-party vendors to provide certain goods or services to its customers. The Company evaluates those relationships to determine whether revenue should be reported gross or net. The Company recognizes revenue on a gross basis where it acts as principal and controls the goods and services used to fulfill the performance obligations to the customer and on a net basis where it acts as an agent.

Regarding revenue derived from audio production and talent management business, the Company did not act as an agent during the fiscal years ended September 30, 2023 and 2022. During the fiscal year ended September 30, 2023, the Company started sales of novel games as part of their Internet business. The Company evaluated the relationships with retailers and recognized revenue on a gross basis when the Company acted as principal and recognized in net when the Company acted as an agent.

Audio production and talent management business:

Revenues from sounds production and talent management business are recognized when promised goods or services are delivered to customers in an amount that reflects the consideration the Company expects to be entitled to in exchange for those goods or services.

The transaction price is generally fixed at contract inception. However, the transaction price might change when the actual amount of work performed by the voice actor differs from what was originally agreed due to retake and extra word count. The Company and the voice actor or voice actor’s management company negotiate and agree on the price. The Company records audio production and talent management business revenue on a gross basis as a principal versus on a net basis as an agent in the presentation of revenues and expenses. The Company has concluded that gross reporting is appropriate because the Company (i) has the risk of identifying and hiring qualified vendors, (ii) has the discretion to select the vendors and establish their price and duties, and (iii) bears the risk for services that are not fully paid for by customers.

VTuber Management (Internet) business:

Revenues from the internet business are primarily comprised of advertising revenues from voice actors’ real-time live streaming on various online platforms. Internet business revenues are recognized when advertisements are displayed on digital platforms. Revenues from the internet business also consist of sales of goods and merchandise featuring the virtual characters of voice actors. Revenues from sales of goods and merchandise are recognized upon delivery or when goods or merchandise are downloaded by the customer.

BLOOMZ INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Fiscal Years Ended September 30, 2023 and 2022

2. Summary of Significant Accounting Policies (cont.)

The transaction price for internet business is determined based on an agreed upon contractual rate applied to the number of advertisements displayed during live streamlining in the month. For sales of goods and merchandise, transaction price is generally fixed and presented on the digital platforms.

Voice Actor (Workshop) business:

Revenues from the workshop business are primarily comprised of fees received for lessons and workshops conducted by the Company. Workshop business revenues are recognized over the duration of the lessons or workshops as the Company satisfies its performance obligation by conducting lessons or workshops.

The transaction price is generally fixed at contract inception for a specified number of lessons and duration.

Investment Distribution

Revenues from investment distribution are primarily comprised of distributions the Company receives from its investments to participate in production of anime. Each month or quarter, the production management company calculates the distribution amount based on the earnings during the period and sends a notification letter to all participating companies. Investment distribution revenues are recognized when the amount of distribution is declared by the production company.

Transaction Price

The transaction price is the amount of consideration to which the Company expects to be entitled to for transferring goods and services to the customer.

Payments from the customers are sometimes made in advance before satisfaction of the performance obligations. When payments are not due in advance, they are due within 30 days of delivery of the goods or service. In instances where the timing of revenue recognition differs from the timing of the right to invoice, the Company has determined that a significant financing component generally does not exist. Additionally, the Company has elected the practical expedient that permits an entity not to recognize a significant financing component if the time between the transfer of a good or service and payment is one year or less.

Disaggregation of Revenue

The table reflects revenue by major source for the following periods:

	Yen in Thousands
	For the fiscal years ended September 30,
	2023	2022
Audio production and talent management business	¥63,835	¥120,121
Internet business	57,442	18,630
Workshop business	5,054	5,805
Distributions from investments	1,982	847
Total	¥128,313	¥145,403

Contract Balances

The timing of revenue recognition may not align with the right to invoice the customer. The Company records trade accounts receivable when it has the unconditional right to issue an invoice and receive payment regardless of whether revenue has been recognized. If revenue has not yet been recognized, then deferred revenue is also recorded. Deferred revenue classified as current on the Consolidated Balance Sheets are expected to be recognized as revenue within one year. If revenue is recognized in advance of the right to invoice, a contract asset is recorded.

BLOOMZ INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Fiscal Years Ended September 30, 2023 and 2022

2. Summary of Significant Accounting Policies (cont.)

Changes in deferred revenue were as follows:

	Yen in Thousands
	For the fiscal years ended September 30,
	2023	2022
Balance, beginning of year	¥6,341	¥4,168
Revenue earned	(3,617)	(3,801)
Deferral of revenue	31,115	5,974
Balance, end of year	¥33,839	¥6,341

Changes in deferred revenue are primarily due to the timing of revenue recognition and cash collections.

Remaining Performance Obligations

Remaining performance obligations represent the aggregate amount of the transaction price allocated to the remaining obligations that the Company has not performed under its customer contracts. The Company has elected to use the optional exemption in ASC 606-10-50-14, which exempts an entity from such disclosures if a performance obligation is part of a contract with an original expected duration of one year or less.

As of September 30, 2023 and 2022, deferred revenue primarily represents the Company’s remaining performance obligations related to prepaid consideration for audio production and workshop businesses.

Deferred Contract Costs

The Company capitalizes certain costs to fulfill a contract related to its projects if they are identifiable, generate or enhance resources used to satisfy future performance obligations and are expected to be recovered under ASC Topic 926-20 Entertainment — Films — Other Assets — Film Costs. Amortization of deferred contract fulfillment costs is included within cost of revenue in the Statements of Operations.

Deferred contract costs are amortized to be consistent with the timing of transfer to the customer of the goods or services to which the costs relate, either at a point in time or over time in proportion to the amount of the related goods and services transferred to the customer. The Company periodically reviews these capitalized contract costs to determine whether changes in events or circumstances have occurred that could impact the period of benefit of these assets. There were no impairment losses recorded for the periods presented.

Changes in deferred contact costs were as follows:

	Yen in thousands
	For the fiscal years ended September 30, 2023
	Beginning balance	Capitalization of costs	Amortization	Ending Balance
Total contract costs capitalized	¥7,871	¥27,628	¥(7,871)	¥27,628

	Yen in thousands
	For the fiscal years ended September 30, 2022
	Beginning balance	Capitalization of costs	Amortization	Ending Balance
Total contract costs capitalized	¥23,594	¥—	¥(15,723)	¥7,871

BLOOMZ INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Fiscal Years Ended September 30, 2023 and 2022

2. Summary of Significant Accounting Policies (cont.)

Cost of Revenue

Cost of revenue is comprised of outsourcing expenses which was paid for the Company’s vendors. The Company’s vendors are generally voice actors’ productions or voice actors and outsourcing expenses paid were for the services provided by voice actors.

Income Taxes

The Company accounts for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the consolidated financial statements. Under this method, deferred tax assets and liabilities are determined on the differences between the consolidated financial statement and tax basis of assets, liabilities and net operating loss by using enacted tax rate in effect for the year in which the differences are expected to reverse. The effect of a change in tax rate on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.

The Company recognizes deferred tax assets to the extent that these assets are believed to be more likely than not to be realized. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts that are more likely than not expected to be realized. In making such a determination, all available positive and negative evidence is considered, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies and results of recent operations.

The Company files tax returns in the tax jurisdictions of Japan. Tax benefits for uncertain tax positions are based upon management’s evaluation of the information available at the reporting date. To be recognized in the consolidated financial statements, a tax benefit must be at least more likely than not of being sustained based on technical merits. The benefit for positions meeting the recognition threshold is measured as the largest benefit more likely than not of being realized upon settlement with a taxing authority that has full knowledge of all relevant information.

Net (Loss)/Income per Share

Basic net (loss)/income per common share is calculated by dividing the net (loss)/income by the weighted-average number of common shares outstanding during the period, without consideration for potentially dilutive securities. Diluted net (loss)/income per common share is computed by dividing the net (loss)/income by the weighted-average number of common shares and potentially dilutive securities outstanding for the period determined using the treasury stock method.

Recently Issued Accounting Pronouncements

As an emerging growth company, the Jumpstart Our Business Startups Act allows the Company to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies. The Company has elected to delay adoption of certain new or revised accounting standards. As a result, the Company’s consolidated financial statements may not be comparable to the financial statements of issuers who are required to comply with the effective date for new or revised accounting standards that are applicable to public companies.

Financial Instruments — Credit Losses

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”), which is intended to provide more decision-useful information about expected credit losses on financial instruments and other commitments to extend credit held by

BLOOMZ INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Fiscal Years Ended September 30, 2023 and 2022

2. Summary of Significant Accounting Policies (cont.)

a reporting entity at each reporting date. ASU 2016-13 revises the impairment model to utilize an expected loss methodology in place of the currently used incurred loss methodology, which will result in more timely recognition of losses on financial instruments, including, but not limited to accounts receivable. This standard is effective for annual reporting periods beginning after December 15, 2022 for non-public entities, including interim periods within that reporting period. Early adoption is permitted. The Company is currently in process of evaluating the impact of this standard on the Company’s consolidated financial statements. The Company does not expect the adoption of this standard to have a material effect on the Company’s consolidated financial statements. As an emerging growth company, the Company will adopt this standard effective October 1, 2023.

Income Taxes

In December 2019, the FASB issued ASU 2019-12, Income Taxes — Simplifying the Accounting for Income Taxes (Topic 740) (“ASU 2019-12”), which simplifies various aspects of the income tax accounting guidance and will be applied using different approaches depending on what the specific amendment relates to and, for non-public entities, are effective for fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. Early adoption is permitted. The Company does not expect the adoption of this amendment to have a material effect on the Company’s consolidated financial statements. As an emerging growth company, the Company will adopt this standard effective October 1, 2022.

3. Acquisition

During the fiscal year ended September 30, 2022, the Company made payments totaling ¥1,000 thousand for the acquisition of Laughact, Inc, a VTuber business, which was formerly wholly owned by the Company’s principal shareholder, CyberStep, Inc. The assets the Company acquired primarily consist of the ownership of Google and YouTube accounts and the ownership of Booth and FANBOX accounts for content sales. The transaction was accounted as an asset acquisition. Related to the acquisition, the Company recognized the advertising expenses of ¥909 thousand in the Statements of Operations.

4. Property and Equipment, Net

As of the dates specified below, property and equipment, net consisted of the following:

	Yen in thousands
	As of September 30,
	2023	2022
Computers	¥366	¥366
Furniture and fixtures	319	—
Total property and equipment	685	366
Less: Accumulated depreciation	(126)	(8)
Total property and equipment, net	¥559	¥358

The Company recognized depreciation expenses on property and equipment of ¥118 thousand and ¥8 thousand for the fiscal years ended September 30, 2023 and 2022, respectively.

BLOOMZ INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Fiscal Years Ended September 30, 2023 and 2022

5. Intangible Assets, Net

As of the dates specified below, intangible assets consisted of the following:

	Yen in thousands
	As of September 30,
	2023	2022
Participation Right	¥28,736	¥8,908
Total intangible assets	28,736	8,908
Less: Accumulated Amortization	(8,551)	(3,625)
Total intangible assets	¥20,185	¥5,283

The Company recognized amortization expenses on intangible assets of ¥4,926 thousand and ¥2,915 thousand for the fiscal years ended September 30, 2023 and 2022, respectively.

6. Leases

The Company has operating leases primarily for office space and equipment. Lease costs are generally fixed, with certain contracts containing variable payments for non-lease costs based on usage and escalations in the lessors’ annual costs.

Lease Period
Printer	March 26, 2018 to March 25, 2024
Office (Ichigaya)	September 17, 2022 to September 30, 2024
Office (Akasaka)	October 1, 2022 to June 30, 2024

As of September 30, 2023 and 2022, the following amounts were recorded on the Consolidated Balance Sheets relating to the Company’s operating leases.

	Yen in thousands
	As of September 30,
	2023	2022
Right-of-Use Assets
Operating lease assets	¥2,774	¥3,895
Lease Liabilities
Operating lease liabilities – Current	¥2,774	¥2,022
Operating lease liabilities – Non-current	—	1,873

Supplemental balance sheet information related to leases consisted of the following:

	As of September 30,
	2023	2022
Remaining lease term and discount rate:
Weighted average remaining lease term (years)	0.9	2.4
Weighted average discount rate	0.05%	0.05%

BLOOMZ INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Fiscal Years Ended September 30, 2023 and 2022

6. Leases (cont.)

Future minimum lease payments under non-cancelable leases as of September 30, 2023, were as follows (in thousand yen):

2024	¥2,774
Total lease payments	2,774
Less amounts representing interest	—
Present value of lease payments	2,774
Less: current portion	(2,774)
Non-current lease liabilities	¥—

7. Fair Value of Financial Instruments

The Company reports financial assets and liabilities and nonfinancial assets and liabilities that are recognized or disclosed at fair value in the consolidated financial statements on a recurring basis in accordance with ASC Topic 820 Fair Value Measurement (“ASC 820”). ASC 820 defines fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities, which are required to be recorded at fair value, the Company considers the principal or most advantageous market in which the Company would transact and the market-based risk measurements or assumptions that market participants would use in pricing the asset or liability, such as inherent risk, transfer restrictions and credit risk.

ASC 820 also establishes a fair value hierarchy, which prioritizes the inputs to valuation techniques used to measure fair value into three levels. U.S. GAAP established a hierarchy framework to classify the fair value based on the observability of significant inputs to the measurement.

The levels of the fair value hierarchy are as follows:

Level 1:	Determined using an unadjusted quoted price in an active market for identical assets or liabilities.
Level 2:	Estimated using inputs other than quoted prices included within Level 1 that are observable, either directly or indirectly.
Level 3:	Estimated using unobservable inputs that are significant to the fair value of the assets or liabilities.

The carrying value of cash and cash equivalents, accounts receivable, other receivable, income tax receivable, deferred costs, deferred offering costs, other current assets, accounts payable, other payable, income taxes payable and deferred revenue approximate their fair value due to their short-term nature.

There were no assets or liabilities measured at fair value on “recurring” basis during the fiscal years ended September 30, 2023 and 2022. Since there is no material difference between the market interest rate and the contract rate, the carrying value of the Company’s debt approximates its fair value as of September 30, 2023 and 2022.

8. Commitments and Contingencies

Guarantees and Commitments

There were no commitments under certain purchase or guarantee arrangements as of September 30, 2023 and 2022.

Legal Matters

From time to time in the normal course of business, the Company may be subject to various legal matters such as threatened or pending claims or proceedings. There were no such material matters as of and for the fiscal years ended September 30, 2023 and 2022.

BLOOMZ INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Fiscal Years Ended September 30, 2023 and 2022

8. Commitments and Contingencies (cont.)

Indemnification

In the ordinary course of business, the Company often includes standard indemnification provisions in its arrangements with third parties. To date, the Company has not paid any material claims or been required to defend any material actions related to its indemnification obligations. However, the Company may record charges in the future as a result of these indemnification obligations.

9. Debt

The Company’s borrowings, including short-term and long-term portions consisted of the following:

				Yen in thousands
				As of September 30,
	Interest Rate		Maturity	2023	2022
Term loan with Japan Finance Corporation	0.46 to 1.36	%	30 – Jun – 29	¥13,770	¥15,810
Total long-term debt				13,770	15,810

Current portion of long-term debt, net of debt issuance costs				(2,040)	(2,040)
Long-term debt, excluding current portion, net of debt issuance costs				¥11,730	¥13,770

The term loan agreement does not contain any financial covenants.

Contractual maturities of long-term debt as of September 30, 2023 are as follows (yen in thousands):

2024	¥2,040
2025	2,040
2026	2,040
2027	2,040
2028	2,040
Thereafter	3,570
Total	¥13,770

10. Net (Loss)/Income per Share

The following table sets forth the computation of basic and diluted net (loss)/income per share:

	Yen in Thousands
	For the fiscal years ended September 30,
	2023	2022
Basic and Diluted Net (Loss)/Income Per Common Share:
Net (loss)/income attributable	¥(15,796)	¥241
Weighted average common shares outstanding	8,456,250	4,500,000
Basic and diluted net (loss)/income per common share	¥(1.87)	¥0.05

BLOOMZ INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Fiscal Years Ended September 30, 2023 and 2022

11. Income Taxes

The components of (loss)/income before income taxes, by geography, consists of the following:

	Yen in thousands
	For the fiscal years ended September 30,
	2023	2022
Japan	¥(15,796)	¥6,751

	Yen in thousands
	For the fiscal years ended September 30,
	2023	2022
Current	¥—	¥6,510
Deferred	—	—
Total	¥—	¥6,510

The Company is subject to national and local income taxes in Japan which, in the aggregate, indicate a statutory rate of approximately 30.62% and 34.6% for the fiscal years ended September 30, 2023 and 2022, respectively. The statutory tax rate in effect for the year in which the temporary differences are expected to reverse is used to calculate the tax effects of temporary differences that are expected to reverse in the future years.

A reconciliation of income tax expense to the amount of income tax benefit at the statutory rate in Japan for the fiscal years ended September 30, 2023 and 2022 is as follows:

	Yen in thousands
	For the fiscal years ended September 30,
	2023	2022
Income tax (benefit)/expense at the statutory rate	¥(4,837)	¥2,335
Increase (reduction) in taxes resulting from:
Change in valuation allowance	3,874	4,127
Rate difference	745	—
Non-deductible expenses	339	111
Other	(121)	(63)
Income tax expense	¥—	¥6,510

Significant components of deferred tax assets and liabilities are as follows:

	Yen in thousands
	As of September 30,
	2023	2022
Deferred tax assets:
Deferred revenue	¥850	¥16,802
Lease liability	849	1,347
Net operating loss carryforwards	9,316	—
Other	1,315	2,933
Total deferred tax assets	12,330	21,082
Deferred tax liabilities:
Deferred costs	—	11,519
Lease asset	849	1,347
Other	1,116	1,725
Total deferred tax liabilities	1,965	14,591
Less: Valuation allowance	(10,365)	(6,491)
Net deferred tax assets/(liabilities)	¥—	¥—

BLOOMZ INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Fiscal Years Ended September 30, 2023 and 2022

11. Income Taxes (cont.)

Due to the Company’s history of net losses and the difficulty in predicting future results, the Company concluded it was not more likely than not that the deferred tax assets would be utilized. Accordingly, it has established a valuation allowance against net deferred tax assets. Significant management judgment is required in determining the Company’s deferred tax assets and liabilities and valuation allowances for the purpose of assessing its ability to realize any future benefit from its net deferred tax assets. The Company intends to maintain this valuation allowance until sufficient positive evidence exists to support the reversal of the valuation allowance. Income tax expense recorded in the future will be reduced to the extent that sufficient positive evidence materializes to support a reversal of, or decrease in, the Company’s valuation allowance. The net changes in the total valuation allowance for net deferred tax assets for the fiscal years ended September 30, 2023 and 2022 consist of the following:

	Yen in thousands
	For the fiscal years ended September 30,
	2023	2022
Valuation allowance at beginning of year	¥6,491	¥2,364
Additions	3,874	4,127
Valuation allowance at end of year	¥10,365	¥6,491

The Company has net operating loss carryforwards of ¥ 30,426 thousand and zero in Japan as of September 30, 2023 and 2022, respectively.

For the fiscal years ended September 30, 2023 and 2022, the Company had no uncertain tax positions anticipated to significantly increase or decrease within 12 months.

Interest and penalties related to income tax matters are recognized as a component of selling, general and administrative expenses in the Statements of Operations, if applicable. The Company did not have any interest or penalties associated with any uncertain tax benefits that have been accrued or recognized as of and for the fiscal years ended September 30, 2023 and 2022.

The Company files national and local income tax returns within Japan. As of September 30, 2023, the Company is not currently, nor has it been, under income tax examination but may be subject to examination in the future. The tax authorities could perform tax examinations on years as early as the tax year ended September 30, 2018.

12. Stockholders’ Equity

Ordinary Share

As of September 30, 2023, the Company had authorized 2,500,000,000,000 Ordinary Shares. Each holder of Ordinary Shares shall be entitled to one vote for each Ordinary Share held as of the record date and shall be entitled to receive dividends, when, as and if declared by the shareholders’ meeting or the board of directors. The total number of Ordinary Shares issued and outstanding as of September 30, 2023 was 11,185,000.

On December 22, 2022, BloomZ Japan’s board of directors approved an issuance of 670 new ordinary shares for an aggregate consideration of ¥33,500 thousand. On April 24, 2023, the Company issued an aggregate of 7,845,000 Ordinary Shares and entered into a share exchange agreement with BloomZ Japan and its shareholders and acquired 1,570 of BloomZ Japan’s ordinary shares from its shareholders in exchange for 7,845,000 Ordinary Shares of the Company. After the share exchange, the total number of issued and outstanding Ordinary Shares of the Company increased from 4,500,000 to 7,850,000.

On May 5, 2023, BloomZ Japan’s board of directors approved an issuance of 667 new ordinary shares for an aggregate consideration of ¥200,100 thousand. On August 25, 2023, the Company issued an aggregate of 3,335,000 Ordinary Shares and entered into a share exchange agreement with BloomZ Japan and its shareholders and acquired 667 of BloomZ Japan’s ordinary shares from BloomZ Japan’s shareholders in exchange for 3,335,000 Ordinary Shares of the Company. After the share exchange, the total number of issued and outstanding Ordinary Shares of the Company increased from 7,850,000 to 11,185,000.

BLOOMZ INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Fiscal Years Ended September 30, 2023 and 2022

13. Related Party Transactions

The Company has the following related party transactions as of September, 2023 and 2022 and for the fiscal years ended September 2023 and 2022:

		Yen in thousands
		As of September 30,
		2023	2022
Related Party Receivables
CyberStep, Inc.	Audio production and talent management service to related party	¥3,214	¥—
Related Party Payables
CyberStep, Inc.	Outsourcing services provided by a related party	—	12,384
Kazusa Aranami (The Company’s CEO and Director)	Outsourcing services provided by a related party	49	—

		Yen in thousands
		For the fiscal years ended September 30,
		2023	2022
Revenue – Related Party
Laughact, Inc.	Internet (VTuber) income	¥—	¥1,011
CyberStep, Inc.	Audio production and talent management income	14,776	6,649
Lode Runner Inc.	Audio production and talent management income	—	10,000
Cost of Revenue – Related Party
CyberStep, Inc.	Outsourcing services provided by a related party	4,033	11,916
Kazusa Aranami	Outsourcing services provided by a related party	1,959	—
Selling, General and Administrative Expenses – Related Party
CyberStep, Inc.	Commission fee to a related party	850	—
Interest expenses – Related Party
CyberStep, Inc.	Interest expenses to a related party	1,633	—

On January 30, 2023, the Company entered into a loan agreement with CyberStep, Inc., the Company’s principal shareholder, for ¥200,000 thousand with a maturity date of January 31, 2025 to obtain support for daily operations and working capital. The interest rate of the loan is 2.0% per annum. The entire outstanding balance of the loan was repaid on June 30, 2023.

14. Consulting Agreement

On January 11, 2023, the Company entered into a Consulting and Services Agreement, as amended on September 14, 2023, with HeartCore. Pursuant to the agreement, the Company agreed to compensate HeartCore with cash consideration of US$500,000 for professional services to be provided by HeartCore in connection with the IPO.

BLOOMZ INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Fiscal Years Ended September 30, 2023 and 2022

15. Subsequent Events

The Company has evaluated subsequent events after the consolidated balance sheet date through March 19, 2024, the date the consolidated financial statements were available for issuance. Management has determined that no significant events or transactions have occurred subsequent to the balance sheet date that require both recognition and disclosure in the consolidated financial statements, except those disclosed below.

On December 11, 2023, the Company’s shareholders approved a sub-division of the Company’s authorized and issued Ordinary Shares at a ratio of 1:5,000, which became effective on December 11, 2023. As a result of the sub-division, the authorized share capital of the Company became US$50,000 divided into 2,500,000,000,000 shares of a par value of US$0.00000002 each, of which 11,185,000 Ordinary Shares were issued and outstanding after the sub-division. The Company believes it is appropriate to reflect the above transactions on a retroactive basis in accordance with ASC 260. All references made to share or per share amounts in the accompanying consolidated financial statements and applicable disclosures have been retroactively adjusted to reflect the 1:5,000 sub-division.

Until [●], 2024 (the 25th day after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

8,244,800 Ordinary Shares

BLOOMZ INC.

Prospectus dated [●], 2024

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of directors and officers, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against the consequences of committing a crime, or against the indemnified person’s own fraud or dishonesty.

Our articles of association provide that we will indemnify every director, secretary, assistant secretary, or other officer for the time being and from time to time of our Company (but not including our auditors) and the personal representatives of the same and from: (a) all actions, proceedings, costs, charges, expenses, losses, damages, or liabilities incurred or sustained by such person, other than by reason of such person’s own dishonesty, willful default, or fraud, in or about the conduct of our business or affairs or in the execution or discharge of that person’s duties, powers, authorities, or discretions; and (b) without limitation to paragraph (a) above, all costs, expenses, losses, or liabilities incurred by such person in defending (whether successfully or otherwise) any civil proceedings concerning us or our affairs in any court, whether in the Cayman Islands or elsewhere.

Pursuant to indemnification agreement filed as Exhibit 10.2 to this registration statement, we will agree to indemnify our directors and officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or officer.

ITEM 7. RECENT SALES OF UNREGISTERED SECURITIES.

During the past three years, we have issued the following securities, which were not registered under the Securities Act. We believe that each of the following issuances was exempt from registration under the Securities Act in reliance on Regulation S under the Securities Act regarding sales by an issuer in offshore transactions. No underwriters were involved in these issuances of securities.

On April 24, 2023, we issued an aggregate of 7,845,000 Ordinary Shares to BloomZ Japan’s shareholders for the exchange of their 100% of the equity interests in BloomZ Japan.

On August 25, 2023, we issued an aggregate of 3,335,000 Ordinary Shares to BloomZ Japan’s shareholders for the exchange of their equity interests in BloomZ Japan, which was issued by BloomZ Japan on May 31, 2023.

On December 11, 2023, the Company’s shareholders approved a sub-division of the Company’s authorized and issued Ordinary Shares at a ratio of 1:5,000, which became effective on December 11, 2023. As a result of the sub-division, the authorized share capital of the Company became US$50,000 divided into 2,500,000,000,000 shares of a par value of US$0.00000002 each, of which 11,185,000 Ordinary Shares were issued and outstanding after the sub-division.

On July 25, 2024, the Company completed its IPO of 1,250,000 Ordinary Shares at a public offering price of $4.30 per share. The gross proceeds raised from the IPO were approximately $5.38 million prior to deducting underwriting discounts and other offering expenses payable by the Company.

On August 26, 2024, we issued 497,400 Ordinary Shares to HeartCore Enterprises, Inc., a Delaware corporation, and 497,400 Ordinary Shares to Spirit Advisors, LLC, a Delaware limited liability company, in consideration of the services they provided to the Company in connection with the Company’s IPO in July 2024.

These shares are presented on a retroactive basis to reflect the sub-division.

ITEM 8. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) Exhibits

See Exhibit Index beginning on page II-4 of this registration statement.

(b) Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the Consolidated Financial Statements or the Notes thereto.

ITEM 9. UNDERTAKINGS.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(a)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(1)	To include any prospectus required by section 10(a)(3) of the Securities Act;

(2)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(3)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(b)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d)	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

(e)	That, for the purpose of determining liability under the Securities Act to any purchaser: each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(f)	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(1)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(2)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(3)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(4)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(g)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(h)	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

EXHIBIT INDEX

Description
3.1	Amended and Restated Memorandum of Association, effective dated December 11, 2023, and Articles of Association, effective dated July 1, 2024 (incorporated by reference to Exhibit 3.1 of our Registration Statement on Form F-1 (File No. 333-275223) initially filed with the Securities and Exchange Commission October 31, 2023)
4.1	Specimen Certificate for Ordinary Shares (incorporated by reference to Exhibit 4.1 of our Registration Statement on Form F-1 (File No. 333-275223) initially filed with the Securities and Exchange Commission October 31, 2023)
5.1*	Opinion of Conyers Dill & Pearman regarding the validity of the Ordinary Shares being registered
10.1	Form of Employment Agreement by and between executive officers and the Registrant (incorporated by reference to Exhibit 10.1 of our Registration Statement on Form F-1 (File No. 333-275223) initially filed with the Securities and Exchange Commission October 31, 2023)
10.2	Form of Indemnification Agreement with the Registrant’s directors and officers (incorporated by reference to Exhibit 10.2 of our Registration Statement on Form F-1 (File No. 333-275223) initially filed with the Securities and Exchange Commission October 31, 2023)
10.3	Form of Director Offer Letter between the Registrant and its directors (incorporated by reference to Exhibit 10.3 of our Registration Statement on Form F-1 (File No. 333-275223) initially filed with the Securities and Exchange Commission October 31, 2023)
10.4	Consulting and Services Agreement dated January 11, 2023 and an Amendment to Consulting and Services Agreement dated September 14, 2023, by and between the Registrant and HeartCore Enterprises, Inc. (incorporated by reference to Exhibit 10.4 of our Registration Statement on Form F-1 (File No. 333-275223) initially filed with the Securities and Exchange Commission October 31, 2023)
10.5	English Translation of Form of Service Agreement (incorporated by reference to Exhibit 10.5 of our Registration Statement on Form F-1 (File No. 333-275223) initially filed with the Securities and Exchange Commission October 31, 2023)
10.6	English Translation of Form of Financial Loan Agreement by and between CyberStep and the Registrant (incorporated by reference to Exhibit 10.1 of our Form 6-K filed with the Securities and Exchange Commission September 5, 2024)
10.7	English Translation of the loan agreement by and between the Registrant and CyberStep dated August 29, 2024 (incorporated by reference to Exhibit 10.1 of our Form 6-K filed with the Securities and Exchange Commission September 5, 2024)
23.1*	Consent of TAAD LLP
23.2*	Consent of Conyers Dill & Pearman (included in Exhibit 5.1)
23.3*	Consent of COACH Legal Professional Corporation
24.1*	Powers of Attorney (included on signature page)
107*	Filing Fee Table

*	Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tokyo, on September 26, 2024.

BloomZ Inc.

By:	/s/ Kazusa Aranami
Kazusa Aranami
Chief Executive Officer, Director, and Chairwoman of the Board of Directors
(Principal Executive Officer)

Powers of Attorney

Each person whose signature appears below constitutes and appoints each of Kazusa Aranami and Minoru Muranaga as attorneys-in-fact with full power of substitution, for him or her in any and all capacities, to do any and all acts and all things and to execute any and all instruments which said attorney and agent may deem necessary or desirable to enable the registrant to comply with the Securities Act, and any rules, regulations, and requirements of the U.S. Securities and Exchange Commission thereunder, in connection with the registration under the Securities Act of securities of the registrant, including, without limitation, the power and authority to sign the name of each of the undersigned in the capacities indicated below to the Registration Statement on Form F-1 (the “Registration Statement”) to be filed with the Securities and Exchange Commission with respect to such securities, to any and all amendments or supplements to such Registration Statement, whether such amendments or supplements are filed before or after the effective date of such Registration Statement, to any related Registration Statement filed pursuant to Rule 462(b) under the Securities Act, and to any and all instruments or documents filed as part of or in connection with such Registration Statement or any and all amendments thereto, whether such amendments are filed before or after the effective date of such Registration Statement; and each of the undersigned hereby ratifies and confirms all that such attorney and agent shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Kazusa Aranami	Chief Executive Officer, Director, and	September 26, 2024
Name: Kazusa Aranami	Chairwoman of the Board of Directors (Principal Executive Officer)

/s/ Minoru Muranaga	Chief Financial Officer	September 26, 2024
Name: Minoru Muranaga	(Principal Accounting and Financial Officer)

/s/ Yuhi Mimura	Director	September 26, 2024
Name: Yuhi Mimura

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of America of BloomZ Inc., has signed this registration statement or amendment thereto in New York, NY on September 26, 2024.

COGENCY GLOBAL INC.
Authorized U.S. Representative

By:	/s/ Colleen A. De Vries
Name:	Colleen A. De Vries
Title:	Sr. Vice President on behalf of Cogency Global Inc.